EX-10.42.3

THIRD AMENDED AND RESTATED MASTER LEASE AGREEMENT

BY

VENTAS REALTY, LIMITED PARTNERSHIP
AND

VENTAS FRAMINGHAM, LLC,

AS LANDLORD

AND

SUMMERVILLE 3, LLC,
SUMMERVILLE 5 LLC,
SUMMERVILLE 14 LLC,
SUMMERVILLE 15 LLC,
SUMMERVILLE 16 LLC,
SUMMERVILLE 17 LLC,
SW ASSISTED LIVING, LLC,
SUMMERVILLE AT MENTOR, LLC,
SUMMERVILLE AT HERITAGE PLACE, LLC,
SUMMERVILLE AT ATHERTON COURT LLC,
SUMMERVILLE AT BARRINGTON COURT LLC,
SUMMERVILLE AT ROSEVILLE GARDENS LLC,
AND
SUMMERVILLE AT GOLDEN POND LLC,

AS TENANT

DATED AS OF JULY 25, 2008

TABLE OF CONTENTS

1	Leased Property; Term; Joint and Several Liability; Limitation on Rights.		2
	1.1	Leased Property	2
	1.2	Term	3
	1.3	Joint and Several Liability; Limitation on Rights	4
	1.4	Medicare; Medicaid; CON	4
	1.5	Amended and Restated Lease	4
2	Definitions		5
3	Rent.		6
	3.1	Fixed Rent.	6
	3.2	Additional Rent	8
	3.3	Escrow Deposits	10
	3.4	Security Deposit.	11
	3.5	Net Lease	14
	3.6	Emeritus Guaranty	14
4	Impositions.		14
	4.1	Payment of Impositions	14
	4.2	Notice of Impositions	15
	4.3	Adjustment of Impositions	15
5	No Affect or Impairment, etc		15
6	Premises; Tenant's Personal Property.		16
	6.1	Ownership of the Premises	16
	6.2	Tenant's Personal Property	16
	6.3	Landlord's Personal Property	16
7	Condition and Use of Each Leased Property.		16
	7.1	Condition of Each Leased Property	16
	7.2	Use of Each Leased Property.	17
	7.3	Authorization Collateral	17
	7.4	Granting of Easements, etc	18
8	Negative and Affirmative Covenants of Tenant.		18
	8.1	Negative Covenants	18
	8.2	Affirmative Covenants	22
	8.3	Authorization Non-Compliance	25
9	Maintenance of Facilities.		26
	9.1	Maintenance and Repair.	26
	9.2	Encroachments	27
10	Tenant's Representations and Warranties		27

	10.1	Organization and Good Standing	27
	10.2	Power and Authority	28
	10.3	Enforceability	28
	10.4	Consents	28
	10.5	No Violation	28
	10.6	Reports and Statements	28
	10.7	No Default	28
	10.8	Adverse Matters	28
	10.9	Certification	29
	10.10	No Reimbursement Audits or Appeals	29
	10.11	No Recoupments Efforts	29
	10.12	Professional Liability Reserves	29
	10.13	Primary Intended Use	29
	10.14	Compliance with Laws	29
	10.15	Ownership of Authorizations	30
	10.16	Third Party Payor Programs	30
11	Alterations.		30
	11.1	Alterations	30
	11.2	Construction Requirements for all Alterations	30
	11.3	Capital Expenditures Account.	32
	11.4	Annual Capital Expenditure Budget	35
12	Liens		36
13	Permitted Contests		36
14	Insurance.		37
	14.1	General Insurance Requirements	37
	14.2	Policies; Certificates	39
	14.3	Blanket and Loss Limit Policies	39
	14.4	Additional Insured; No Separate Insurance	39
	14.5	Policy Requirements	40
	14.6	Evidence of Compliance	40
	14.7	Foreclosure; Transfer	40
	14.8	Insurance Company	40
	14.9	Terrorism	41
15	Damage and Destruction.		41
	15.1	Notice of Casualty	41
	15.2	Substantial Destruction	41
	15.3	Partial Destruction	42
	15.4	Restoration.	42
	15.5	Disbursement of Insurance Proceeds	43
	15.6	Insufficient Proceeds/Risk of Loss	43
	15.7	Excess Proceeds	43
	15.8	Landlord's Inspection	44

	15.9	Not Trust Funds	44
	15.10	Waiver	44
	15.11	Facility Mortgagee	44
16	Condemnation.		44
	16.1	Parties' Rights and Obligations	44
	16.2	Total Taking	44
	16.3	Partial Taking	45
	16.4	Restoration	45
	16.5	Temporary Taking	45
17	Default.		45
	17.1	Events of Default	45
	17.2	Remedy Election	48
	17.3	Certain Remedies	49
	17.4	Damages	49
	17.5	Waiver; Mitigation	50
	17.6	Application of Funds	50
	17.7	Nature of Remedies	51
	17.8	No Mediation or Arbitration	51
	17.9	Deletion of Properties	51
	17.10	Purchase Agreements	52
	17.11	Three Year Loan	53
18	Landlord's Right to Cure Tenant's Default		54
19	Holding Over		54
20	Subordination.		55
	20.1	Subordination	55
	20.2	Attornment	55
	20.3	Mortgagee Cure Rights	55
	20.4	Modifications	56
21	Property and Accounts Collateral.		56
	21.1	Landlord's Security Interest	56
	21.2	Accounts Receivable Financing	57
22	Risk of Loss		57
23	Indemnification		57
24	Assignment; Sublease.		58
	24.1	Assignment; Sublease.	58
	24.2	Attornment	63
	24.3	Sublease Limitation	64
	24.4	Release	64

25	Financial Statements and Reporting.		64
	25.1	Maintenance of Books and Records	64
	25.2	Annual Financial Information	64
	25.3	Quarterly Financial Information	65
	25.4	Certifications of Compliance	65
	25.5	Annual Budgets	65
	25.6	Monthly Financial Information	65
	25.7	Authorizations	66
	25.8	Actuarial Reports	66
	25.9	Notices/Inspection Reports from Governmental Authorities	66
	25.10	Financial Statements of Guarantor	66
	25.11	Estoppel Certificates	66
	25.12	Supplemental Information	67
	25.13	Quarterly Meetings; Facility Level Meetings and Reviews	67
	25.14	Format	67
26	Landlord's Right to Inspect		67
27	No Waiver		68
28	Single Lease		68
29	Acceptance of Surrender		68
30	No Merger of Title		68
31	Conveyance by Landlord		68
32	Quiet Enjoyment		69
33	Notices		69
34	General REIT Provisions		70
35	Transfer of Tenant's Personal Property		70
36	Compliance With Environmental Laws.		71
	36.1	Hazardous Substances	71
	36.2	Remediation; Notification	71
	36.3	Indemnity	72
	36.4	Environmental Inspection	72
	36.5	Removal	72
37	Operational Transfer.		73
	37.1	Exercise; Transfer of Authorizations.	73
	37.2	Reasonable Assistance	74
	37.3	Facility Termination; Limited Term Contraction Right; Limited Extended Operation by Tenant.	75

	37.4	Use of Tenant's Names	76
38	Non-Recourse		76
39	Combination of Leases		77
	39.1	Section 39 Lease	77
	39.2	Additional Properties	77
	39.3	Combination Lease	79
	39.4	Section 39 Date	79
	39.5	Additional Actions	80
40	New Lease		80
	40.1	New Lease Terms	80
	40.2	Amendments to this Lease	81
	40.3	Effective Date	82
	40.4	Other Undertakings	82
41	Intentionally Omitted.		82
42	Miscellaneous.		82
	42.1	Survival	82
	42.2	Non-Business Day Payments	82
	42.3	Brokers	82
	42.4	Headings	83
	42.5	Counterparts	83
	42.6	Integration; Modification; Interpretation	83
	42.7	Time of Essence	83
	42.8	Force Majeure	83
	42.9	Severability; Maximum Rate	84
	42.10	Governing Law; Venue	84
	42.11	Waiver of Trial by Jury	84
	42.12	Waivers; Forbearance	84
	42.13	Binding Character	85
43	Renewal Options.		85
	43.1	Exercise of Renewal Options	85
	43.2	Renewal Terms	85
	43.3	Fair Market Rental Determination	85
	43.4	Intentionally Omitted.	85
	43.5	Other Leases	85
44	Option to Purchase and Right of First Offer.		86
	44.1	Option Terms	86
	44.2	Other Leases with Option Provision	86
	44.3	Right of First Offer	87
45	Special Purpose Entity Obligations		89

46	Memorandums of Lease		89
47	Confidentiality.		89
	47.1	Confidentiality	89
	47.2	Permitted Disclosures	89
	47.3	Information	90
	47.4	Excluded Information	91
	47.5	Injunctive Relief	91
	47.6	Suspension Period	91
	47.7	Disclosure Notice	91
48	State Specific Provisions		91
	48.1	Connecticut.	91
	48.2	California.	92
49	Intentionally Omitted.		95
50	Restrictive Covenants		95

LIST OF SCHEDULES AND EXHIBITS
Schedule 1	-	Facilities, Tenants and Landlords
Schedule 3.1.1	-	Wiring Instructions
Schedule 3.1.2	-	Fixed Rent Amounts and Rent Escalations
Schedule 7.3	-	Authorization Collateral
Schedule 10.4	-	Consent
Schedule 10.8	-	Adverse Matters
Schedule 10.13	-	Primary Intended Uses
Schedule 11.3.1	-	Section 11.3.1 Example
Schedule 17.1.13	-	Licensed Beds / Licensed Units
Exhibit A	-	Addresses of the Leased Properties
Exhibits A-1 through A-14	-	Legal Descriptions of the Land
Exhibit B	-	Definitions
Exhibit C	-	Base Year Patient Revenues
Exhibit D	-	Officer’s Certificate
Exhibit E	-	Estoppel Certificates
Exhibit F	-	Subordination of Management Agreement
Exhibit G	-	Appraisals
Exhibit H	-	Option to Purchase
Exhibit I	-	Special Purpose Entity Obligations
Exhibit J	-	Restrictive Covenants
Exhibit K	-	Lease Guaranty
Exhibit L	-	Emeritus Guaranty

THIRD AMENDED AND RESTATED MASTER LEASE AGREEMENT

This THIRD AMENDED AND RESTATED MASTER LEASE AGREEMENT (this agreement, as it may be amended, restated, renewed, supplemented, extended or replaced by the parties hereto from time to time, this “Lease”) is made and entered into as of July 25, 2008 (the “Effective Date”), between VENTAS REALTY, LIMITED PARTNERSHIP, a Delaware limited partnership (“VR Landlord”), and VENTAS FRAMINGHAM, LLC, a Delaware limited liability company (“Farmingham Landlord”, and together with VR Landlord, and their respective successors and assigns, individually and collectively, “Landlord”), and each of the entities identified on Schedule 1 attached hereto, as the same may be modified (including the addition of other tenants) from time to time pursuant to Section 17, Section 39 or Section 40 of this Lease (together with their permitted successors and assigns, individually and collectively, “Tenant”).

RECITALS:

WHEREAS, Landlord owns the real property described by the common addresses set forth on Exhibit A attached hereto and legally described in Exhibits A-1 through A-14 attached hereto; and

WHEREAS, SW Assisted Living, LLC; Summerville at Mentor, LLC; Summerville at Heritage Place, LLC; Summerville at Barrington Court LLC; Summerville at Atherton Court LLC; Summerville at Roseville Gardens LLC; and Summerville at Golden Pond LLC (collectively, the “Mentor Tenants”) entered into that certain Second Amended and Restated Master Lease Agreement dated as of April 20, 2006 (the “Mentor Master Lease”), pursuant to which VR Landlord leased to the Mentor Tenants those certain Facilities set forth, along with the corresponding Tenant, on Schedule 1 as Facility Nos. 1 through 7 (collectively, the “Mentor Properties”) located on the real property legally described in, respectively, Exhibits A-1 through A-7 attached hereto; and

WHEREAS, Summerville 3, LLC; Summerville 5 LLC; Summerville 14 LLC; Summerville 15 LLC; Summerville 16 LLC; and Summerville 17 LLC (collectively, the “Farm Pond Tenants”) entered into that certain Second Amended and Restated Master Lease Agreement – Farm Pond dated as of March 24, 2006 (the “Farm Pond Master Lease”), pursuant to which Landlord leased to the Farm Pond Tenants those certain Facilities set forth, along with the corresponding Tenant, on Schedule 1 as Facility Nos. 8 through 14 (collectively, the “Farm Pond Properties”) located on the real property legally described in, respectively, Exhibits A-8 through A-14 attached hereto; and

WHEREAS, Summerville Senior Living, Inc., a Delaware corporation (“Summerville”, and together with its permitted successors and assigns, the “Previous Guarantor”) entered into that certain Guaranty dated as of April 20, 2006, and that certain Second Amended and Restated Indemnification Agreement dated as of March 24, 2006 (collectively, the “Previous Guaranties”), each for the benefit of Landlord; and

WHEREAS, Landlord alleged that events of default arose under the Mentor Master Lease, the Farm Pond Master Lease and the Previous Guaranties as set forth in that certain letter (the “Forbearance Letter”) dated May 10, 2007 from VR Landlord to the Previous Guarantor

(the alleged events of default, as described in the Forbearance Letter, are referred to herein as the “Forbearance Events”); and

WHEREAS, Previous Guarantor, formerly the indirect owner of each Tenant, and certain other persons and entities entered into that certain Agreement and Plan of Merger dated as of March 29, 2007 with Emeritus Corporation (“Emeritus,” and collectively with its affiliates, successors and assigns, the “Purchaser”) pursuant to which, through a series of transactions, Purchaser acquired Previous Guarantor and thereby, indirectly, all of the interests of the Previous Guarantor, direct and indirect, in each Tenant (the “Acquisition”); and

WHEREAS, the Mentor Master Lease created certain option rights relative to the Mentor Properties and the Farm Pond Master Lease created certain right of first offer rights relative to the Farm Pond Properties, but such option and right of first offer rights were personal to Tenant, not transferable and not applicable upon the occurrence of an Event of Default under such leases; and

WHEREAS, Landlord is willing to waive any claim of default with respect to the Forbearance Events and allow the aforesaid option and right of first offer rights to remain in this Lease and not to be terminated, notwithstanding the Acquisition and the existence of the Forbearance Events, subject to Tenant’s entry into, and the terms and conditions of, this Lease; and

WHEREAS, Landlord and Tenant desire to combine, amend and restate the Mentor Master Lease and Farm Pond Master Lease in order to document Landlord’s waiver of any claim of default with respect to the Forbearance Events, as requested by Previous Guarantor and Purchaser, to document certain terms that Landlord will require as consideration for its aforesaid waiver and as conditions precedent thereto and otherwise as a result of the Forbearance Events and to document certain other agreements between Landlord and Tenant relative to the combination of the Mentor Master Lease and Farm Pond Master Lease; and

WHEREAS, Landlord desires to lease the Premises to Tenant, and Tenant desires to lease the Premises from Landlord; and

WHEREAS, as of the Effective Date, Emeritus (together with its permitted successors and assigns, the “Emeritus Guarantor”) is entering into a Guaranty for the benefit of Landlord (as amended, restated, renewed, supplemented, extended or replaced from time to time, the “Emeritus Guaranty”) in the form attached hereto as Exhibit L; and

NOW, THEREFORE, Landlord and Tenant hereby agree upon the leasing and demising of the Premises by Landlord to Tenant, and combine, amend and restate the Mentor Master Lease and the Farm Pond Master Lease, upon the terms and conditions of this Lease.

1. Leased Property; Term; Joint and Several Liability; Limitation on Rights.

1.1 Leased Property.  Effective as of the Commencement Date applicable to each Leased Property as set forth on Schedule 1, upon and subject to Section 1.3 below and to the other terms and conditions hereinafter set forth, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, all of the following:

1.1.1 Land.  The parcels of land more particularly described in Exhibits A-1 through A-14 attached hereto, together with all easements and interests appurtenant thereto (collectively, the “Land”; each parcel of Land described in such Exhibits A-1 through A-14, as amended from time to time, together with such appurtenances with respect to such parcel, being referred to herein as a “Leased Land”);

1.1.2 Leased Improvements.  All buildings, structures, Fixtures (as hereinafter defined) and other improvements of every kind, including, but not limited to, alleyways, sidewalks, utility pipes, conduits and lines, parking areas and roadways appurtenant to such buildings and structures situated upon the Land as of the date hereof and Alterations upon the Land (collectively, the “Leased Improvements”);

1.1.3 Intangible Property.  The interest, if any, of Landlord in and to any of the following intangible property owned by Landlord in connection with the Land and the Leased Improvements (collectively, the “Intangibles”): (i) to the extent assignable or transferable, the interest, if any, of Landlord in and to each and every guaranty and warranty concerning the Leased Improvements, including, without limitation, any roofing, air conditioning, heating, elevator and other guaranty or warranty relating to the construction, maintenance or repair of the Leased Improvements or any portion thereof; and (ii) the interest, if any, of Landlord in and to all Authorizations to the extent the same can be assigned or transferred in accordance with applicable law; and

1.1.4 Landlord’s Personal Property.  All tangible personal property owned by Landlord and located at the Land or the Leased Improvements (together with any replacements thereof pursuant to Section 6.3 below, “Landlord’s Personal Property”).

SUBJECT, HOWEVER, to the Permitted Encumbrances (as hereinafter defined).

1.2 Term.  Landlord hereby leases the Premises to Tenant for (i) an initial term (the “Initial Term”), as to each Leased Property, commencing as of the Commencement Date applicable to such Leased Property as set forth on Schedule 1 and expiring at midnight on the expiration date set forth on Schedule 1 as to such Leased Property (the “Initial Expiration Date”) and (ii) as to each Leased Property, the Extended Terms provided for in Section 43, unless this Lease is sooner terminated as provided herein.  In the case of each Leased Property, the Initial Term applicable thereto, as extended pursuant to Section 43 hereof and as revised as to such Leased Property pursuant to any applicable Landlord Contraction(s) (as defined below), is referred to as the “Term” for such Leased Property.  Landlord shall have the limited right to contract the Term (each, a “Landlord Contraction”) as to each Leased Property in order to facilitate an Operational Transfer pursuant to Section 37.  In the case of each Leased Property, the Initial Expiration Date applicable thereto, as extended pursuant to Section 43 hereof and as revised as to such Leased Property pursuant to any applicable Landlord Contraction(s), is herein referred to as the “Expiration Date” for such Leased Property.  Landlord and Tenant acknowledge and agree that (i) as provided on Schedule 1 and/or on account of any Landlord Contraction(s) as to a particular Leased Property(ies), individual Leased Properties will have applicable thereto different Expiration Dates and (ii) Tenant may be obligated to operate a particular Leased Property(ies) beyond the Expiration Date(s) applicable thereto in accordance with Section 37.

1.3 Joint and Several Liability; Limitation on Rights.  Notwithstanding anything contained herein to the contrary, if there is at any time more than one person or entity constituting the “Tenant” hereunder, each such person or entity shall be jointly and severally liable for the payment and performance of all obligations and liabilities of Tenant hereunder, including, without limitation, the obligations and liabilities of each other Tenant hereunder, including, without limitation, each such other Tenant’s obligation to pay Rent hereunder; provided, however, that, without limitation of the joint and several nature of the obligations of each Tenant hereunder, the possessory and leasehold rights that are created by this Lease shall be limited and confined in the case of each Tenant to the applicable Facility(ies) identified as being leased to and to be operated by such Tenant on Schedule 1 attached hereto, the Leased Land on which such Facility is located and the Intangibles and Landlord’s Personal Property that specifically relate to such Leased Land.  If there is at any time more than one person or entity constituting “Landlord” hereunder, then, subject to and without limitation of Section 31 and Section 38 hereof, each such person or entity shall be jointly and severally liable for the payment and performance of all obligations and liabilities of Landlord hereunder.

1.4 Medicare; Medicaid; CON.  Tenant acknowledges that, at present, assisted living facilities and independent living facilities do not participate in Medicare or, except in the case of the Golden Pond Property, Medicaid, and are not regulated or inspected by Governmental Authorities or other Persons administering Third Party Payor Programs to the same degree and extent as hospitals and/or skilled nursing facilities (e.g. through the issuance of certificates of need, periodic surveys of the quality of care, issuance of deficiency reports, assignment of deficiency ratings of a particular scope or severity or constituting immediate jeopardy events, etc.), and agrees that, in the event that, during the Term, any of the Leased Properties determines to participate in Medicare or, other than the Golden Pond Property, Medicaid, and/or becomes subject to increased levels of regulation or inspection by Governmental Authorities or any of the other aforesaid Persons, Landlord shall be entitled from time to time to impose, and Tenant shall be obligated to comply with, such additional covenants and other obligations relating to the Leased Properties and Tenant’s leasing and operation thereof as Landlord or its Affiliates customarily impose upon tenants entering into new leases with Landlord or its Affiliates for properties like the Leased Properties and/or as Landlord from time to time determines, in its reasonable discretion, are consistent with the practices of commercial landlords entering into new leases for properties like the Leased Properties.

1.5 Amended and Restated Lease.  This Lease combines, amends and restates the Mentor Master Lease and Farm Pond Master Lease in their entirety and shall govern and control as to all events, acts, omissions, liabilities and obligations first occurring, arising or accruing from and after the Effective Date.

1.5.1 Without limitation of the other provisions of this Section 1.5, the terms of the Mentor Master Lease and the Farm Pond Master Lease shall continue to govern and control as to all events, acts, omissions, liabilities and obligations occurring, arising and accruing prior to the Effective Date, provided that, in the event that (i) prior to the Effective Date, (a) a default or breach of the terms of the Mentor Master Lease or the Farm Pond Master Lease shall have occurred, (b) any act, event or omission to act shall have occurred, or circumstance shall have arisen, relative to any Legal Requirement, Authorization, or Permitted Encumbrance affecting any of the Leased Properties that is or is potentially adverse to Landlord or Tenant, or (c) any casualty or condemnation shall have occurred relative to any of the Leased

Properties, and (ii) as of the Effective Date, such default or breach remains uncured or such act, event, omission to act or circumstance continues to be adverse or potentially adverse to Landlord or Tenant or such casualty or condemnation has not been fully repaired and restored with all claims on account thereof finally settled and paid and with the affected Leased Property re-opened for use in accordance with its Primary Intended Use and the other provisions of this Lease, the provisions of this Lease relative to cure periods, whether and when an Event of Default shall be deemed to have occurred, rights and remedies on account of any breach or default or Event of Default, contest rights, Lease enforcement rights, casualty, condemnation, insurance and indemnification shall govern and control.  Subject to the foregoing, (x) any breach or default that occurred, arose or accrued under the Mentor Master Lease or the Farm Pond Master Lease prior to the Effective Date and was not cured prior to such date is, and shall be deemed to be, a breach or default under this Lease, to which the cure periods, rights and remedies and other provisions of this Lease referenced in the preceding sentence shall be applicable, and (y) with respect to any breach or default described in subsection (x) above, although the cure periods, rights and remedies and other provisions of this Lease referenced in the preceding sentence shall be applicable, the portion of any cure period under the Mentor Master Lease or the Farm Pond Master Lease that has elapsed as of the Effective Date shall be counted in determining whether and when the applicable cure period under this Lease has expired (for example, if (A) a breach or default occurs under the Mentor Master Lease prior to the Effective Date, (B) such breach or default remains uncured as of the Effective Date, (C) Tenant receives from Landlord a written notice of default relative thereto prior to the Effective Date, and (D) by the terms of this Lease, for a breach or default of the nature assumed in this example a cure period of thirty (30) days following Tenant’s receipt of written notice of default is allowed prior to such breach or default becoming an Event of Default under this Lease, then, as to such breach or default, an Event of Default shall occur if such breach or default is not cured on or prior to the thirtieth (30th) day following Tenant’s receipt of the aforesaid notice of default, notwithstanding that such notice was received prior to the Effective Date).

1.5.2 Each of Landlord and Tenant hereby represents and warrants to the other party that, as of the Effective Date, it has not issued to such other party any notice of default under this Lease by such other party that has not been cured or, as and to the extent set forth in Section 24.1.8, waived by the issuing party.

2. Definitions.  For all purposes of this Lease, except as otherwise expressly provided or unless the context otherwise requires, (i) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP, (ii) all references in this Lease to designated “Sections”, “Subsections” and other subdivisions are to the designated Sections, Subsections and other subdivisions of this Lease, (iii) the words “herein”, “hereof” and “hereunder” and other words of similar import mean and refer to this Lease as a  whole and not to any particular Section, Subsection or other subdivision, (iv) the terms defined in Exhibit B attached hereto have the meanings assigned to them in such exhibit and include the plural as well as the singular and (v) without limitation of the definition of “Unit” set forth in Exhibit B attached hereto, all references in this Lease to “licensed beds” or words of similar import mean and refer, in the case of each Leased Property, to licensed beds or licensed units, and all references in this Lease to “operational beds” or words of similar import mean and refer, in the case of each Leased Property, to operational beds or operational units, in each case as applicable depending upon, and to the extent, if any, affected by, the particular licensing measure used by the responsible Governmental Authorities in regulating Facilities operated for the Primary

Intended Use that is applicable to such Leased Property (e.g. in some states, assisted living facilities are issued licenses for a specified number of beds and in other states they are issued licenses for a specified number of units).

3. Rent.

3.1 Fixed Rent.

3.1.1 Rental Payments.  Tenant shall pay to Landlord, in advance and without demand, on or prior to the fifth (5th) day of each calendar month (or the next Business Day, if such 5th day is not a Business Day) during the Term, in lawful money of the United States of America, by wire transfer and pursuant to the wiring instructions attached hereto as Schedule 3.1.1, or at such place, by such means or to such Person(s) as Landlord from time to time may designate in writing, the Fixed Rent (and Additional Rent in those instances described in Section 3.3 below) payable in respect of such month.  Landlord may, by written notice to Tenant at any time and from time to time, elect to require that Rent (or portions thereof designated by Landlord) owing hereunder be paid to a lock box.  Fixed Rent (and Additional Rent in those instances described in Section 3.3 below) shall be paid in equal, consecutive monthly installments; provided, however, that the last monthly payment of Fixed Rent (and the aforesaid Additional Rent) shall be prorated as to any partial month.

3.1.2 Rental Amounts.  Fixed Rent as of the Effective Date shall equal Fifteen Million Nine Hundred Sixty Seven Thousand One Hundred Thirty Eight and 2/100 Dollars ($15,967,138.02) in aggregate, and, without limitation of Section 1.3 or Section 28 hereof, such Fixed Rent shall be allocated or attributed for certain purposes of this Lease to the Leased Properties in the respective amounts set forth in Schedule 3.1.2 attached hereto.  Commencing upon the date, as to each Tenant and its respective Leased Property, set forth in Schedule 3.1.2 (the “Rent Escalation Date”), and upon the applicable Rent Escalation Date of each calendar year thereafter during the applicable Term, the Fixed Rent applicable to each Leased Property for the ensuing Lease Year shall be an amount equal to the sum of (x) the Prior Period Fixed Rent applicable to such Lease Year and such Leased Property, plus (y) the product of (a) the Prior Period Fixed Rent applicable to such Lease Year and such Leased Property and (b) provided the Rent Escalation Condition has been satisfied with respect to such Lease Year for the Premises, the amount equal to the greater of:

3.1.2.1 In the case of any Lease Year of the Initial Term of this Lease as it applies to any Leased Property, (1) the percentage amount applicable to such Leased Property as set forth on Schedule 3.1.2 (the “Minimum Rent Escalation Amount”) or (2) seventy-five percent (75%) of the CPI Increase, expressed as a percentage, for the Lease Year for which such calculation is being performed.

3.1.2.2 In the case of any Lease Year of the first or second Extended Term of this Lease as it applies to any Mentor Property, (1) the Minimum Rent Escalation Amount or (2) seventy-five percent (75%) of the CPI Increase, expressed as a percentage, for the Lease Year for which such calculation is being performed, provided, however, that, in the case of the first Lease Year of any Extended Term of this Lease as it applies to any Mentor Property, the Fixed Rent for such Lease Year shall equal the greater of (i) the aforesaid sum of (x) plus (y) referenced above (with the product referenced in (y) calculated as described in this Section 3.1.2.2) for such Lease Year or (ii) the Fair Market Rental as determined in accordance with Section 43.2 and Section 43.3 hereof.

3.1.2.3 In the case of any Lease Year of the first or second Extended Term of this Lease as it applies to any Farm Pond Property, (1) the Minimum Rent Escalation Amount or (2) seventy-five percent (75%) of the CPI Increase, expressed as a percentage, for the Lease Year for which such calculation is being performed, provided, however, that (A) in the case of the first Lease Year of the first Extended Term of this Lease as it applies to any Farm Pond Property, the Fixed Rent for such Lease Year shall equal one hundred five percent (105%) of the Prior Period Fixed Rent for such Lease Year, and (B) in the case of the first Lease Year of the second Extended Term of this Lease as it applies to any Farm Pond Property, the Fixed Rent for such Lease Year shall equal the greater of (i) one hundred three percent (103%) of the Prior Period Fixed Rent for such Lease Year or (ii) the Fair Market Rental as determined in accordance with Section 43.2 and Section 43.3 hereof.

3.1.2.4 Notwithstanding anything contained herein to the contrary, if the Rent Escalation Condition fails with respect to any one or more Lease Years applicable to any Leased Property(ies), the Fixed Rent determined for the next Lease Year with respect to which the Rent Escalation Condition is satisfied shall be determined as if the Rent Escalation Condition had been satisfied for all previous Lease Years and as to all Leased Properties and the Fixed Rent had been escalated pursuant to, and in accordance with, the terms of this Section 3.1.2 for all prior Lease Years and as to all Leased Properties.  By way of illustration only, if:  (I) the Rent Escalation Condition has failed for both the Lease Year commencing as of October 1, 2009 and the Lease Year commencing as of October 1, 2010; but (II) the Rent Escalation Condition is satisfied for the Lease Year commencing as of October 1, 2011, the Fixed Rent for the Lease Year commencing as of October 1, 2011 shall be determined, and the Fixed Rent for all other Lease Years shall be adjusted in mid-Lease Year as of October 1, 2011, as if the Rent Escalation Condition for the two preceding Lease Years commencing October 1 (and all other prior Lease Years commencing on a different calendar date) had been satisfied as to all Leased Properties such that, for example, the Fixed Rent for the Lease Year commencing as of October 1, 2011 shall include, and be determined on the basis of, the escalations for all prior Lease Years which would have occurred pursuant to this Section 3.1.2 had the Rent Escalation Condition for all prior Lease Years and as to all Leased Properties been satisfied.

3.1.3 Fixed Rent Determinations.  Promptly after the publication of the Cost of Living Index for the month that is one (1) month prior to the month containing the last day of any Lease Year (e.g., the month of August, in the case of a Lease Year ending on September 30), Landlord shall calculate the CPI Increase and the Fixed Rent applicable to each Leased Property that has its applicable Lease Year ending on the aforesaid last day for the next Lease Year and submit such determination of Fixed Rent applicable to such Leased Property(ies) for Tenant’s approval, which determination shall be deemed approved, absent written notice from Tenant setting forth with reasonable specificity and detail any manifest errors in such determination by Landlord within thirty (30) days after its submission to Tenant.  In the event Landlord and Tenant are unable to determine Fixed Rent applicable to such Leased Property(ies) for any Lease Year on or prior to the commencement of such Lease Year, Tenant shall pay Fixed Rent applicable to such Leased Property(ies) for such Lease Year assuming an increase over the Prior Period Fixed Rent applicable to such Lease Year and such Leased Property(ies) calculated pursuant to the applicable Minimum Rent Escalation Amount for each such Leased Property until the correct Fixed Rent applicable to such Leased Property(ies) is determined for such Lease Year.  If the Fixed Rent applicable to such Leased Property(ies) ultimately determined for any such Lease Year exceeds the assumed amount, Tenant shall pay any deficiency, together with interest thereon at the Prime Rate, with the first installment of Fixed Rent owing after such determination is made.  If the Fixed Rent applicable to such Leased Property(ies) ultimately determined for any such Lease Year is less than the assumed amount, any excess amounts paid by Tenant on account of the Fixed Rent for such Lease Year shall be credited against the next installment(s) of Fixed Rent due and owing hereunder.  At either party’s written request, following the determination of Fixed Rent for a particular Lease Year and applicable to a particular Leased Property(ies), both parties shall, not later than five (5) Business Days after the non-requesting party’s receipt of such request, execute and enter into a written instrument memorializing the amount of the Fixed Rent for the Premises and the respective amounts thereof that are applicable to each Leased Property.

3.2 Additional Rent.  In addition to Fixed Rent, Tenant shall pay and discharge as and when due and payable the following (collectively “Additional Rent”) (any costs or expenses paid or incurred by Landlord on behalf of Tenant that constitute Additional Rent shall be reimbursed by Tenant to Landlord within fifteen (15) days after the presentation by Landlord to Tenant of invoices therefor):

3.2.1 Impositions.  Subject to the escrow provisions contained in Section 3.3 below and to the provisions of Section 13 below, Tenant shall pay all Impositions when due, and regardless of the period to which they relate, and in any event before any fine, penalty, interest or cost may be added for non-payment, such payments to be made directly to the taxing authorities where feasible.  Tenant shall, promptly upon request, furnish to Landlord copies of official receipts or other satisfactory evidence of such payments.  If any such Imposition may, at the option of the taxpayer, lawfully be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Tenant may exercise the option to pay same (and any accrued interest on the unpaid balance of such Imposition) in installments (provided no such installments shall extend beyond the Term) and, in such event, shall pay such installments during the Term before any fine, penalty, premium, further interest or cost may be added thereto.

3.2.2 Utility Charges.  Tenant shall pay any and all charges for electricity, power, gas, oil, water, sanitary and storm sewer, refuse collection, medical waste disposal and other utilities used or consumed in connection with each Leased Property during the Term.  In the event Landlord is billed directly by any utility company for any utilities or services supplied to Tenant during the Term, Landlord shall send Tenant the bill and, provided Tenant receives the bill on a timely basis from Landlord, Tenant shall pay the same before it is due.  Landlord shall have no obligation or liability with respect to any interruption or failure in the supply of any such utilities.

3.2.3 Insurance Premiums.  Tenant shall pay all premiums for the insurance coverage required to be maintained pursuant to Section 14 hereof.

3.2.4 Other Charges.  Tenant shall pay all other amounts, liabilities, obligations, costs and expenses paid or incurred with respect to the ownership, repair, replacement, restoration, maintenance and operation of the Premises.

3.2.5 Late Payment of Rent.  If any installment of Fixed Rent or Additional Rent (but only as to those Additional Rent payments that are payable directly to Landlord or Landlord’s agent or assignee) shall not be paid on its due date, Tenant shall pay to Landlord for such overdue installment, on demand, (i) interest computed at the Overdue Rate on the amount of such installment, from the due date of such installment to the date of payment thereof, plus (ii) an administrative fee of One Thousand Dollars ($1,000.00).  In the event of any failure by Tenant to pay any Additional Rent when due, Tenant shall in addition promptly pay and discharge, as Additional Rent, every fine, penalty, interest and cost that may be added for non-payment or late payment of such items.

3.2.6 Consent Expenses.  Tenant shall pay, as Additional Rent, on behalf of Landlord, or reimburse Landlord for, any and all actual, reasonable out-of-pocket costs or expenses paid or incurred by Landlord, including, without limitation, reasonable attorneys’ fees, in connection with any of the following activities undertaken by or on behalf of Landlord under this Lease:  (i) any inspections performed by Landlord or any of Landlord’s Representatives pursuant to any inspection rights granted hereunder relative to any restoration work performed on account of any Casualty or Condemnation; (ii) any inspections performed by Landlord or any of Landlord’s Representatives of one or more Leased Properties pursuant to any inspection rights granted hereunder (other than the inspection rights referenced in subsection (i) above) (provided, however, that Tenant’s payment/reimbursement obligation pursuant to this subsection (ii) shall be limited to Two Thousand Dollars ($2,000.00) in the aggregate each calendar year during the Term); (iii) the review, execution, negotiation or delivery of any consent, waiver, estoppel, subordination agreement or approval requested of Landlord by Tenant hereunder, including, without limitation, any request for consent to Alterations, any so-called “landlord’s waiver”, or the negotiation or approval of the terms of, or any instruments associated with, any AR Financing; (iv) the review by Landlord or Landlord’s Representatives of any Plans and Specifications or Restoration Plans and Specifications; (v) the review by Landlord or Landlord’s Representatives of any request by Tenant for any other approval or consent hereunder, or any waiver of any obligation of Tenant hereunder; (vi) any assistance provided by Landlord in connection with a permitted contest pursuant to Section 13; and (viii) any other negotiation, request or other activity comparable to any of the foregoing (collectively, such expenses, “Consent Expenses”).  Tenant shall reimburse Landlord for (or pay on behalf of Landlord) any Consent Expenses within twenty (20) days after the presentation by Landlord to Tenant of invoices therefor.

3.2.7 Further Obligations.  Without limitation of Tenant’s other obligations under this Section 3.2, in the case of the Barrington Court Property, the Atherton Court Property, the Somer Park Property, or the Golden Pond Property, Tenant shall pay and discharge, or cause to be paid and discharged, as and when due and payable any Impositions, utility charges of the nature referenced in Section 3.2.2 above, insurance premiums and/or other amounts, liabilities, obligations, costs and expenses relating to such Leased Property, in each of the foregoing cases to the extent the same relate to periods prior to the date such Leased Property became part of the Premises.

3.3 Escrow Deposits.  As of the Effective Date, Tenant shall pay such additional amounts as are necessary pursuant to this Section 3.3 so that Tenant is in compliance with this Section 3.3 as of the Effective Date.

3.3.1 Escrow.  Tenant shall, on the fifth (5th) day of each calendar month during the Term applicable to each Leased Property (or the next Business Day, if such 5th day is not a Business Day), pay to and deposit with Landlord a sum equal to (i) one twelfth (1/12th) of the Impositions to be levied, charged, filed, assessed or imposed upon or against such Leased Property during the twelve (12) months from and after the Effective Date (or any subsequent twelve (12) month period), plus (ii) a sum equal to the product of (x) one-twelfth (1/12th) of the premiums for the insurance policies required pursuant to Section 14 hereof that are payable during such twelve (12) month period times (y) a fraction, the numerator of which equals the Fixed Rent applicable to such Leased Property and the denominator of which equals the aggregate Fixed Rent for the Premises.  If the amount of the aforesaid Impositions to be levied, charged, filed, assessed or imposed, or the aforesaid insurance premiums to be paid, during such twelve (12) month period (or any subsequent twelve (12) month period hereunder) cannot be determined as of the Effective Date (or the commencement of any subsequent twelve (12) month period), such amount for the purpose of computing the deposit to be made by Tenant hereunder shall be estimated by Landlord with an appropriate adjustment to be promptly made between Landlord and Tenant as soon as such amount becomes determinable.  Landlord may, at its option, from time to time require that any particular deposit be greater than one-twelfth (1/12th) of the estimated Imposition and/or insurance premium amount payable during any twelve (12) month period, if such additional deposit is required to provide a sufficient fund from which to make payment of all Impositions on or before the next due date of any installment thereof, or to make payment of any required insurance premiums not later than the due date thereof.  Tenant shall deliver to Landlord copies of all notices, demands, claims, bills and receipts in relation to the Impositions and insurance premiums promptly upon receipt thereof by Tenant.  The actual or estimated amounts on account of Impositions and insurance premiums shall be adjusted annually as to each Leased Property.

3.3.2 Landlord’s Deposit.  The escrow deposits made by Tenant pursuant to this Section 3.3 shall be deposited by Landlord in an account (the “Escrow Account”) of Landlord or with any Facility Mortgagee, in the sole discretion of Landlord, and may be commingled with other assets of Landlord or such Facility Mortgagee.  Landlord shall not be liable to Tenant or any other Person for any consequent loss of principal or interest on funds held in the Escrow Account.  Furthermore, neither Landlord nor any Facility Mortgagee shall bear responsibility for the financial condition of, nor any act or omission by, any Lending Institution at which the Escrow Account is located.  The interest from deposits into the Escrow Account shall be retained in the Escrow Account to be applied in accordance with the terms of this Section 3.3.

3.3.3 Use of Deposits.  Tenant shall pay any and all Impositions and insurance premiums when due and regardless of whether or not the funds then held in the Escrow Account are sufficient to reimburse Tenant therefor.  The sums deposited by Tenant under this Section 3.3 shall be held by Landlord or any Facility Mortgagee, and, provided that no default or Event of Default by Tenant exists hereunder, shall be used to reimburse Tenant for any Impositions and/or insurance premiums, as applicable, paid by Tenant, upon delivery by Tenant to Landlord or such Facility Mortgagee, as applicable, of documentation evidencing the payment of such Impositions and/or insurance premiums, which reimbursement shall be provided within five (5) Business Days after the presentation of such evidence (if Landlord is holding the Escrow Account) or within five (5) Business Days after Landlord’s receipt of the appropriate reimbursement funds from the Facility Mortgagee that is holding the Escrow Account (if a Facility Mortgagee is holding the Escrow Account).  If Tenant fails to pay any Impositions or insurance premiums when due and owing hereunder to the applicable taxing authority or insurance carrier, Landlord or any Facility Mortgagee may, but shall not be obligated to, pay such Impositions or insurance premiums from any funds in the Escrow Account.  Upon the occurrence of any Event of Default, Landlord or any Facility Mortgagee may apply any funds held in the Escrow Account to cure such Event of Default or on account any damages suffered or incurred by Landlord in connection therewith.  Relative to the foregoing, provided that (i) no default or Event of Default by Tenant exists hereunder, (ii) Tenant provides to Landlord, not less than twenty (20) days in advance of the applicable due date, (x) clear and detailed instructions relative to the payee, place, amount and required manner of payment of the Impositions and/or insurance premiums referenced above and (y) originals or copies, as necessary, of the applicable invoices or bills and (iii) there are sufficient funds in the Escrow Account to pay the applicable invoices or bills, Landlord agrees to make, or if a Facility Mortgagee is holding the Escrow Account Landlord agrees to cooperate reasonably with Tenant to attempt to arrange for the Facility Mortgagee to make, direct payment of such invoices and bills from the Escrow Account, rather than require Tenant first to make payment thereof and then seek reimbursement.

3.3.4 Deficits.  Landlord shall have no liability whatsoever to Tenant if any deposits held by Landlord under this Section 3.3 are not sufficient to reimburse Tenant for any Imposition or insurance premium paid by Tenant.  Landlord may change its estimate of any Imposition or insurance premium for any period on the basis of a change in an assessment or tax rate or of a prior miscalculation or for any other good faith reason.  In such event, Tenant shall deposit with Landlord the amount in excess of the sums previously deposited with Landlord for the applicable period within ten (10) days after Landlord’s request therefor.

3.3.5 Transfers; Refund.  In connection with any assignment of the Landlord’s interest under this Lease, the assigning Landlord or any predecessor shall have the right, and the obligation, to transfer all amounts deposited pursuant to the provisions of this Section 3.3 and still in its possession to such assignee and, upon such transfer, the assigning Landlord or any such predecessor, as the case may be, transferring the deposits shall thereupon be completely released from all liability with respect to such deposits so transferred, and Tenant shall look solely to said assignee in reference thereto.  As of the applicable Expiration Date for each Leased Property, any sums held by Landlord under this Section 3.3 allocable to such Leased Property shall be returned to Tenant, only as and when the conditions of Section 3.4.3 for the return of the Security Deposit relative to such Leased Property have been met and provided that any and all Impositions or insurance premiums due and owing hereunder with respect to such Leased Property have been paid in full.

3.4 Security Deposit.

3.4.1 Cash Security Deposit; Application.  Unless Landlord has made the LC Election, Tenant shall pay (or shall have paid) to Landlord upon the Effective Date an amount equal to $10,501,585.52 (subject to increase as described in Section 3.4.3 below and subject to Section 3.4.4 hereof, the “Security Amount”) as security (together with any Coverage Based Security Deposit under Section 8.2.5, the “Security Deposit”) for the full and faithful performance by Tenant of each and every term, provision, covenant and condition of this Lease.  Upon the occurrence of an Event of Default, Landlord may, but shall not be required to, use, apply or retain the whole or any part of the Security Deposit (whether by drawing upon any Letter of Credit or applying any cash Security Deposit held by it) for the payment of any Rent in default or for any other sum that Landlord may expend or be required to expend by reason of Tenant’s default, including any damages or deficiency in the reletting of the Premises, whether such damages or deficiency accrue before or after summary proceedings or other re-entry by Landlord.  Tenant shall not be entitled to any interest on the Security Deposit and Landlord may commingle the Security Deposit with its other funds.  In case of a sale or transfer of the Premises by Landlord, or any cessation of Landlord’s interest therein, whether in whole or in part, Landlord may pay over or refund to Tenant any unapplied part of the Security Deposit (or, in the case of any such partial transfer or cessation, such portion as Landlord allocates to such part of the Premises, in its reasonable discretion) or transfer any Letter of Credit if the LC Election has been made, with any fees incident to such transfer being paid by Tenant (which transfer, in the case of any such partial transfer or cessation, shall require Tenant to cause any Letter of Credit to be reissued as separate Letters of Credit satisfying the requirements of Section 3.4.2 as to the remaining Leased Properties) to the successor owner of the Premises, and from and after such payment or refund, Landlord shall be relieved of all liability with respect thereto.  The provisions of the preceding sentence shall apply to every subsequent sale or transfer of the Premises or any part thereof.

3.4.2 LC Election.  At any time, and from time to time, Landlord or Tenant may elect (such election, a “LC Election”), in its sole discretion and by written notice to the other party, to cause Tenant to post the Security Deposit in the form of an irrevocable, standby Letter of Credit with a face value of the full Security Amount (the “Letter of Credit”).  Within ten (10) days after notice of an LC Election, Tenant shall deliver to Landlord a Letter of Credit satisfying the requirements of this Section 3.4.2 in the place and stead of the cash Security Deposit, whereupon Landlord shall return any unapplied portion of a cash Security Deposit then held by Landlord.  The Letter of Credit shall: (i) be in form and substance acceptable to Landlord in its reasonable discretion; (ii) name Landlord as its sole beneficiary; (iii) expressly allow Landlord to draw upon it at any time, or from time to time, in whole or in part, by delivering to the issuer, at an office of the issuer located in New York, New York, Louisville, Kentucky or Chicago, Illinois, a written notice that Landlord is entitled to draw thereon pursuant to the terms of this Lease; (iv) be issued by an FDIC-insured Lending Institution that is reasonably satisfactory to Landlord, but shall in all events have a credit rating of “AA” (or the equivalent) or higher from one of the Rating Agencies; and (v) be expressly unconditional, irrevocable and fully transferable.  The Letter of Credit (and any renewals or replacements thereof) shall be for a term of not less than one (1) year.  Tenant agrees that it shall from time to time, as necessary, renew or replace the original and any subsequent Letter of Credit not less than thirty (30) days prior to its stated expiration date so that it will remain in full force and effect until the later of sixty (60) days after the last day of any Term under this Lease or the date on which Tenant’s obligations under this Lease are satisfied in full.  If Tenant fails to furnish such renewal or replacement at least 30 days prior to the stated expiration date of the Letter of Credit, Tenant may immediately draw upon such Letter of Credit.  If the credit ratings test set forth in subsection (iv) above shall at any time cease to be satisfied as to the issuer of the Letter of Credit, Landlord may, upon five (5) days written notice to Tenant, draw upon such Letter of Credit.  Without limitation of Landlord’s right thereafter to make a LC Election, Landlord shall hold the proceeds of any such draw upon the Letter of Credit as a portion of the Security Deposit pursuant to the terms of this Lease.  Any renewal of or replacement for the original or any subsequent Letter of Credit shall be in an amount not less than the Security Amount and shall otherwise meet the requirements for the original Letter of Credit as set forth above.

3.4.3 Increase; Restoration of Security Deposit.  Tenant, within ten (10) days after the occurrence of any increase in the Fixed Rent due hereunder or within ten (10) days after an increase in the required Security Amount as provided in Section 3.4.4 hereof, as applicable, shall deposit with Landlord cash in, or increase the face amount of the Letter of Credit by, the amount necessary to ensure that the Security Deposit hereunder (exclusive of any Coverage Based Security Deposit) then equals the Required Number of Months of annual Fixed Rent based upon the increased Fixed Rent due hereunder or the required Security Amount as provided in Section 3.4.4 hereof, as applicable.  In the event the Security Deposit (or any portion thereof) is applied (or drawn upon from time to time in full or partial amounts in the case of the Letter of Credit and any renewals or replacements thereof) by Landlord on account of any Event(s) of Default by Tenant hereunder or as otherwise expressly provided in this Section 3.4, Tenant shall replenish said Security Deposit in full, within ten (10) days after demand therefor, by paying to Landlord the amount so applied or, in the case of the Letter of Credit, restoring the Letter(s) of Credit to its (their) full amount.  Tenant’s failure to timely increase the Security Deposit, or to timely replenish and restore the Security Deposit, after demand as aforesaid shall be an Event of Default.  If: (i) no Event of Default has occurred and is continuing hereunder and (ii) Tenant has fully performed and satisfied all of its obligations under the Lease (including, without limitation and as applicable, its obligations relative to any Operational Transfer(s)), then the Security Deposit, or the remaining unapplied portion thereof, shall be paid or returned to Tenant within sixty (60) days after the expiration or termination of this Lease and the surrender of all of the Premises to Landlord in the condition required hereunder; provided, however, that Landlord may retain an amount, as it shall reasonably determine, to secure the payment of any Rent, the amount of which Landlord is then unable to determine finally (and Landlord shall return any such retained amount to Tenant promptly following the final determination of such Rent amount and the full payment to Landlord of such Rent).  If this Lease is terminated or expires with respect to a Leased Property, but not all of the Premises, and: (x) no Event of Default has occurred and is continuing hereunder and (y) Tenant has fully performed and satisfied all of its obligations under the Lease (including, without limitation and as applicable, its obligations relative to any Operational Transfer(s)) with respect to such terminated or expired Leased Property, then, subject to and without limitation of Section 3.4.4 hereof, the unapplied portion of the Security Deposit (exclusive of any Coverage Based Security Deposit) that exceeds the required Security Amount (after such giving effect to such expiration or termination), if any, shall be paid or returned to Tenant within sixty (60) days after the expiration or termination of this Lease as it applies to such Leased Property and the surrender of such Leased Property to Landlord in the condition required hereunder; provided, however, that Landlord may retain an amount, as it shall reasonably determine, to secure the payment of any Rent, the amount of which Landlord is then unable to determine finally (and Landlord shall return any such retained amount to Tenant promptly following the final determination of such Rent amount and the full payment to Landlord of such Rent).  The Security Deposit shall not be deemed an advance payment of Rent or a measure of Landlord’s damages for any default hereunder by Tenant, nor shall it be a bar or defense to any action that Landlord may at any time commence against Tenant.

3.4.4 Security Amount.  Notwithstanding anything to the contrary contained in this Section 3.4 and notwithstanding any provisions of this Section 3.4 describing or defining the Security Amount in terms of a Required Number of Months or referencing the increasing of the Security Amount due to increases in the amount of Fixed Rent and notwithstanding any provisions of Section 3.4.3 hereof providing for a partial return of the Security Deposit upon the termination of this Lease as it applies to a part or all of the Premises, unless and until the closings occur under all five (5) of the Purchase Agreements (as defined in Section 17.10 hereof) in accordance with the terms of the Purchase Agreements, the Security Amount required hereunder shall initially equal $10,501,585.52, with such required amount to increase by two percent (2%) on each October 1 during the Term (e.g. $10,501,585.52 as of the Effective Date, $10,711,617.23 as of October 1, 2008, $10,925,849.57 as of October 1, 2009, etc.).  Nothing contained in this Section 3.4.4 shall limit Tenant’s obligations relative to the making of any required Coverage Based Security Deposit.

3.5 Net Lease.  The Rent shall be paid absolutely net to Landlord, free of all Impositions, utility charges, operating expenses, insurance premiums or any other charges or expenses in connection with the Premises, without any rights of deduction, set-off or abatement, so that this Lease shall yield to Landlord the full amount of the installments of Fixed Rent, throughout the Term. This Lease is intended to be and shall be construed as an absolutely net lease pursuant to which Landlord shall not, under any circumstances or conditions, whether presently existing or hereafter arising, and whether foreseen or unforeseen by the parties, be required to make any payment or expenditure of any kind whatsoever or be under any other obligation or liability whatsoever, except as expressly set forth herein.

3.6 Emeritus Guaranty.  On the Effective Date, Tenant shall cause to be delivered to Landlord the Emeritus Guaranty made by the Emeritus Guarantor guaranteeing all of Tenant’s obligations under this Lease and assuming and replacing the Previous Guarantor’s obligations under the Previous Guaranties and Landlord shall cause to be delivered to Previous Guarantor a release of the Previous Guaranties made by Landlord releasing all of Previous Guarantor’s obligations under the Previous Guaranties, whether arising or accruing prior to, or from and after, the Effective Date (but such release shall not impair the liability of the Emeritus Guarantor as aforesaid on account of its assumption of the Previous Guarantor’s obligations under the Previous Guaranties).

4. Impositions.

4.1 Payment of Impositions.  Subject to Section 13 relating to permitted contests, Tenant shall pay all Impositions payable during the Term as set forth in Section 3.2.1 and for any tax period occurring during the Term, irrespective of whether the Impositions for such tax period are due and payable after the Term.  Tenant’s obligation to pay such Impositions shall be deemed absolutely fixed upon the date such Impositions become a lien upon the Leased Property or any part thereof.  If any refund shall be due from any taxing authority in respect of any Imposition paid by Tenant during the Term, the same shall be paid over to or retained by Tenant but only if no Event of Default shall have occurred hereunder and be continuing.  If an Event of Default shall exist hereunder, such refund shall be paid over to and retained by Landlord.  If Tenant nevertheless receives such refund, Tenant shall, upon receipt, immediately pay such refund over to Landlord in full.  Any such funds retained by Landlord due to an Event of Default shall be applied to amounts due and owing to Landlord under this Lease, as Landlord shall determine in its sole discretion, and, if funds remain after such application, such funds shall continue to be held by Landlord for application on account of additional amounts due and owing to Landlord under this Lease as the same arise.  In the event any Governmental Authority classifies any property covered by this Lease as personal property, Tenant shall file any personal property tax returns that are required with respect thereto.  Subject to the terms of Section 13, Tenant may, upon notice to Landlord, at Tenant’s option and at Tenant’s sole cost and expense, protest, appeal, or institute tax contests to effect a reduction of real estate or personal property assessments and Landlord, at Tenant’s expense as aforesaid, shall cooperate with Tenant in such protest, appeal, or other action to the extent required by law and reasonably requested by Tenant.

4.2 Notice of Impositions.  Landlord or Landlord’s designee shall use reasonable efforts to give prompt notice to Tenant of all Impositions payable by Tenant hereunder of which Landlord at any time has knowledge (which notice shall be deemed properly given if given pursuant to Section 33 hereof or by an e-mail notification to Tenant at jcalhoun@emeritus.com and swalling@emeritus.com), provided, however, that any failure by Landlord to provide such notice to Tenant shall in no way relieve Tenant of its obligation to timely pay the Impositions.  Tenant shall deliver to Landlord, not more than five (5) days prior to the due date of each Imposition, copies of the invoice for such Imposition, the check delivered for payment thereof and an original receipt evidencing such payment or other proof of payment satisfactory to Landlord.

4.3 Adjustment of Impositions.  Any Imposition imposed in respect of the tax-fiscal period during which the Term terminates or expires shall be adjusted and prorated between Landlord and Tenant, whether or not such Imposition is imposed before or after such termination or expiration, and Tenant’s obligation to pay its prorated share thereof shall survive such termination or expiration.

5. No Affect or Impairment, etc.  The respective obligations of Landlord and Tenant shall not be affected or impaired by reason of (i) any damage to, or destruction of, any Leased Property or any portion thereof, from whatever cause, or any Condemnation of any Leased Property or any portion thereof (except as otherwise expressly and specifically provided in Section 15 or Section 16), (ii) the interruption or discontinuation of any service or utility servicing any Leased Property, (iii) the lawful or unlawful prohibition of, or restriction upon, Tenant’s use of any Leased Property, or any portion thereof, due to the interference with such use by any Person or eviction by paramount title, (iv) any claim that Tenant has or might have against Landlord on account of any breach of warranty or default by Landlord under this Lease or any other agreement by which Landlord is bound, (v) any bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding up or other proceedings affecting Landlord or any assignee or transferee of Landlord, (iv) the revocation, suspension or non-renewal of any license, permit, approval or other Authorization, (vii) any withholding, non-payment, reduction or other adverse change respecting any Facility Provider Agreement or other Third Party Payor Program, (viii) any admissions hold under any Third Party Payor Program, or (ix) for any other cause whether similar or dissimilar to any of the foregoing other than a discharge of Tenant from any such obligations as a matter of law.  Tenant hereby specifically waives all rights, arising from any occurrence whatsoever, which may now or hereafter be conferred upon it by law (x) to modify, surrender or terminate this Lease or quit or surrender any Leased Property or any portion thereof, or (y) that would entitle Tenant to any abatement, reduction, suspension or deferment of the Rent or other sums payable by Tenant hereunder.  The obligations of Landlord and Tenant hereunder shall be separate and independent covenants and agreements and the Rent and all other sums payable by Tenant hereunder shall continue to be payable in all events unless and to the extent the obligations to pay the same shall be terminated by termination of this Lease as to any Leased Property other than by reason of an Event of Default.

6. Premises; Tenant’s Personal Property.

6.1 Ownership of the Premises.  Tenant acknowledges that the Premises are the property of Landlord and that Tenant has only the right to the possession and use of the Premises upon and subject to the terms and conditions of this Lease.  Notwithstanding anything to the contrary contained in this Lease, in the case of any easement or other rights that are appurtenant to any Leased Property, Tenant agrees that Landlord does not make any representation or warranty relative to Landlord’s title thereto or whether such appurtenances are encumbered, and Landlord shall not be obligated to discharge any liens or encumbrances with respect to, or otherwise to defend, Landlord’s right, title and interest, if any, in any such appurtenances.  Tenant agrees that such appurtenances shall constitute Permitted Encumbrances, as to which Tenant shall have the obligations set forth in Section 8.2.6 and Section 23.

6.2 Tenant’s Personal Property.  Tenant shall provide and maintain during the entire Term all such Tenant’s Personal Property and Landlord’s Personal Property as shall be necessary to maintain the Authorizations in effect and to operate each Facility in compliance with all licensure and certification requirements, in compliance with all applicable Legal Requirements and Insurance Requirements and otherwise in accordance with customary practice in the industry for the Primary Intended Use of each Leased Property.  Except as otherwise agreed in writing by Landlord in its sole discretion, upon the expiration or earlier termination of this Lease as it applies to any Leased Property, (i) Tenant’s Personal Property that is to be transferred to Landlord pursuant to Section 35 below shall include all of the foregoing required Tenant’s Personal Property, and any other Tenant’s Personal Property (excluding certain specific items of Tenant’s Personal Property described in Section 35 below), in high quality condition and (ii) Landlord’s Personal Property shall be returned to Landlord, and left at or in such Leased Property, in high quality condition.

6.3 Landlord’s Personal Property.  Tenant may, from time to time, in Tenant’s reasonable discretion, without notice to or approval of Landlord, sell or dispose of any item of Landlord’s Personal Property; provided, however, that, unless such item is functionally obsolete, Tenant shall promptly replace such item with an item of similar quality, use and functionality, and any such replacement item (other than items that, by the terms of Section 35 below, are to be retained by Tenant upon the expiration or termination of this Lease) shall, for purposes of this Lease, continue to be treated as part of “Landlord’s Personal Property.”  Tenant shall, promptly upon Landlord’s request from time to time, provide such information as Landlord may reasonably request relative to any sales, dispositions or replacements of Landlord’s Personal Property pursuant to this Section 6.3.

7. Condition and Use of Each Leased Property.

7.1 Condition of Each Leased Property.  Tenant acknowledges receipt and delivery of possession of each Leased Property.  Tenant is leasing each Leased Property “AS IS” “WHERE IS” and Tenant waives any claim or action against Landlord in respect of the condition of each Leased Property.  LANDLORD MAKES NO WARRANTY OR

REPRESENTATION, EXPRESS OR IMPLIED, IN RESPECT OF ANY LEASED PROPERTY OR ANY PART THEREOF, EITHER AS TO ITS FITNESS, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, LATENT OR PATENT, OR OTHERWISE, IT BEING AGREED THAT ALL SUCH RISKS ARE TO BE BORNE BY TENANT.  TENANT ACKNOWLEDGES THAT EACH LEASED PROPERTY HAS BEEN INSPECTED BY TENANT AND THAT TENANT HAS FOUND EACH LEASED PROPERTY TO BE IN GOOD ORDER AND REPAIR AND SATISFACTORY FOR ITS PURPOSES HEREUNDER.

7.2 Use of Each Leased Property.

7.2.1 Primary Intended Use.  During the entire Term, Tenant shall use each Facility (including, without limitation, the Leased Improvements thereon) solely for its Primary Intended Use (and shall not change, or consent to or acquiesce in the change of, such Primary Intended Use) and shall operate each Facility in a manner consistent with a high quality healthcare facility and, if any Third Party Payor Programs apply to such Facility, sound reimbursement principles under any such Third Party Payor Programs.  No use shall be made or permitted to be made of any Leased Property, and no acts shall be done, that would cause the cancellation of any insurance policy covering such Leased Property or any part thereof, nor shall Tenant sell or otherwise provide to occupants or patients therein, or permit to be kept, used or sold in or about such Leased Property, any article that may be prohibited by any Legal Requirements or by the standard form of fire insurance policies, or any other insurance policies required to be carried hereunder, or fire underwriters’ regulations.

7.2.2 Authorizations Appurtenant.  The Authorizations for any Facility shall, to the maximum extent permitted by law, relate and apply exclusively to such Facility, and Tenant acknowledges and agrees that, subject to all applicable Legal Requirements, the Authorizations are appurtenant to the Facilities to which they apply, both during and following the termination or expiration of the Term.  In jurisdictions where any Authorization(s) is/are issued to a Tenant or its subtenant, as the Facility operator, Tenant agrees that (i) such  Authorizations shall nevertheless remain the property of Landlord and be held by Tenant or such subtenant, in trust for the benefit of Landlord pursuant to a revocable, temporary license that may be revoked by Landlord at any time, and (ii) in connection with an Operational Transfer or as otherwise required by Landlord, Tenant shall cooperate with Landlord, in accordance with Section 37.1 hereof, to turn over all of Tenant’s rights in connection with such Authorizations to Landlord or Successor Operator, as applicable.  This Section 7.2.2 shall survive the expiration or earlier termination of this Lease.

7.3 Authorization Collateral.  To the fullest extent permitted by applicable law, Tenant hereby grants to Landlord a first priority security interest in, and lien upon, all Authorizations issued to, leased or licensed to, or held by, Tenant, including, but not limited to, Tenant’s interest in and rights under all Facility Provider Agreements, with respect to the Facilities (collectively, the “Authorization Collateral”) to secure the performance of all of Tenant’s obligations under this Lease, including, but not limited to, its obligation to engage in, assist with and facilitate any Operational Transfer.  Tenant represents and warrants to Landlord that attached hereto on Schedule 7.3 is a detailed list and description of all of the Authorization Collateral.  Notwithstanding anything contained herein to the contrary, Tenant shall not (under any circumstances) grant any lien upon, security interest in and to or otherwise pledge, encumber, hypothecate, transfer or assign, in whole or in part, the Authorization Collateral to any Person, irrespective of the priority of such security interest, pledge or hypothecation.  The security interest and lien granted by this Section 7.3 shall be in addition to any lien of Landlord that may now or at any time hereafter be provided by law.  The provisions of Section 21.1.1.1 below shall be applicable to the security interest and lien referenced in this Section 7.3.

7.4 Granting of Easements, etc.  Landlord may, from time to time, with respect to any Leased Property: (i) grant easements, covenants and restrictions, and other rights in the nature of easements, covenants and restrictions, (ii) release existing easements, covenants and restrictions, or other rights in the nature of easements, covenants or restrictions, that are for the benefit of such Leased Property, (iii) dedicate or transfer unimproved portions of such Leased Property for road, highway or other public purposes, (iv) execute petitions to have such Leased Property annexed to any municipal corporation or utility district, (v) execute amendments to any easements, covenants and restrictions affecting such Leased Property and (vi) execute and deliver to any Person any instrument appropriate to confirm or effect such grants, releases, dedications and transfers (to the extent of its interests in such Leased Property) with Tenant’s reasonable consent provided that it shall be unreasonable for Tenant to withhold its consent if such easement or other instrument or action contemplated by this Section 7.4 does not unreasonably interfere with the conduct of the business of Tenant on such Leased Property.  If any easement or other instrument or action contemplated by this Section 7.4 unreasonably interferes with the conduct of business by the applicable Tenant(s) at a Leased Property, Landlord shall obtain Tenant’s prior written consent to such proposed easement, instrument or action, which consent may be granted or withheld by Tenant in its sole discretion (and which consent shall be deemed given if not expressly denied by Tenant, in writing, within five (5) Business Days of Tenant’s receipt of such request).

8. Negative and Affirmative Covenants of Tenant.

8.1 Negative Covenants.  Tenant covenants and agrees with Landlord that:

8.1.1 Issuance of Equity Interests.  Subject to the applicable provisions of Section 24 below, no Tenant shall issue or allow to be created any stocks, shares, partnership or membership interests or other ownership interests in any Tenant, other than the stocks, shares, partnership or membership interests and other ownership interests that are outstanding on the date hereof or any security or other instrument that is outstanding on the date hereof and by its terms is convertible into or exchangeable for stock, shares, partnership or membership interests or other ownership interests in any Tenant.

8.1.2 Change in Business or Organizational Status.  No Tenant shall make any material change in the scope or nature of its business objectives or operations, or undertake or participate in activities other than in continuance of its present business.  No Tenant shall amend, modify or alter its Tenant Org Docs in a manner that would make any material change in its purpose clause or the scope or nature of its business operations or would violate Section 45 below or allow itself to be dissolved, voluntarily or involuntarily.

8.1.3 Affiliate Transactions and Payments.  No Tenant shall enter into, or be a party to, any transaction with an Affiliate of any Tenant or any of the partners, members or shareholders of any Tenant except in the ordinary course of business and on terms that are fully disclosed to Landlord in advance and are no less favorable to any Tenant or such

Affiliate than would be obtained in a comparable arm’s-length transaction with an unrelated third party; provided, however, Tenant may enter into management agreements with respect to each Facility with any Affiliate of any Tenant or any Guarantor which provide for management fees of up to five percent (5%) of the gross revenues of such Facility and provided further that any such Affiliate, as manager, as well as any other property manager of a Facility, shall enter into a subordination agreement relative thereto and in favor of Landlord on the terms set forth in Exhibit F attached hereto.  After the occurrence of an Event of Default and until such Event of Default is cured, no Tenant shall make any payments or distributions (including, without limitation, salaries, bonuses, fees, principal, interest, dividends, liquidating distributions, management fees, cash flow distributions or lease payments) to any Guarantor or any Affiliate of any Tenant or any Guarantor, or any shareholder, member, partner or other equity interest holder of any Tenant, any Guarantor or any Affiliate of any Tenant or any Guarantor.

8.1.4 ERISA.  No Tenant shall engage in any transaction that would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Landlord of any of its rights under this Lease) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.  Each Tenant shall deliver to Landlord such certifications or other evidence from time to time throughout the Term, as reasonably requested by Landlord, that (i) such Tenant is not and does not maintain an “employee benefit plan”, as defined in Section 3(3) of ERISA, that is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(3) of ERISA; (ii) such Tenant is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (iii) one or more of the following circumstances is true:  (x) equity interests in such Tenant are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2); (y) less than twenty-five percent (25%) of each outstanding class of equity interests in such Tenant are held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2); or (z) such Tenant qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e).

8.1.5 Debt Cancellation; Other Indebtedness; Guaranties.  No Tenant shall cancel or otherwise forgive or release any claim or debt owed to any Tenant by any Person, except for adequate consideration and in the ordinary course of such Tenant’s business.  No Tenant shall create, incur, assume, or permit to exist any indebtedness other than (i) trade debt incurred in the ordinary course of Tenant’s business (which shall not include so-called “accounts receivable” financing, which shall be governed by the terms of Section 21.2); or (ii) any AR Financing pursuant to Section 21.2.  No Tenant shall create, incur, assume, or permit to exist any guarantee of any loan or other indebtedness except for the endorsement of negotiable instruments for collection in the ordinary course of business.

8.1.6 Assets; Investing.  No Tenant shall purchase or own any property other than property necessary for, or incidental to, the operation of the applicable Facility(ies) for its/their Primary Intended Use(s).  No Tenant shall purchase or otherwise acquire, hold, or invest in securities (whether capital stock or instruments evidencing indebtedness) of any Person.  No Tenant shall make loans or advances to any Person, except for cash balances temporarily invested in short-term or money market securities.

8.1.7 Liens; Waste.  No Tenant shall create, incur, assume or suffer to exist any lien, charge, encumbrance, easement or restriction on any portion of any of the Leased Properties or the Lease Collateral other than (x) Permitted Encumbrances (other than

Permitted Encumbrances under clause (ii), (vii) or (viii) of the definition thereof that arise on account of a breach of this Lease by Tenant) and (y) a lien upon the Accounts Collateral in accordance with Section 21.2 below.  No Tenant shall commit or suffer to be committed any waste on any Leased Property, nor shall any Tenant cause or permit any nuisance thereon. Tenant shall not take or omit to take any action, the taking or omission of which may materially impair the value or the usefulness of any Leased Property or any part thereof for its Primary Intended Use.

8.1.8 Zoning.  No Tenant shall initiate or consent to any zoning reclassification of any portion of any of the Leased Properties or seek any variance under any existing zoning ordinance or use (or permit the use of) any portion of any of the Leased Properties in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation.

8.1.9 Contracts.  Except as otherwise permitted in this Lease, no Tenant shall execute or modify any material contracts or agreements with respect to any Facility except for contracts and modifications approved by Landlord (which approval shall not be unreasonably withheld).  Contracts made in the ordinary course of business and that are in an amount less than $100,000.00 per Facility per annum or are cancelable upon thirty (30) days written notice or less without penalty shall not be considered “material” for purposes of this Section.

8.1.10 No Joint Assessment.  No Tenant shall suffer, permit or initiate the joint assessment of any Leased Property (i) with any other real property constituting a tax lot separate from such Leased Property, or (ii) with any portion of such Leased Property that may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes that may be levied against any such personal property shall be assessed or levied or charged to such Leased Property.

8.1.11 Use-Specific Negative Covenants.  No Tenant shall:

8.1.11.1 Transfer any Authorizations to any location other than the Facility operated by such Tenant or as otherwise required by the terms of this Lease nor pledge any Authorizations as collateral security for any loan or indebtedness except as required by the terms of this Lease.

8.1.11.2 Rescind, withdraw, revoke, amend, supplement, or otherwise alter the nature, tenor or scope of (i) any Authorization for any Facility or (ii) any applicable Facility Provider Agreement for any Facility.

8.1.11.3 Amend or otherwise change, by consent, acquiescence or otherwise, any Facility’s (i) licensed bed or unit capacity, and/or (ii) number or type of beds or units (licensed, operational or otherwise), and/or (iii) licensing category or type, and/or (iv) number of beds or units (licensed, operational or otherwise) participating in governmental payment programs, in each case as the same exist on the Commencement Date for each Facility, or apply for approval of any of the foregoing amendments or changes, provided, however, that, notwithstanding the foregoing, Tenant may, without the prior approval of Landlord, (x) remove from service beds or units at a particular Facility so long as the number of beds or units in service at such Facility is not less than (a) in the case of the Facility known as

Summerville at South Windsor, 85 beds, (b) in the case of the Facility known as Summerville at Mentor, 89 beds, (c) in the case of the Facility known as Summerville at Heritage Place, 146 beds, (d) in the case of the Original Farm Pond Property, 95 units in service for the provision of assisted living services and 119 units in service for the provision of independent living services, and (e) in the case of all other Facilities, a number equal to ninety five percent (95%) of the number of licensed beds or units for such Facility set forth in Schedule 17.1.13 attached hereto and further so long as any such removal from service does not impair the continued licensure of any such out-of-service beds or units and (y) make amendments or changes of the nature referenced in this Section so long as Tenant may, without the necessity of any governmental or other regulatory approval, consent of application, revoke or otherwise unwind any such amendments or changes and return to the pre-amendment and pre-change status quo.

8.1.11.4 Replace or transfer all or any part of any Facility’s licensed beds or units to another location or apply for approval of any such replacement or transfer.

8.1.11.5 Jeopardize in any manner any Tenant’s participation in any material Third Party Payor Program to which any Tenant is subject at any time during the Term or any resident’s or patient’s entitlement to reimbursement from Medicaid for amounts paid by such resident or patient to any Tenant, as applicable.

8.1.11.6 Enter into any patient or resident care agreements with patients or residents or with any other Persons that deviate in any material respect from the standard form customarily used by any Tenant at the applicable Facility, provided, however, that (i) Tenant may so materially deviate from its standard and customarily used form of patient or resident care agreement for a particular Facility so long as such deviation (a) does not cause such agreement not to satisfy the requirements of any of clauses (i) through (v) in the definition of “Approved Residency Agreement” and (b) if it was allowed and made in all of Tenant’s patient or resident care agreements for such Facility, would not have a Material Adverse Effect on such Facility, any Tenant or any Guarantor, and (ii) Tenant may so materially deviate from its other standard and customarily used forms for a particular Facility so long as such deviation, if it was allowed and made in all of Tenant’s agreements for such Facility using such form, would not have a Material Adverse Effect on such Facility, any Tenant or any Guarantor.

8.1.11.7 Change the terms of any Facility Provider Agreement, any Third Party Payor Program or its normal billing, payment or reimbursement policies and procedures with respect thereto (including, without limitation, the amount and timing of finance charges, fees and write-offs); provided that a Tenant may enter into changes that do not have a material adverse effect on (i) the business or financial position or results of operations of such Tenant, (ii) the ability of such Tenant to perform, or of Landlord to enforce, the terms of this Lease or (iii) the value of the Leased Properties taken as a whole.

8.1.11.8 Assign or transfer any of its interest in any Authorization or assign, pledge, hypothecate, transfer or remove, or permit any other Person to assign, transfer, pledge, hypothecate or remove, any records pertaining to any Facility, including, without limitation, patient records and medical and clinical records, except for (i) removal of such patient records as directed by the patients owning such records, and (ii) transfers of the foregoing to an assignee of Tenant’s rights under this Lease that is expressly permitted by

Section 24.1.2 if all of the requirements of Section 24 have been complied with or waived in writing by Landlord, or Landlord has otherwise consented in writing to such transfer.

8.1.12 Indemnification Claims.  Tenant shall not make any claim or claims under any indemnity provision of that certain Operations Transfer Agreement, dated on or about August 1, 2005, between certain of the Farm Pond Tenants and the prior owners and operators of the respective Farm Pond Properties, that, in the aggregate, exceed $2,825,000.00 without the prior written consent of Landlord, not to be unreasonably withheld.

8.2 Affirmative Covenants.  Until all of Tenant’s obligations hereunder have been performed and discharged in full, Tenant covenants and agrees as follows:

8.2.1 Perform Obligations.  Tenant shall perform or cause to be performed, as and when due, all of its obligations under this Lease, the Authorizations (including, but not limited to, any Facility Provider Agreements), any Permitted Encumbrances, any Insurance Requirements and any Legal Requirements. Prior to the date hereof, Tenant has taken all necessary action to obtain all Authorizations (including, but not limited to, the Facility Provider Agreements) required for the operation of each of the Facilities for its Primary Intended Use and shall take all necessary action to maintain such Authorizations (including, but not limited to, the Facility Provider Agreements) during the Term.

8.2.2 Proceedings to Enjoin or Prevent Construction.  If any proceedings are filed seeking to enjoin or otherwise prevent or declare invalid or unlawful Tenant’s construction, occupancy, maintenance, or operation of any Facility or any portion thereof for its Primary Intended Use, Tenant shall cause such proceedings to be vigorously contested in good faith, and shall, without limiting the generality of the foregoing, use all reasonable commercial efforts to bring about a favorable and speedy disposition of all such proceedings and any other proceedings.

8.2.3 Documents and Information.

8.2.3.1 Furnish Information.  Tenant shall (i) promptly supply Landlord with such information concerning its financial condition, licensing, affairs and property as Landlord may reasonably request from time to time hereafter and in the format reasonably designated by Landlord and, without limitation of the foregoing, promptly, and in any event within ten (10) days, after a request from Landlord, Tenant shall provide to Landlord such additional information regarding Tenant, Tenant’s financial condition or the Facilities as Landlord, or any existing or proposed creditor of Landlord or Ventas, Inc. (including, without limitation, any existing or proposed Facility Mortgagee), or any auditor or underwriter of Landlord or Ventas, Inc., may require from time to time; and (ii) promptly notify Landlord in writing of any condition or event that constitutes a breach of any term, condition, warranty, representation, or provision of this Lease or any other agreement between Landlord or its Affiliates and any Tenant, any Guarantor or any of their Affiliates, and of any event or condition having a Material Adverse Effect on any Facility, any Tenant, any Guarantor or any Affiliate of any Tenant or any Guarantor and of any Event of Default.  Tenant shall notify Landlord, in writing and within ten (10) Business Days, if any Tenant is advised, in writing, formally or informally, by its insurance carrier, reinsurance provider, accountants, actuary, any Governmental Authority, or any Third Party Payor Program provider of any actual, pending, threatened or contemplated increase in its reserves for expenses relating to malpractice or professional liability claims or any material increase in the premium costs for malpractice or professional liability insurance (as used in this sentence, an increase in such premium costs of fifty percent (50%) or more over the previously applicable premium costs shall be deemed “material”) (any of the foregoing, a “Reserve Event”).

8.2.3.2 Further Assurances.  Tenant shall, upon request of Landlord from time to time, execute, deliver, and furnish such documents as may be necessary or appropriate to consummate fully the transactions contemplated under this Lease.

8.2.3.3 Material Communications.  Tenant shall transmit to Landlord, within five (5) Business Days after receipt thereof, any Actuarial Correspondence or any material communication affecting one or more Facilities, any Tenant, any Guarantor, any Affiliate of any Tenant or any Guarantor, this Lease, the Legal Requirements, the Insurance Requirements, the Facility Provider Agreements or the Authorizations, and Tenant shall promptly respond to inquiries by Landlord with respect to such information. Tenant shall notify Landlord in writing promptly after any Tenant obtains knowledge of any potential, threatened or existing litigation or proceeding against, or investigation of, any Tenant, any Guarantor, any Affiliate of any Tenant or any Guarantor or any Facility that may affect the right to operate one or more of the Facilities, any Facility Provider Agreements, any of the Authorizations, the right to receive regular reimbursement under any Third Party Payor Program, any resident’s or patient’s entitlement to reimbursement from Medicaid for amounts paid by such resident or patient to any Tenant, as applicable, or Landlord’s title to any Facility or any Tenant’s interest therein.

8.2.3.4 Operator Reports; Actuarial Reports.  Tenant shall provide Landlord with accurate and complete copies of any and all of the census information concerning the number of licensed beds or units, as applicable, occupied by bona fide residents or patients, financial statements and other reports, materials and information concerning any Tenant, the Facilities and each Tenant’s business operations and compliance with material laws, ordinances, rules, regulations, Authorizations and Facility Provider Agreements that are submitted by Tenant to any Governmental Authorities or any provider pursuant to any Third Party Payor Program (including any Health Department), for any of the Facilities (the “Operator Reports”) promptly, and in any event, within five (5) Business Days, after the submission thereof.  All Operator Reports shall be accurate in all material respects as of the date of such Operator Reports.  Tenant shall provide Landlord with any and all Actuarial Reports received by, or prepared by or on behalf of, any Tenant within ten (10) Business Days after the receipt or submission thereof by or to any Tenant.

8.2.4 Compliance With Laws.  Tenant shall comply with all Insurance Requirements and shall comply in all material respects with all Legal Requirements (and Landlord shall have no responsibility for such compliance).  Tenant shall keep all Authorizations and Facility Provider Agreements in full force and effect.

8.2.5 Financial Covenants.  The following financial covenants shall be met throughout the Term of this Lease:

8.2.5.1 Portfolio Coverage Ratio.  Tenant shall maintain, for each twelve (12) month period ending at the end of a fiscal quarter of Tenant (each such 12 month period ending as aforesaid, a “Test Period”), a Portfolio Coverage Ratio of not less than:

0.90 to 1.0	- For any Test Period ending on or prior to December 31, 2008
1.05 to 1.0	- For any Test Period ending during 2009
1.10 to 1.0	- For any Test Period ending during 2010
1.15 to 1.0	- For any Test Period ending during or after 2011
If Tenant fails to maintain a Portfolio Coverage Ratio that satisfies the above-referenced applicable requirement for a particular Test Period ending on or prior to the expiration of the Initial Term as to any Leased Property, Tenant shall not be considered in default of this Section 8.2.5 provided and on the condition that all of the following conditions and requirements are met:
(i) Tenant has not failed to maintain a Portfolio Coverage Ratio that satisfies the above-referenced applicable requirements with respect to four (4) other previous Test Periods ending on or prior to the expiration of the Initial Term as to any Leased Property.

(ii) The Portfolio Coverage Ratio has not, for more than two (2) consecutive Test Periods, been more than 0.05 less than the required ratio (for example, if the required ratio is 1.10 to 1.00, this requirement would be violated if, for example, the Portfolio Coverage Ratio equaled less than 1.05 to 1.00 for three (3) consecutive Test Periods).

(iii) Within ten (10) days after receipt of a written notice from Landlord specifying that Tenant has failed to maintain a Portfolio Coverage Ratio that satisfies the above-referenced applicable requirement, (a) Tenant deposits with Landlord an additional Security Deposit (herein, a “Coverage Based Security Deposit”), in cash or in the form of a Letter of Credit satisfying the requirements of Section 3.4 above, in the amount by which the Cash Flow would have needed to be higher in order for the Portfolio Coverage Ratio, for such Test Period, to have satisfied the above-referenced applicable requirement (but, for purposes of calculating the amount of the required Coverage Based Security Deposit under this Lease, with such Portfolio Coverage Ratio to be calculated by reference only to the Facilities demised under this Lease and the Cash Flow from, and Fixed Rent, and all other debt service and lease payments, relating to, such Facilities) and (b) each of the tenants under the Other Leases (other than the Brighton Lease, the Fairwood Lease and the Whitehall Lease) deposits with its landlord a Coverage Based Security Deposit in accordance with the provisions of Section 8.2.5 of its Other Lease and in an amount calculated by reference only to the Facilities demised under its Other Lease and the Cash Flow from, and Fixed Rent, and all other debt service and lease payments relating to, such Facilities (subject to increase as provided in subsection (v) below, the aggregate amount of the additional security deposits pursuant to subsections (a) and (b) above is referred to herein as the “Shortfall Amount”).

(iv) In the event Landlord holds a Coverage Based Security Deposit pursuant to this Section 8.2.5 and, for two (2) consecutive subsequent Test Periods, the above-referenced applicable Portfolio Coverage Ratio requirement(s) is (are) satisfied, Landlord shall, promptly after receipt of reasonably satisfactory evidence of the foregoing and provided no Event of Default exists and no event has occurred or condition has arisen that, with notice or the passage of time or both, may become an Event of Default, return to Tenant the Coverage Based Security Deposit portion of the Security Deposit, which return shall not preclude Tenant from thereafter making a further Coverage Based Security Deposit if the applicable Portfolio Coverage Ratio requirement referenced above is not satisfied as to a subsequent Test Period.

(v) In the event Landlord holds a Coverage Based Security Deposit, then, as to each subsequent Test Period until such deposit is returned to Tenant as provided in subsection (iv) above, the Portfolio Coverage Ratio shall be calculated and, if Tenant has failed to maintain a Portfolio Coverage Ratio that satisfies the above-referenced applicable requirement, the amounts referenced in subsections (iii)(a) and (b) above shall be calculated for such Test Period, and, if the amount calculated for such Test Period pursuant to subsection (iii)(a) above exceeds the amount of the Coverage Based Security Deposit then being held by Landlord, within ten (10) days after receipt of a written demand from Landlord, (a) Tenant shall deliver to and deposit with Landlord an additional Coverage Based Security Deposit in the amount of such excess, (b) each of the tenants under the Other Leases (other than the Brighton Lease, the Fairwood Lease and the Whitehall Lease) shall deliver to and deposit with its landlord an additional Coverage Based Security Deposit in the amount, if any, by which the amount calculated for such Test Period pursuant to subsection (iii)(b) above exceeds the amount of the Coverage Based Security Deposit then being held by its landlord, and (c) after the additional deposits referenced in subsections (a) and (b) of this subsection (v), the aggregate amount of the Coverage Based Security Deposits then being held by Landlord under this Lease and the respective landlords under the Other Leases (other than the Brighton Lease, the Fairwood Lease and the Whitehall Lease) shall be the applicable Shortfall Amount for such Test Period.

(vi) Landlord shall be entitled to treat any Coverage Based Security Deposit as part of the Security Deposit and shall have the same rights and protections with respect thereto (including, without limitation, rights to draw upon any Letter of Credit deposited under this Section 8.2.5) as it has with respect to the portion of the Security Deposit that was deposited pursuant to Section 3.4.

8.2.6 Permitted Encumbrances.  Tenant shall, at its own cost, fully observe, perform and comply with all Permitted Encumbrances as the same apply to or bind Landlord or the Premises.  No Tenant shall cause, or permit its respective Tenant Parties to cause, whether by act or omission, any breach of, default under or termination of any Permitted Encumbrance applicable to or binding upon Landlord or the Premises.

8.3 Authorization Non-Compliance.  In the event that Tenant shall receive a complaint or notice from a private party to any Third Party Payor Program or Governmental Authority alleging, asserting or suggesting that Tenant is not in compliance with any Legal Requirement, any license, permit, approval or other Authorization or any certification for reimbursement under any Facility Provider Agreement or other Third Party Payor Program, Tenant shall, within five (5) Business Days, send notice to Landlord, whereupon Tenant shall remedy any condition causing such complaint, notice or non-compliance promptly, and in any case within any cure period allowed therefor by the applicable agency or authority, in the case of such non-compliance.

9. Maintenance of Facilities.

9.1 Maintenance and Repair.

9.1.1 Facility Repair.  Tenant, at its sole expense, shall keep each Leased Property (and Tenant’s Personal Property) in good and safe order and repair, except for ordinary wear and tear and damage by Casualty and Condemnation (whether or not the need for such repairs occurs as a result of Tenant’s use, any prior use, the elements or the age of such Leased Property, Tenant’s Personal Property, or any portion thereof).  Without limitation of the foregoing, Tenant shall promptly make all necessary and appropriate repairs and replacements (capital and otherwise) to each Facility, of every kind and nature, whether interior or exterior, structural or non-structural, ordinary or extraordinary, foreseen or unforeseen or arising by reason of a condition existing prior to the commencement of the Term (concealed or otherwise), including, but not limited to, any roof repairs or replacements or parking lot repairs or replacements, such that each Leased Property is maintained in a high quality operating and structural condition for use for its Primary Intended Use.  Tenant shall maintain, repair and replace each Facility such that no deferred maintenance items exist at, in or on any Leased Property at any time and all systems, components, and elements (structural and otherwise) have a useful life determined in the exercise of Landlord’s reasonable judgment that exceeds the then applicable Expiration Date by not less than three (3) years (and not less than seven (7) years as to structural items).  Tenant shall have in place service and maintenance contracts with duly licensed contractors or repair services providing for regular maintenance and repair of any and all major systems serving each Leased Property, including, but not limited to, the HVAC systems, life safety systems, plumbing systems and elevator and conveyor systems.  Landlord may from time to time as to any one or more Leased Properties, and at Tenant’s sole expense (but no more than once every three (3) years at Tenant’s expense), cause an engineer designated by Landlord, in its sole discretion, to inspect one or more Leased Properties and issue a report (a “Leased Property Condition Report”) with respect to the condition of any such Leased Properties.  Tenant shall, at its own expense, make any and all repairs or replacements recommended by such Leased Property Condition Report.  All repairs shall be made in a good and workmanlike manner and in accordance with all Legal Requirements relating to such work.  Landlord shall not under any circumstances be required to repair, replace, build or rebuild any improvements on any Leased Property, or to make any repairs, replacements, alterations, restorations or renewals of any nature or description to any Leased Property, whether ordinary or extraordinary, structural or non-structural, foreseen or unforeseen, or to make any expenditure whatsoever with respect thereto, or to maintain any Leased Property in any way.  Tenant hereby waives, to the extent permitted by law, the right to make repairs at the expense of Landlord pursuant to any law currently in effect or hereafter enacted.

9.1.2 Notice of Non-Responsibility.  Except as expressly set forth in this Lease, nothing contained in this Lease and no action or inaction by Landlord shall be construed as:  (i) constituting the consent or request of Landlord, express or implied, to any contractor, subcontractor, laborer, materialman or vendor to, or for the performance of, any labor or services or the furnishing of any materials or other property for the construction, alteration, addition, repair or demolition of or to any Leased Property or any part thereof; or (ii) giving Tenant any right, power or permission to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Landlord in respect thereof or to make any agreement that might create, or in any way be the basis for, any right, title, interest, lien, claim or other encumbrance upon the estate of Landlord in any Leased Property, or any portion thereof.  Landlord may post, at Tenant’s sole cost, such notices of non-responsibility upon, or of record against, any Leased Property to prevent the lien of any contractor, subcontractor, laborer, materialmen or vendor providing work, services or supplies to Tenant from attaching against the Premises.  Tenant agrees to promptly execute and record any such notice of non-responsibility at Tenant’s sole cost.

9.1.3 Vacation and Surrender.  Tenant shall, upon the expiration or sooner termination of the Term as to any Leased Property, vacate and surrender the applicable Leased Property to Landlord in a high quality, broom clean condition consistent with the requirements of Section 9.1.1, except as repaired, rebuilt, restored, altered or added to as permitted or required by the provisions of this Lease and except for damage from Casualty or Condemnation.  Each Leased Property so returned to Landlord shall include any and all Alterations, which shall be and remain the property of Landlord as part of such Leased Property (except for Alterations that Landlord requests, in writing, that Tenant remove, which Alterations shall be promptly and completely removed by Tenant).  Tenant shall repair, at Tenant’s sole cost, any damage to a Leased Property resulting from Tenant’s vacation from or surrender of such Leased Property and/or the removal of any Alterations therefrom, whether effected by Tenant or Landlord.

9.2 Encroachments.  If any of the Leased Improvements on any Leased Property shall, at any time, encroach upon any property, street or right-of-way adjacent to such Leased Property, then, promptly upon the request of Landlord, Tenant shall, at its expense, subject to its right to contest the existence of any encroachment and, in such case, in the event of any adverse final determination, either (i) obtain valid waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, whether the same shall affect Landlord or Tenant, or (ii) make such changes in the Leased Improvements, and take such other actions, as Tenant, in the good faith exercise of its judgment deems reasonably practicable, to remove such encroachment, including, if necessary, the alteration of any of the Leased Improvements, and in any event take all such actions as may be necessary in order to be able to continue the operation of the Leased Improvements for the Primary Intended Use substantially in the manner and to the extent the Leased Improvements were operated prior to the assertion of such encroachment.  Any such alteration shall be made in conformity with the applicable requirements of Section 11.  Tenant’s obligations under this Section 9.2 shall be in addition to and shall in no way discharge or diminish any obligation of any insurer under any policy of title or other insurance and Tenant shall not be entitled to a credit for any sums recovered by Landlord under any such policy of title or other insurance.

10. Tenant’s Representations and Warranties.  Tenant hereby makes the following representations and warranties, as of the date hereof, to Landlord and acknowledges that Landlord is granting the Lease in reliance upon such representations and warranties. Tenant’s representations and warranties shall survive the expiration or termination of this Lease and, except to the extent otherwise specifically limited, shall continue in full force and effect, and remain true and correct, until Tenant’s obligations hereunder have been performed in full.

10.1 Organization and Good Standing.  Each Tenant is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each Tenant is qualified to do business in and is in good standing under the laws of the State in which the Facility operated by such Tenant is located.  Tenant has delivered true and complete copies of the documents, certificates and agreements pursuant to which each Tenant is organized to do business (the “Tenant Org Docs”).

10.2 Power and Authority.  Each Tenant has the power and authority to execute, deliver and perform this Lease and to make itself jointly and severally liable for the obligations of each other Tenant.  Each Tenant has taken all requisite action necessary to authorize the execution, delivery and performance of such Tenant’s obligations under this Lease.

10.3 Enforceability.  This Lease constitutes a legal, valid, and binding obligation of each Tenant enforceable in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditor’s rights generally, including, without limitation, fraudulent transfer or conveyance laws.

10.4 Consents.  The execution, delivery and performance of this Lease will not require any consent, approval, authorization, order, or declaration of, or any filing or registration with, any court, any Governmental Authority, or any other Person, except as set forth on Schedule 10.4 attached hereto.

10.5 No Violation.  The execution, delivery and performance of this Lease (i) do not and will not conflict with, and do not and will not result in a breach of, any Tenant Org Docs; and (ii) do not and will not violate in any material respect any order, writ, injunction, decree, statute, rule or regulation applicable to any Tenant or any of the Facilities.

10.6 Reports and Statements.  All reports, statements (financial or otherwise), certificates and other data furnished by or on behalf of Tenant or any Guarantor to Landlord in connection with this Lease, and all representations and warranties made herein or in any certificate or other instrument delivered in connection herewith, are and will be, to the best of Tenant’s knowledge, true and correct in all material respects as of the date of such report, statement, certificate or other data.

10.7 No Default.  As of the date hereof, (i) there is no existing Event of Default under this Lease; and (ii) no event has occurred which, with the giving of notice or the passage of time, or both, would constitute or result in such an Event of Default.

10.8 Adverse Matters.  To the best of Tenant’s knowledge and except as set forth on Schedule 10.8 attached hereto, no Tenant nor any of their respective officers, directors, members or managing employees or other contractors, subcontractors, employees or agents has engaged in any activities that are prohibited under criminal law, or are cause for civil penalties or mandatory or permissive exclusion from any Third Party Payor Program or any governmental health care program.  To the best of Tenant’s knowledge, there is no, and there shall continue to be no, threatened, existing or pending revocation, suspension, termination, probation, restriction, limitation or non-renewal affecting any Tenant or any Facility with regard to participation in any Third Party Payor Program or the applicable Authorizations to which any Tenant or Facility presently or at any time hereafter is/are subject or with regard to any resident’s or patient’s entitlement to reimbursement from Medicaid for amounts paid by such resident or patient to any Tenant, as applicable.

10.9 Certification.  Each Tenant has obtained any and all Authorizations necessary or advisable to operate its Facility(ies) for its Primary Intended Use and to be, and to continue to be, validly licensed and certified to operate its applicable Facility in accordance with all applicable governmental rules and regulations and the requirements of all applicable Governmental Authorities.

10.10 No Reimbursement Audits or Appeals.  There are no current, pending or outstanding reimbursement audits regarding any Third Party Payor Program nor any appeals pending at any Facility.

10.11 No Recoupments Efforts.  There are no current or pending recoupment efforts regarding any Third Party Payor Program at (or with respect to) any Facility.  Tenant is not a participant in any federal program whereby any Governmental Authority may have the right to recover funds by reason of the advance of federal funds.

10.12 Professional Liability Reserves.  For each Facility, the applicable Tenant or Guarantor has accrued, and will periodically (on an annual basis and upon any Reserve Event) accrue, reserves for expenses relating to malpractice and professional liability claims that are adequate and complete in the exercise of commercially reasonable judgment and normal commercial practice, which reserves have been, and will be, approved by its independent auditors and its independent actuary.

10.13 Primary Intended Use.  Each Facility is being operated for its Primary Intended Use and contains the number of licensed and operational beds or units described on Schedule 10.13 attached hereto (and with regard to the Jensen Beach Land Parcel, such parcel shall remain vacant land or, without limitation of Landlord’s approval rights relative to Alterations, be used as a skilled nursing, assisted living, independent living and/or Alzheimer’s care facility that is complimentary to the Primary Intended Use of the Jensen Beach Property).

10.14 Compliance with Laws.  Each Tenant is in substantial compliance with all applicable federal, state and local laws, regulations and guidelines (including, without limitation, any government payment program requirements and disclosure of ownership and related information requirements), quality and safety standards, accepted professional standards and principles that apply to professionals providing services to assisted or independent living facilities, in each case, as applicable, accreditation standards, and requirements of applicable Governmental Authorities, including, without limitation, those requirements relating to the physical structure and environment of each Leased Property, licensing, quality and adequacy of medical care, distribution of pharmaceuticals, rate setting, equipment, personnel, operating policies, additions to facilities and services and fee splitting.  No Tenant has committed any act which may give any Governmental Authority the right to cause Tenant to lose any applicable Authorizations.

10.15 Ownership of Authorizations.  The Authorizations:  (i) are not, and have not been, transferred to any location other than the Facility to which such Authorizations relate; (ii) are not, and have not been, pledged as collateral security for any loan or indebtedness other than pursuant to the terms of this Lease; (iii) are held free from restrictions or conflicts that would materially impair the use or operation of each Facility for its Primary Intended Use; and (iv) are not provisional, probationary or restricted in any way.

10.16 Third Party Payor Programs.  There is no threatened or pending revocation, suspension, termination, probation, restriction, limitation, fine, civil monetary penalty, recoupment or non-renewal affecting any Tenant or any Leased Property in respect of any Third Party Payor Programs to which Tenant or any Facility is subject.  All cost reports and financial reports, if any, submitted by any Tenant pursuant to any Third Party Payor Program have been and will continue to be materially accurate and complete and have not been and will not be misleading in any material respects.

11. Alterations.

11.1 Alterations.  Tenant shall not (i) make any Capital Alterations on or to any Leased Property, (ii) enlarge or reduce the size of any Facility and/or (iii) make any Capital Alterations or other Alterations that would tie in or connect with any improvements on property adjacent to the Land.  Tenant may, without Landlord’s consent, make any alterations, additions, or improvements (collectively, with the alterations described in items (i) – (iii) of the preceding sentence, “Alterations”) to any Leased Property if such Alterations are not of the type described in clause (i), (ii) or (iii) above, so long as in each case:  (w) the same do not (A) decrease the value of the Leased Property, (B) affect the exterior appearance of the Leased Property, or (C) affect the structural components of the Leased Property or the main electrical, mechanical, plumbing, elevator or ventilating and air conditioning systems for any Facility, (x) the same are consistent in terms of style, quality and workmanship to the original Leased Property and Fixtures, (y) the same are constructed and performed in accordance with the provisions of Section 11.2 below and (z) the cost thereof does not exceed, in the aggregate, $250,000.00 for any consecutive twelve (12) month period with respect to any single Facility.  Except for those limited Alterations that expressly do not require Landlord’s consent pursuant to the preceding sentence, all Alterations shall be subject to Landlord’s prior written consent, in Landlord’s reasonable discretion.  To the extent Landlord’s prior written consent shall be required in connection with any Alterations, Landlord may impose such conditions thereon in connection with its reasonable approval thereof as Landlord deems appropriate.  Notwithstanding the foregoing, Landlord agrees that painting, landscaping, and replacement of floor, wall and window coverings shall be deemed Alterations that do not require Landlord’s consent, regardless of the cost thereof, so long as the same meet the requirements of clauses (x) and (y) above, and the cost thereof shall not be counted towards the above-referenced $250,000.00 threshold.

11.2 Construction Requirements for all Alterations.  For all Alterations of any Leased Property, the following shall apply and shall be in addition to and not in lieu of any other requirements that Landlord may impose on Tenant in connection with the making of any Alterations and, except as described in this Section 11.2, the following shall apply whether or not Landlord’s consent to the subject Alteration is required:

11.2.1 Plans and Specifications.  Prior to commencing any Alterations, Tenant shall have submitted to Landlord a written proposal describing in reasonable detail such proposed Alteration and shall provide to Landlord for approval (or information, in the case of Alterations that do not require Landlord’s consent) such plans and specifications, permits, licenses, construction budgets and other information (collectively, the “Plans and Specifications”) as Landlord shall request, showing in reasonable detail the scope and nature of the proposed Alteration.

11.2.2 Permits.  Such construction shall not commence until Tenant shall have procured and paid for all municipal and other governmental permits and authorizations required therefor (as well as any permits or approvals required in connection with any Permitted Encumbrance), and Landlord shall join in the application for such permits or authorizations whenever such action is necessary; provided, however, that (i) any such joinder shall be at no liability, cost or expense to Landlord; and (ii) any Plans and Specifications required to be filed in connection with any such application that require the approval of Landlord shall have been so approved by Landlord.

11.2.3 No Impairment.  Such construction shall not, and prior to commencement of such construction Tenant’s licensed architect or engineer shall certify to Landlord that such construction shall not, impair the structural strength of any component of the applicable Facility or overburden or impair the operating efficiency of the electrical, water, plumbing, HVAC or other building systems of any such Facility.  The aforesaid certification shall not be required in the case of Alterations that do not require Landlord’s consent.

11.2.4 Compliance Certification.  Prior to commencing any Alterations, Tenant’s licensed architect or engineer shall certify to Landlord that the Plans and Specifications conform to and comply with all Insurance Requirements and all applicable building, subdivision and zoning codes, laws, ordinances, regulations and other Legal Requirements.  The aforesaid certification shall not be required in the case of Alterations that do not require Landlord’s consent.

11.2.5 Parking.  During and following completion of such construction, the parking that is located on the Land adjoining the applicable Facility shall remain adequate for the operation of such Facility for its Primary Intended Use and in no event shall such parking be less than is required by any applicable Legal Requirements or was located on the Land adjoining such Facility prior to such construction.

11.2.6 Materials; Quality.  All work done in connection with such construction shall be done promptly and in a good and workmanlike manner using first-class materials and in conformity with all Legal Requirements.

11.2.7 As-Builts.  Promptly following the completion of the construction of any Alterations, Tenant shall deliver to Landlord:  (i) “as built” drawings of any Capital Alterations included therein, certified as accurate by the licensed architect or engineer selected by Tenant to supervise such work; and (ii) a certificate from Tenant’s licensed architect or engineer certifying to Landlord that such Alterations have been completed in compliance with the Plans and Specifications and all applicable Legal Requirements.  The certification referenced in subsection (ii) above shall not be required in the case of Alterations that do not require Landlord’s consent.

11.2.8 Certificate of Occupancy.  If, by reason of the construction of any Alteration, a new or revised certificate of occupancy for any component of the applicable Facility is required, Tenant shall obtain such certificate in compliance with all applicable Legal Requirements and furnish a copy of the same to Landlord promptly upon receipt thereof.

11.2.9 Lien Waivers.  Upon completion of any Alteration, Tenant shall promptly deliver to Landlord final lien waivers from each and every general contractor and subcontractor that provided goods or services in connection with such Alteration indicating that such contractor or subcontractor has been paid in full for such goods or services, together with such other evidence as Landlord may reasonably require to satisfy Landlord that no liens have been created in connection with such Alteration.  The deliveries referenced in this Section 11.2.9 shall not be required in the case of Alterations that do not require Landlord’s consent, unless and to the extent requested in writing by Landlord.

11.3 Capital Expenditures Account.

11.3.1 Required Capital Expenditures.

11.3.1.1 As used in this Lease, (i) “Required Leased Property Annual Capital Expenditures Amount” shall mean, as to each Lease Year applicable to a particular Leased Property, an amount equal to the product of (a) the Required Per Unit Annual Capital Expenditures Amount that is applicable during such Lease Year (calculated as a weighted average in the event of any change in such Required Per Unit Annual Capital Expenditures Amount during such Lease Year) times (b) the aggregate number of Units at such Leased Property during such Lease Year (calculated as a weighted average in the event of any change in the number of such Units during such Lease Year), but, subject to Section 11.3.4, below, with such amount to be prorated for any partial Lease Year, and (ii) “Capital Expenditures” shall mean expenditures by Tenant on repairs, replacements and improvements to the Premises (including any part of Landlord’s Personal Property or Tenant’s Personal Property other than any part thereof that, by the terms of Section 35 below, is to be retained by Tenant upon the expiration or termination of this Lease and excluding the Hurricane Renovations referenced in Section 11.3.5 below) that (a) in accordance with GAAP, constitute capital expenditures, (b) are contemplated by the Annual Capital Expenditure Budget and (c) have been completed in a good, workmanlike and lien free fashion and in compliance with all Legal Requirements and with the terms of Sections 11.1 and 11.2 applicable to any Alterations.

11.3.1.2 Within thirty (30) days following the end of each respective Lease Year (or of any partial Lease Year resulting from the expiration or termination of this Lease) (such Lease Year (or partial Lease Year, if applicable), the “Subject Lease Year”), Tenant shall deliver to Landlord a report (a “Capital Expenditures Report”) on each Leased Property as to which a Lease Year has so ended, certified as true, correct and complete by Tenant pursuant to an Officer’s Certificate, summarizing and describing in reasonable detail all of the Capital Expenditures made by Tenant during such Subject Lease Year and the two (2) Lease Years preceding it (such Subject Lease Year, together with the two (2) Lease Years preceding it, the “Subject Three Lease Years”), on both an aggregate basis as to all Leased Properties as to which a Lease Year has so ended and broken down for each such Leased Property, and such receipts and other information as Landlord may reasonably request relative to the Capital Expenditures made by Tenant during such Subject Three Lease Years relative to each such Leased Property.  If, as to a particular Leased Property and a particular Subject Lease Year, the sum of (i) the amount of the Capital Expenditures so made by Tenant at such Leased Property during the applicable Subject Three Lease Years and so reported to Landlord, plus (ii) the amount of any Capital Expenditures Deposits previously made by Tenant with respect to such Leased Property and such Subject Three Lease Years, and minus (iii) the amount of any payments made to Tenant from the Capital Expenditures Account with respect to such Leased Property and such Subject Three Lease Years (such sum, as  to a particular Leased Property and a particular Subject Lease Year, the “Actual Leased Property Three Lease Years Capital Expenditures Amount”) is less than the sum of the Required Leased Property Annual Capital Expenditures Amounts with respect to such Leased Property for the Lease Years included in such Subject Three Lease Years (such sum, as to a particular Leased Property and a particular Subject Lease Year, the “Required Leased Property Three Lease Years Capital Expenditures Amount”), Tenant shall, on or prior to the due date of the Capital Expenditures Report for such Subject Lease Year, deposit (herein, a “Capital Expenditures Deposit”) into an interest bearing account (the “Capital Expenditures Account”) under the sole dominion and control of Landlord (or any Facility Mortgagee) an amount equal to the amount by which such Required Leased Property Three Lease Years Capital Expenditures Amount exceeds such Actual Leased Property Three Lease Years Capital Expenditures Amount.  If, as to a particular Leased Property and a particular Subject Lease Year, the applicable Actual Leased Property Three Lease Years Capital Expenditures Amount exceeds the applicable Required Leased Property Three Lease Years Capital Expenditures Amount, then, provided no default or Event of Default by Tenant exists hereunder, within five (5) Business Days after Tenant’s presentation of its Capital Expenditures Report for such Subject Lease Year reflecting such greater expenditure at such Leased Property (if Landlord is holding the Capital Expenditures Account) or within five (5) Business Days after Landlord’s receipt of the necessary funds from the Facility Mortgagee that is holding the Capital Expenditures Account (if a Facility Mortgagee is holding the Capital Expenditures Account), Landlord shall pay to Tenant the lesser of (a) the amount by which the applicable Actual Leased Property Three Lease Years Capital Expenditures Amount so made by Tenant at such Leased Property and so reported to Landlord exceeds the applicable Required Three Lease Years Capital Expenditures Amount or (b) the net amount of funds in the Capital Expenditures Account that are attributable to Capital Expenditures Deposits previously made with respect to such Leased Property.  Attached hereto as Schedule 11.3.1 is an example of the application of this Section 11.3.1.

11.3.2 Capital Expenditures Account.  The Capital Expenditures Account shall be maintained with a Lending Institution reasonably satisfactory to Landlord or with any Facility Mortgagee, and, for purposes of Section 11.3.1.2(b) above and the other terms of this Lease, Landlord shall, with respect to each Capital Expenditures Deposit, keep records allocating such deposit to the appropriate Leased Property(ies) hereunder.  Landlord shall not be liable to Tenant or any other Person for any decline in the value of the funds held in the Capital Expenditures Account.  Furthermore, neither Landlord nor any Facility Mortgagee shall bear responsibility for the financial condition of, nor any act or omission by, any Lending Institution at which the Capital Expenditures Account is located.  The interest from deposits into the Capital Expenditures Account shall be retained in the Capital Expenditures Account to be applied in accordance with the terms of this Section 11.3.  Tenant hereby grants to Landlord a first priority security interest in the Capital Expenditures Account pursuant to the Uniform Commercial Code (the “UCC”) of the State whose laws govern the perfection of such security interest, and the provisions of Section 21.1.1.1 below shall be applicable to such security interest.  Upon the occurrence of any Event of Default, Landlord or any Facility Mortgagee may apply any funds held in the Capital Expenditures Account to cure such Event of Default or on account of any damages suffered or incurred by Landlord in connection therewith.  In connection with any assignment of Landlord’s interest under this Lease, the assigning Landlord or any predecessor shall have the right, and the obligation, to transfer all amounts in the Capital Expenditures Account and still in its possession or control to such assignee and, upon such transfer, the assigning Landlord or any such predecessor, as the case may be, transferring any such amounts shall thereupon be completely released from all liability with respect to such amounts so transferred, and Tenant shall look solely to said assignee in reference thereto.

11.3.3 Disposition of Capital Expenditures Account.  As described above, within thirty (30) days following the expiration or termination of this Lease, Tenant shall deliver to Landlord a Capital Expenditures Report with respect to the Lease Year or partial Lease Year immediately preceding such expiration or termination, and, if applicable, make a deposit into the Capital Expenditures Account.  If, on the basis of such Capital Expenditures Report, Tenant is entitled to a payment as described in Section 11.3.1 above, then, notwithstanding anything to the contrary contained in such Section 11.3.1, such payment shall be due and payable to Tenant only as and when the conditions of Section 3.4.3 for the return of the Security Deposit have been met.  Except as provided in the preceding sentence, upon the expiration or termination of this Lease, all funds in the Capital Expenditures Account (including, without limitation, any funds that are required to be deposited therein by Tenant with respect to the Lease Year or partial Lease Year immediately preceding such expiration or termination) shall automatically and without further action of the parties become the property of Landlord, without any obligation on Landlord’s part to credit Tenant in any manner therefor.  The obligations of Landlord and Tenant under this Section 11.3 shall survive the expiration or termination of this Lease.

11.3.4 Certain Divisions and Calculations.  In the event that this Lease is terminated as to one or more Leased Properties (but not all of the Premises) on account of any event, circumstance or transaction to which Section 17.9 or Section 40 is applicable, then, for purposes of dividing any amounts then held in the Escrow Account or the Capital Expenditures Account between the amounts that will continue to be held under this Lease and the amounts that will be transferred to corresponding accounts under a New Lease entered into pursuant to Section 40 hereof or for any other purpose under this Lease, any such amounts so held in the Escrow Account or the Capital Expenditures Account shall be allocated to and among each terminated, and each non-terminated, Leased Property as determined by Landlord, in its sole discretion if any such termination results from an Event of Default and otherwise in its reasonable discretion.  In addition, in the event of (i) any termination of this Lease as to one or more Leased Properties (but not all of the Premises) on account of any New Lease under Section 40 or (ii) any combination of leases pursuant to Section 39, calculations of the applicable amounts of the Required Leased Property Annual Capital Expenditures Amount, Actual Leased Property Three Lease Years Capital Expenditures Amount, required Capital Expenditures Deposits and similar items shall be made with respect to the Transferred Premises (in the case of Section 40) or the combined properties under the Section 39 Lease (in the case of Section 39) the same as if all of such Transferred Premises or combined properties, as applicable, had been under the New Lease or Section 39 Lease relating thereto, as applicable, during any partial Lease Year preceding the Property Transfer Date (in the case of Section 40) or Section 39 Date (in the case of Section 39) applicable thereto.

11.3.5 Hurricane Renovations Escrow.  As of the Effective Date, Landlord continues to hold the sum of One Million Six Hundred Fifty Eight Thousand One Hundred Eighty Six and 13/100 Dollars ($1,658,186.13), plus interest on such amount since December 31, 2007, representing the remaining amount, plus interest thereon, credited to Landlord from the sellers of the Farm Pond Properties located in Florida on account of certain hurricane repairs and capital improvement items which have yet to be completed (collectively, the “Hurricane Renovations”) (such deposit is referred to herein as the “Hurricane Renovations Escrow Deposit”), in an account (the “Hurricane Renovations Escrow Account”) of Landlord or, in Landlord’s sole discretion, with any Facility Mortgagee, which deposit may be commingled with other assets of Landlord or such Facility Mortgagee.  Landlord shall not be liable to Tenant or any other Person for any consequent loss of principal or interest on funds held in the Hurricane Renovations Escrow Account.  Furthermore, neither Landlord nor any Facility Mortgagee shall bear responsibility for the financial condition of, nor any act or omission by, any Lending Institution at which the Hurricane Renovations Escrow Account is located.  The interest from deposits into the Hurricane Renovations Escrow Account shall be retained in the Hurricane Renovations Escrow Account to be applied in accordance with the terms of this Section 11.3.5.  Provided that no default or Event of Default by Tenant exists hereunder, and subject to the terms and conditions of this Section 11.3.5, the Hurricane Renovations Escrow Deposit shall be used by Landlord to directly pay third parties for any out-of-pocket costs incurred by Tenant for the Hurricane Renovations (“Hurricane Renovations Costs”), upon delivery by Tenant to Landlord of documentation evidencing such Hurricane Renovations Costs, which payment shall be provided within ten (10) Business Days after the presentation of such evidence (if Landlord is holding the Hurricane Renovations Escrow Account) or within ten (10) Business Days after Landlord’s receipt of the appropriate funds from the Facility Mortgagee that is holding the Hurricane Renovations Escrow Account (if a Facility Mortgagee is holding the Hurricane Renovations Escrow Account).  Landlord shall have no obligation to make any payment for any Hurricane Renovations Costs that are: (i) in the aggregate, in excess of the Hurricane Renovations Escrow Deposit, (ii) for Hurricane Renovations made without the prior written approval of Landlord (not to be unreasonably withheld or delayed), or (iii) in the aggregate, for an amount less than $25,000 for any single payment request by Tenant (however, such lesser amounts that satisfy the other conditions of this Section 11.3.5 and are paid by Tenant shall be reimbursed by Landlord in accordance with this Section 11.3.5).  Promptly following the Effective Date, and in any event on or prior to July 31, 2008, Tenant shall commence any remaining Hurricane Renovations (including, without limitation, the replacement of windows at the Subject Farm Pond Properties that are located in Florida (other than the Summerville at Lake Mary Property, if such property is demised pursuant to this Lease)) and Tenant shall thereafter proceed diligently and continuously to complete such Hurricane Renovations and shall complete such Hurricane Renovations on or prior to December 31, 2008. Upon completion of the Hurricane Renovations and payment or reimbursement of the Hurricane Renovation Costs, any amount remaining in the Hurricane Renovations Escrow Account shall be deposited into the Capital Expenditures Account.  The obligations of Landlord and Tenant under this Section 11.3.5 shall survive the expiration or termination of this Lease.

11.4 Annual Capital Expenditure Budget.  On or prior to January 31 of each calendar year, Tenant shall deliver to Landlord, at Tenant’s expense, a budget (the “Annual Capital Expenditure Budget”) setting forth Tenant’s reasonable estimate of the capital repairs, replacements and improvements to the Premises that Tenant anticipates will be necessary in such calendar year to comply with the maintenance, repair and replacement obligations contained in Section 9 hereof and maintain the Leased Properties in a high quality condition, and, on or prior to the December 15 preceding the commencement of such calendar year, Tenant shall deliver to Landlord, at Tenant’s expense, a preliminary draft of the aforesaid Annual Capital Expenditure Budget for such calendar year.  Tenant shall perform any and all capital repairs, replacements or improvements contemplated by the Annual Capital Expenditure Budget within twenty-four (24) months after the commencement of the calendar year to which such Annual Capital Expenditure Budget relates.  If Tenant has not completed such capital repairs, replacements or improvements within such twenty-four (24) month period, Landlord may, but shall not be obligated to, complete such capital repairs, replacements or improvements, in which case Landlord may reimburse itself for the cost of any such work by withdrawing funds from the Capital Expenditures Account sufficient to pay for such capital repairs, replacements or improvements, and Tenant shall, within ten (10) days following demand therefor by Landlord, (i) restore to the Capital Expenditures Account any amount so withdrawn therefrom and paid to Landlord and (ii) to the extent there were insufficient funds in the Capital Expenditures Account fully to reimburse Landlord for the cost of such work, pay to Landlord any remaining unreimbursed amount.  In the event of any payment by Tenant pursuant to subsection (i) and/or (ii) above, Tenant shall be entitled to include the amount thereof in its next Capital Expenditures Report.

12. Liens.  Subject to the provisions of Section 13 below governing a permitted contest by Tenant, Tenant will not, directly or indirectly, create or allow to remain, and will promptly discharge at its expense, any lien, encumbrance, attachment, title retention agreement or claim upon any Leased Property or any attachment, levy, claim or encumbrance in respect of the Rent, not including, however, (i) liens for those taxes of Landlord that Tenant is not required to pay hereunder, (ii) liens for Impositions or for sums resulting from noncompliance with Legal Requirements, so long as (1) the same are not yet payable or (2) such liens are in the process of being contested as permitted by Section 13, (iii) liens of mechanics, laborers, materialmen, suppliers or vendors for sums either disputed in good faith or not yet due, provided that (1) such lien and such reserve or other appropriate provisions as shall be required by law or generally accepted accounting principles shall have been made therefor and (2) any such liens are in the process of being contested as permitted by Section 13, and (iv) any liens that are expressly the responsibility of Landlord hereunder.  Notwithstanding the foregoing, Tenant shall bond over any lien affecting the applicable Leased Property if Landlord shall request or if any applicable Facility Mortgagee shall so require.

13. Permitted Contests.  Tenant, on its own or on Landlord’s behalf (or in Landlord’s name), but at Tenant’s expense, may contest, by appropriate legal proceedings, conducted in good faith and with due diligence, the amount, validity or application, in whole or in part, of any Imposition or any lien, attachment, levy, encumbrance, charge or claim not otherwise permitted by Section 12, provided that (i) in the case of an unpaid Imposition, lien, attachment, levy, encumbrance, charge, or claim, the commencement and continuation of such proceedings shall suspend the collection thereof from Landlord and from the applicable Leased Property, (ii) neither the applicable Leased Property nor any Rent therefrom nor any part thereof or interest therein would be reasonably likely to be in danger of being sold, forfeited, attached or lost, (iii) Tenant shall indemnify and hold harmless Landlord and the Landlord Indemnified Parties from and against any Losses incurred by Landlord or the Landlord Indemnified Parties in connection with any such contest or as a result thereof, (iv) Tenant shall give such security as may be demanded by Landlord to insure ultimate payment of, or compliance with, the same and to prevent any sale or forfeiture of the affected Leased Property or the Rent by reason of such non-payment or non-compliance; provided, however, the provisions of this Section 13 shall not be construed to permit Tenant to contest the payment of Rent or any other sums payable by Tenant to Landlord hereunder, (v) in the case of the contest of an Insurance Requirement, the coverage required by Section 14 shall be maintained, and (vi) if such contest is resolved against Landlord or Tenant, Tenant shall, as Additional Rent due hereunder, pay to the appropriate payee the amount required to be paid, together with all interest and penalties accrued thereon, within ten (10) days after such determination (or within such shorter period as may be required by the terms of such determination), and comply, within any cure period allowed therefor by the applicable agency or authority (or if no such cure period shall be allowed or specified by the applicable agency or authority, promptly and diligently following the effective date of such determination); provided, however, that this subsection (vi) is not intended, and shall not be construed, to afford Tenant any cure or grace period beyond the effective date of any final unappealable determination.  Landlord, at Tenant’s expense, shall execute and deliver to Tenant such authorizations and other documents as may reasonably be required in any such contest, and, if reasonably requested by Tenant or if Landlord so desires, shall join as a party therein.  The terms of this Section 13 shall survive the expiration or sooner termination of this Lease.

14. Insurance.

14.1 General Insurance Requirements.  Tenant shall obtain and maintain, or cause to be maintained, insurance for Tenant and the Leased Properties providing insurance coverages of such types, against such risks, in such amounts, with such deductibles and self-insurance retentions and with such endorsements as (i) Landlord, in its sole discretion, from time to time deems (1) commercially reasonable (in light of such factors, including, without limitation, the availability and cost of particular types and amounts of coverages, as Landlord, in its sole discretion, deems appropriate) and/or (2) consistent with the insurance coverages that are maintained by owners of properties similar to the Leased Properties or (ii) as may be required from time to time by any Facility Mortgagee, but with such insurance coverages at all times to include (without limitation of the preceding provisions for greater coverages) at least the following minimum coverages:

14.1.1 Coverage for loss or damage by fire, lightning, wind and such other perils as are included in a standard “all risk” or “special causes of loss” endorsement and against loss or damage by other risks and hazards covered by a standard property insurance policy, including, without limitation, riot, civil commotion, vandalism, malicious mischief, burglary and theft, relative to each Leased Property, in each case (i) in an amount equal to one hundred percent (100%) of the Full Replacement Cost of such Leased Property; (ii) containing an agreed amount endorsement with respect to the Leased Improvements and Tenant’s Personal Property at such Leased Property waiving all co-insurance provisions; (iii) containing (a) an “Ordinance or Law Coverage” or “Enforcement” endorsement and (b) “demolition” insurance and “increased cost of construction” insurance, if any of the Leased Improvements at, or the use of, such Leased Property shall at any time constitute legal non-conforming structures or uses; and (iv) having a deductible not exceeding Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00).  In addition, each Tenant shall at a minimum obtain: (y) flood hazard insurance, in the event that any portion of the Leased Improvements at any Leased Property is currently or at any time in the future located in a federally designated “special flood hazard area”, and (z) earthquake insurance, in the event that any Leased Property is located in an area with a high degree of seismic activity, provided that the insurance pursuant to clauses (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this Section 14.1.1.

14.1.2 Commercial general liability insurance against claims for personal injury, bodily injury, death or damage to the Leased Properties occurring upon, in or about each Leased Property, such insurance (i) to be for a combined limit, excluding umbrella coverage, of not less than One Million and No/100 Dollars ($1,000,000.00) per occurrence with not less than a Three Million and No/100 Dollars ($3,000,000.00) general aggregate limit and with the applicable limits applying on a “per location” basis; (ii) to cover at least the following: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for legal contracts; (5) contractual liability covering indemnities, if any, given by Tenant contained in the Facility Mortgage, if any, applicable to the Leased Property, to the extent the same is available; (6) broad form property damage; (7) personal injury (including death resulting therefrom); (8) healthcare professional liability and (9) a liquor liability endorsement if alcoholic beverages are sold at any Leased Property; and (iii) to have a per claim deductible not exceeding Five Hundred Thousand and No/100 Dollars ($500,000.00).

14.1.3 Business interruption insurance (i) with loss payable to Landlord; (ii) covering all risks required to be covered by the insurance provided for in Section 14.1.1 above; (iii) in an amount sufficient to avoid any co-insurance penalty and to provide proceeds that will, in Landlord’s sole discretion, cover a period of not less than twelve (12) months from the date of casualty or loss; and (iv) containing an extended period of indemnity endorsement that provides that, after the physical loss to the applicable Leased Property has been repaired, the continued loss of income will be insured until such income returns to the same level it was prior to the loss or the expiration of not less than twelve (12) months from the date of the loss, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period.

14.1.4 At all times during which Alterations or structural construction or repairs are being made with respect to any of the Leased Improvements, and only if the Leased Properties’ coverage form does not otherwise apply, (i) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (ii) the insurance provided for in Section 14.1.1 above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to Section 14.1.1 above, (3) including permission to occupy the Leased Properties, and (4) with an agreed amount endorsement waiving co-insurance provisions.

14.1.5 Workers’ compensation insurance, subject to the statutory limits of the State in which the applicable Leased Property is located, and employer’s liability insurance with limits of at least One Hundred Thousand and No/100 Dollars ($100,000.00) per accident and per disease, per employee, and at least Five Hundred Thousand and No/100 Dollars ($500,000.00) aggregate in respect of any work or operations on or about any Leased Property, or in connection with any Leased Property or its operation (if applicable).

14.1.6 Broad form boiler and machinery insurance (without exclusion for explosion) covering all boilers or other pressure vessels, machinery, and equipment located in, on or about any Leased Property (including “system breakdown coverage”) and insurance against loss of occupancy or use arising from any breakdown of such equipment.

14.1.7 Motor vehicle liability coverage for all owned and non-owned vehicles, including, without limitation, rented and leased vehicles, containing limits per occurrence, including umbrella coverage, of not less than One Million and No/100 Dollars ($1,000,000.00).

14.1.8 If alcoholic beverages are sold at any Leased Property, so-called “dramshop” insurance or other liability insurance required in connection with the sale of alcoholic beverages.

14.1.9 Insurance against employee dishonesty.

14.2 Policies; Certificates.  All insurance provided for in Section 14.1 above shall be obtained under valid and enforceable policies (individually, a “Policy” and, collectively, the “Policies”) and shall be subject to the approval of Landlord, which approval shall not be unreasonably withheld or delayed.  Not less than ten (10) days prior to the expiration date of each Policy, a certificate of insurance evidencing the renewal of such Policy, accompanied by evidence satisfactory to Landlord of payment of the premiums then due thereunder (the “Insurance Premiums”), shall be delivered by Tenant to Landlord.  Tenant shall deliver certified copies of the Policies to Landlord prior to the date hereof and thereafter upon request.  All Policies must have a term of not less than one (1) year.

14.3 Blanket and Loss Limit Policies.  Any blanket Policy shall specifically allocate to each Leased Property the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only such Leased Property in compliance with the provisions of Section 14.1.  Policies under Sections 14.1.1, 14.1.3 and 14.1.6 above shall be permitted to be written on a loss limit basis, subject to the delivery to Landlord of such information relating thereto as Landlord may from time to time reasonably request and to Landlord’s approval of such loss limit and of the terms thereof, which approval shall not be unreasonably withheld, delayed or conditioned.

14.4 Additional Insured; No Separate Insurance.  All Policies provided for or contemplated by Section 14.1 above, except for the Policy referenced in Section 14.1.5, shall name each applicable Tenant as the insured and Landlord and any Facility Mortgagee(s) and its/their successors and/or assigns as additional insureds, as its/their interests may appear, and, in the case of property damage, loss of rent, business interruption, terrorism, boiler and machinery, flood and earthquake insurance, shall contain a so-called New York standard non-contributing mortgagee clause in favor of Landlord or any Facility Mortgagee, as applicable, providing that the loss thereunder shall be payable to Landlord or such Facility Mortgagee, as applicable.  Tenant shall not, on Tenant’s own initiative or pursuant to the request or requirement of any third party, (i) take out separate insurance concurrent in form or contributing in the event of loss with that required in this Section 14 to be furnished by Tenant or (ii) increase the amounts of any then existing insurance by securing an additional policy or policies, unless all parties having an insurable interest in the subject matter of the insurance, including in all cases Landlord and all Facility Mortgagees, are included therein as additional insureds and the loss is payable under such insurance in the same manner as losses are payable under this Lease.  Tenant shall immediately notify Landlord of the taking out of any such separate insurance or of the increasing of any of the amounts of the then existing insurance by securing an additional policy or policies.

14.5 Policy Requirements.  All Policies of insurance provided for in Section 14.1 shall contain clauses or endorsements to the effect that:

(i) no failure by Tenant or any Tenant Party to comply with the provisions of any Policy, that might otherwise result in a forfeiture or impairment of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Landlord or any Facility Mortgagee is concerned;

(ii) the Policy shall not be materially changed (other than to increase the coverage provided thereby) or canceled without at least thirty (30) days’ written notice to Landlord, any Facility Mortgagee and any other party named therein as an additional insured or loss payee;

(iii) neither Landlord nor any Facility Mortgagee shall be liable for any Insurance Premiums thereon or subject to any assessments thereunder; and

(iv) a waiver of subrogation rights as to Landlord and any Facility Mortgagee.

14.6 Evidence of Compliance.  If at any time Landlord is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Landlord shall have the right, without notice to Tenant, to take such action as Landlord deems necessary to protect its interest in the Leased Properties, including, without limitation, the obtaining of such insurance coverages as Landlord in its sole discretion deems appropriate and all premiums incurred by Landlord in connection with any such action or in obtaining any such insurance and keeping it in effect shall be paid by Tenant to Landlord upon demand and shall bear interest at the Overdue Rate until paid.

14.7 Foreclosure; Transfer.  In the event of foreclosure of any Facility Mortgage or other transfer of title to any Leased Property, all right, title and interest of the applicable Tenant in and to the Policies then in force concerning the Leased Properties and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or in Landlord, Facility Mortgagee or other transferee in the event of such other transfer of title.

14.8 Insurance Company.  The Policies shall be issued by one or more domestic primary insurance companies, duly qualified in the jurisdictions where the Leased Properties are located.  Each insurer under each Policy shall have, as of each applicable Commencement Date and as of each renewal of such Policy, a rating of A: VII or better by A.M. Best.  The insurer under each Policy shall have, as of each applicable Commencement Date and as of each renewal of such Policy, a claims-paying ability rating of at least “AA” or its equivalent from each of the Rating Agencies, or, if a particular Policy is issued by more than one insurer, then, at least seventy-five percent (75%) of the coverage (if there are four (4) or fewer insurers under such Policy) or at least sixty percent (60%) of the coverage (if there are five (5) or more insurers under such Policy) must be with carriers having such claims-paying ability ratings (provided that all of the insurers under such Policy must have claims-paying ability ratings of not less than “A-” or the equivalent from each of the Rating Agencies as of each applicable Commencement Date and as of each renewal of such Policy).  At all times, each insurer under each Policy must maintain a rating of B++: VII or better by A.M. Best.  In the event that Tenant satisfies the above-referenced ratings tests as to a particular Policy as of an applicable Commencement Date or as of a Policy renewal date, as applicable, but thereafter an insurer under such Policy ceases to satisfy the minimum A.M. Best ratings that must be met at all times, Tenant shall not be in default under this Section 14.8 so long as, within thirty (30) days after such cessation arises, Tenant replaces the insurer(s) that do not satisfy such minimum ratings requirements with insurer(s) that do satisfy such minimum ratings requirements.

14.9 Terrorism.  Tenant’s Policies as to a particular Leased Property(ies) shall not be required to omit any exclusions from coverage for acts of terrorism, unless obtaining such omission (i) shall not cause the premiums therefor to exceed commercially reasonable rates and (ii) is then customarily required by commercial landlords owning, or institutional lenders making mortgage loans secured by, properties similar to such Leased Property(ies).

15. Damage and Destruction.

15.1 Notice of Casualty.  If any Leased Property shall be destroyed, in whole or in part, or damaged by Casualty, Tenant shall give prompt written notice thereof to Landlord and any Facility Mortgagee, in no event more than five (5) Business Days after the occurrence of a Casualty.  Within fifteen (15) days after the occurrence of a Casualty, or as soon thereafter as such information is reasonably available to Tenant, Tenant shall provide the following information to Landlord: (i) the date of the Casualty; (ii) the nature of the Casualty; (iii) a description of the damage or destruction caused by the Casualty, including, but not limited to, the type of Leased Property damaged, the area of the Leased Improvements damaged and the general extent of such damage; (iv) a preliminary estimate of the cost to repair, rebuild, restore or replace the Leased Property; (v) a preliminary estimate of the schedule to complete the repair, rebuilding, restoration or replacement of the Leased Property; (vi) a description of the anticipated property insurance claim, including, but not limited to, the name of the insurer, the insurance coverage limits, the deductible amounts, the expected settlement amount and the expected settlement date; and (vii) a description of the business interruption claim, including, but not limited to, the name of the insurer, the insurance coverage limits, the deductible amounts, the expected settlement amount and the expected settlement date.  Tenant shall provide Landlord with copies of any and all material correspondence to and from the insurance provider within five (5) Business Days after Tenant’s receipt or submission thereof and provide any other information reasonably requested by Landlord.

15.2 Substantial Destruction.  Except as otherwise set forth herein, if a Facility is substantially destroyed or rendered Unsuitable For Its Primary Intended Use by a Casualty at any time during the Term, Landlord may elect to terminate this Lease with respect to the Leased Property on which such Facility is located by providing written notice to Tenant within ninety (90) days of the date upon which Tenant notifies Landlord of the Casualty, which termination shall be effective as of the date of Tenant’s receipt of such notice.  If Landlord elects to terminate, then Landlord shall receive any and all of the insurance proceeds payable by reason of the Casualty (the “Casualty Insurance Proceeds”) and Tenant shall immediately pay to Landlord an amount equal to any uninsured deductible, and as of the date of such termination, the applicable Leased Property shall be deleted from this Lease and the provisions of Section 17.9 governing a deletion of a Leased Property after Casualty shall be applicable.  If Landlord does not elect to terminate, then Tenant shall promptly rebuild and restore the Leased Property in accordance with Section 15.4 below and Landlord shall make the Casualty Insurance

Proceeds available to Tenant for such restoration only pursuant to, and in accordance with, Section 15.5 below.  The term “substantially destroyed” means any Casualty resulting in the loss of use of fifty percent (50%) or more of the licensed beds or units at the Facility located on the relevant Leased Property or that would require more than fifty percent (50%) of the value of the Leased Improvements to restore.

15.3 Partial Destruction.  If a Leased Property is damaged by a Casualty but the Facility(ies) located on such Leased Property is not substantially destroyed or rendered Unsuitable For Its Primary Intended Use, then, subject to the requirements of any Facility Mortgage binding upon, or secured by, the Leased Property, Tenant shall restore the Leased Property in accordance with the requirements of Section 15.4 below and Landlord shall make the Casualty Insurance Proceeds available to Tenant for such restoration pursuant to Section 15.5 below.  Notwithstanding the foregoing, if such Casualty shall occur during the final two (2) Lease Years of the Term, then Landlord shall have the right to terminate this Lease with respect to such Leased Property and retain any Casualty Insurance Proceeds, by delivering notice of such election to Tenant within ninety (90) days of its receipt of notice from Tenant of such Casualty, which termination shall be effective as of the date such notice of termination from Landlord is received by Tenant, whereupon Tenant shall immediately pay to Landlord the amount of any uninsured deductible and the applicable Leased Property shall be deleted herefrom pursuant to Section 17.9 below governing the deletion of a Leased Property in connection with a Casualty.

15.4 Restoration.

15.4.1 Commencement of Restoration.  Within sixty (60) days after the earliest to occur of (i) Tenant’s receipt of notice from Landlord directing Tenant to restore a Leased Property damaged or destroyed by a Casualty, (ii) in the case of a Casualty that results in Landlord having the option to terminate this Lease as to the affected Leased Property pursuant to Section 15.2 or Section 15.3, the expiration of the period in which Landlord may exercise such option to terminate if Landlord fails to affirmatively elect to terminate this Lease with respect to such Leased Property, or (iii) in the case of damage to a Leased Property by Casualty that does not result in the substantial destruction or the rendering Unsuitable For Its Primary Intended Use of the applicable Facility(ies), and that does not occur during the final two Lease Years of the Term, the date of such Casualty, Tenant shall furnish to Landlord complete plans and specifications (the “Restoration Plans and Specifications”) describing the work Tenant intends to undertake to restore the applicable Leased Property (the “Work”) for Landlord’s approval, which approval shall not be unreasonably withheld.  The Restoration Plans and Specifications shall be prepared in accordance with good and customary construction and design practices and bear the signed approval thereof by an architect licensed to do business in the State where the applicable Leased Property is located and shall be accompanied by a written estimate from the architect containing the projected cost of completing the Work.  The Restoration Plans and Specifications shall contemplate Work of such nature, quality and extent that, upon the completion thereof, the Leased Property shall be at least equal in value and general utility to its value and general utility prior to the Casualty and shall be adequate to operate the applicable Facility(ies) for its Primary Intended Use.  Tenant shall satisfy all of the terms and conditions set forth in Sections 11.2.1 through 11.2.4 hereof relative to Alterations as to the Work and the Restoration Plans and Specifications.

15.4.2 Permits.  Prior to the commencement of the Work, Tenant shall furnish to Landlord certified or photostatic copies of all permits and contracts required by any and all applicable Legal Requirements or Insurance Requirements in connection with the commencement and conduct of the Work.

15.4.3 Conduct of Work.  Upon satisfaction of the requirements set forth in Section 15.4.1 and Section 15.4.2 above, Tenant shall perform the Work diligently and in a good, workmanlike and lien-free fashion, in accordance with (i) the Restoration Plans and Specifications; (ii) the permits and contracts referred to in Section 15.4.2 above; and (iii) all applicable Legal Requirements and other requirements of this Lease.

15.5 Disbursement of Insurance Proceeds.  Tenant shall use commercially reasonable efforts to complete the Work on or prior to the estimated completion date provided by its architect. If Landlord is required or elects to apply any Casualty Insurance Proceeds toward repair or restoration of the applicable Facility, provided Tenant is diligently performing the Work in accordance with this Lease, Landlord shall disburse such Casualty Insurance Proceeds as and when required by Tenant in accordance with normal and customary practice for the payment of a general contractor in connection with construction projects similar in scope and nature to the Work, including, at Landlord’s option, the withholding of 10% of each disbursement of such Casualty Insurance Proceeds until the Work is completed as evidenced by a certificate of occupancy or similar evidence issued upon an inspection by the applicable Governmental Authority and proof has been furnished to Landlord that no lien or liability has attached or will attach to the applicable Leased Property or to Landlord in connection with the Work.  Upon the completion of the Work and the furnishing of such proof, the balance of the Casualty Insurance Proceeds payable to Tenant on account of the Work shall be paid to Tenant as and when the terms of Sections 15.4.1 through 15.4.3 have been complied with.  Prior to any final disbursement of Casualty Insurance Proceeds, Tenant shall satisfy all of the conditions set forth in Sections 11.2.1 through 11.2.9 relative to Alterations as to the Work, as well as provide evidence reasonably satisfactory to Landlord that any amounts required to be paid by Tenant in connection with such Work pursuant to Section 15.6 below have been paid in full.  Notwithstanding anything contained herein to the contrary, any Facility Mortgagee may retain and disburse the Casualty Insurance Proceeds and Tenant shall comply with the requests and requirements of such Facility Mortgagee in connection with the Work and the disbursement of Casualty Insurance Proceeds.

15.6 Insufficient Proceeds/Risk of Loss.  If the Casualty Insurance Proceeds are not sufficient to pay the costs of the Work in full, Tenant shall nevertheless remain responsible, at its sole cost and expense, to complete the Work.  Tenant expressly assumes all risk of loss, including, without limitation, a decrease in the use, enjoyment or value of the Leased Property from any Casualty whatsoever, whether or not insurable or insured against.  Tenant shall pay any insurance deductible and any other uninsured Losses.

15.7 Excess Proceeds.  Provided no Event of Default exists and this Lease is not terminated pursuant to Section 15 with respect to the Leased Property on which the applicable Facility is located, any amount by which the Casualty Insurance Proceeds exceed the amount necessary to complete the Work shall be promptly paid by Landlord to Tenant, provided, however, that any such excess Casualty Insurance Proceeds shall be paid by Landlord to Tenant only following the disbursement of Casualty Insurance Proceeds necessary to complete the Work in accordance with Section 15.5.

15.8 Landlord’s Inspection.  During the progress of the Work, Landlord and Landlord’s Representatives may, from time to time, inspect the Work and the Leased Property.  If, during such inspection or otherwise, Landlord and Landlord’s Representatives determine that the Work is not being done in accordance with the Restoration Plans and Specifications, this Lease or any Legal Requirements, upon receipt by Tenant from Landlord of a written notice setting forth in reasonable specificity and detail any defect in the Work, Tenant will cause corrections to be made to any such defect.

15.9 Not Trust Funds.  Notwithstanding anything herein or at law or in equity to the contrary, none of the Casualty Insurance Proceeds, or Award on account of any Condemnation, that may be paid to Landlord as herein provided shall be deemed trust funds, and Landlord shall be entitled to dispose of such Casualty Insurance Proceeds or Award as provided in this Section 15 or in Section 16 or Section 17.6 below, as applicable.

15.10 Waiver.  Tenant waives any statutory rights of termination that may arise by reason of any Casualty or Condemnation.

15.11 Facility Mortgagee.  Notwithstanding anything contained herein to the contrary, in the event that any Facility Mortgagee elects to require that any Casualty Insurance Proceeds in connection with any Casualty, or the Award in connection with any Condemnation, be applied by Landlord to reduce the outstanding principal balance of any loan secured by any Leased Property, Landlord may elect, in its sole discretion and by written notice to Tenant, delivered promptly after the receipt by Landlord of written notice of such election from Facility Mortgagee, to terminate this Lease as to the Leased Property affected by such Casualty or Condemnation, in which event the provisions of Section 17.9 governing a deletion of one or more Leased Properties from this Lease after a Casualty or Condemnation shall apply.  Notwithstanding anything contained in Section 15 or Section 16 hereof, Tenant shall remain liable for any uninsured portion of any Casualty or the cost of any restoration not covered by an Award in the event this Lease is terminated as to the applicable Leased Property pursuant to Section 15 or Section 16 hereof.  In the event a Facility Mortgagee so elects to apply any Casualty Insurance Proceeds or Award in reduction of a loan secured by a particular Leased Property and Landlord elects not to exercise its above-described termination right as to such Leased Property, Landlord shall be obligated to disburse its own funds in replacement for any Casualty Insurance Proceeds or Award so applied by the Facility Mortgagee, and, in such event, Landlord’s own funds shall be disbursed to Tenant from time to time as, when and subject to the satisfaction of the same terms, conditions and requirements as would have governed the disbursement of the Casualty Insurance Proceeds or Award that Landlord’s funds replace (e.g. the requirements of Section 15.5 shall continue to be required to be satisfied as a pre-condition to any disbursement of Landlord’s funds).

16. Condemnation.

16.1 Parties’ Rights and Obligations.  If during the Term there is any Condemnation of all or any part of any Leased Property, the rights and obligations of the parties shall be determined by this Section 16.

16.2 Total Taking.  If any Leased Property is totally taken by Condemnation, this Lease shall terminate as to such Leased Property on the Date of Taking, in which event the provisions of Section 17.9 governing the deletion of one or more Leased Properties from this

Lease upon a Condemnation shall apply.  In the event of a total taking by Condemnation of any Leased Property, the Award shall be solely the property of Landlord, whether such damages shall be awarded as compensation for diminution in value of the leasehold or the fee estate of the Premises, provided, however, Tenant shall be entitled to any damages specifically attributable to reasonable removal and relocation costs included in the Award.

16.3 Partial Taking.  If any portion of any Leased Property is taken by Condemnation, this Lease shall remain in effect as to such Leased Property if the Facility(ies) located thereon is not thereby rendered Unsuitable For Its Primary Intended Use as reasonably determined by Landlord, but if the Facility(ies) is/are thereby rendered Unsuitable For Its Primary Intended Use, this Lease shall terminate as to such Leased Property on the Date of Taking, in which event the provisions of Section 17.9 governing the deletion of one or more Leased Properties from this Lease upon a Condemnation shall apply.  If, as a result of any such partial taking by Condemnation, this Lease is not terminated as provided above, Tenant’s obligation to make payments of Rent and to pay all other charges required under this Lease shall remain unabated during the Term notwithstanding such Condemnation, unless the taking includes a material part of the Facility on any Leased Property, in which event, from and after such taking, Rent hereunder shall be equitably abated, as determined by Landlord, in its reasonable discretion.  In the event of any partial taking by Condemnation of any Leased Property, the entire Award shall belong to and be paid to Landlord, except that, subject to the rights of any Facility Mortgagees, Tenant shall be entitled to receive from the Award, if and to the extent such Award specifically includes such item, the following: (i) a sum specifically attributable to Tenant’s Personal Property and any reasonable removal and relocation costs included in the Award; and (ii) a sum specifically attributable to the cost of restoring the Leased Property in accordance with Section 16.4 hereof; and (iii) a sum specifically attributable to the interruption of business operations, which sum, if and to the extent received by Landlord, shall be credited against payments of Rent and other charges due from Tenant to Landlord under this Lease.

16.4 Restoration.  If there is a partial taking by Condemnation of any Leased Property and this Lease remains in full force and effect pursuant to Section 16.3, Tenant at its cost shall accomplish all necessary restoration, which restoration activities shall be performed in accordance with the terms and conditions applicable to Work under Section 15.

16.5 Temporary Taking.  The taking of any Leased Property, or any part thereof, by military or other public authority shall constitute a taking by Condemnation only when the use and occupancy by the Condemnor has continued for longer than four (4) months.  During any such four (4) month period, all the provisions of this Lease shall remain in full force and effect and Rent shall continue without abatement or reduction.

17. Default.

17.1 Events of Default.  The occurrence of any one or more of the following events shall constitute an “Event of Default” under this Lease:

17.1.1 Payment Default.  Tenant fails to make payment of the Rent or any other sum payable under or pursuant to the terms of this Lease when the same becomes due and payable and (i) if the Premises do not include any Leased Property(ies) located in California, such failure is not cured within three (3) days after such due and payable date (in the case of any failure to pay Fixed Rent) or within ten (10) Business Days after such due and payable date (in the case of any failure to pay any Rent, other than Fixed Rent) or (ii) if the Premises include any Leased Property located in California, such failure is not cured within three (3) days after written notice thereof from Landlord to Tenant (in the case of any failure to pay Fixed Rent) or within ten (10) Business Days after written notice thereof from Landlord to Tenant (in the case of any failure to pay any Rent, other than Fixed Rent).

17.1.2 Certain Covenant Defaults.  Tenant fails to observe or perform any term, covenant or agreement on its part to be performed or observed pursuant to Section 8.1.11 or item (vi) of Section 13, and such failure is not cured within a period of fifteen (15) Business Days after receipt of notice thereof from Landlord or Tenant fails to provide in a timely manner any notice required under Section 8.3 or to observe or perform any term, covenant or agreement on its part to be performed or observed pursuant to Section 8.2.5 (but without limitation of the cure provisions of Section 8.2.5 relative to Coverage Based Security Deposits), Section 14.1, Section 14.2, Section 14.5 or Section 24.

17.1.3 Reporting Obligations.  Any Tenant fails to observe or perform any term, covenant or other obligation of Tenant set forth in Section 25 hereof and such failure is not cured within a period of fifteen (15) Business Days after receipt of notice thereof from Landlord.

17.1.4 General Covenant Defaults.  Tenant fails to observe or perform in all material respects any term, covenant or condition of this Lease not specifically provided for in this Section 17.1 and such failure is not cured within a period of thirty (30) days after receipt of notice from Landlord, unless such failure cannot with due diligence be cured within a period of thirty (30) days, in which case such period of time shall be extended to such period of time as may be necessary to cure such default provided that (i) Tenant commences such cure during the aforesaid 30 day period and (ii) Tenant thereafter and continuously exercises due diligence to complete such cure.

17.1.5 Representations and Warranties.  Any representation or warranty made by or on behalf of Tenant under or in connection with this Lease or any document, financial statement, certificate or agreement delivered by or on behalf of Tenant in connection with this Lease (including, but not limited to, any Officer’s Certificate or Estoppel Certificate) proves to have been untrue in any material respect on the day when made or deemed made.

17.1.6 Lease Guaranty Defaults.  Any Guarantor shall fail to observe or perform any term, covenant or condition of any Lease Guaranty and such failure is not cured within any applicable cure period provided for in such Lease Guaranty.

17.1.7 Bankruptcy.  Any Tenant or any Guarantor:  (i) admits in writing its inability to pay its debts generally as they become due; (ii) files a petition in bankruptcy or a petition to take advantage of any bankruptcy, reorganization or insolvency act; (iii) makes an assignment for the benefit of its creditors; (iv) consents to the appointment of a receiver for itself or for the whole or any substantial part of its property; or (v) files a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof.

17.1.8 Bankruptcy Petition.  Any petition is filed by or against any Tenant or any Guarantor under federal bankruptcy laws, or any other proceeding is instituted by or against any Tenant or any Guarantor seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any Tenant or any Guarantor, or for any substantial part of the property of any Tenant or any Guarantor, and such proceeding is not dismissed within sixty (60) days after institution thereof, or any Tenant or any Guarantor shall take any action to authorize or effect any of the actions set forth above in this Section 17.1.8.

17.1.9 Liquidation.  Any Tenant or any Guarantor is liquidated or dissolved, or shall begin proceedings toward such liquidation or dissolution.

17.1.10 Levy.  The estate or interest of any Tenant in any Leased Property or any part thereof is levied upon or attached in any proceeding and the same shall not be vacated or discharged within the later of ninety (90) days after commencement thereof or sixty (60) days after receipt by such Tenant of notice thereof from Landlord or any other Person (unless such Tenant shall be contesting such lien or attachment in good faith in accordance with Section 13 hereof).

17.1.11 Receiver.  Any receiver, trustee, custodian or other similar official is appointed for any Tenant, any Guarantor or any of the Facilities and any such appointment is not dismissed within ninety (90) days after the date of such appointment and prior to the entry of a final, unappealable order approving such appointment.

17.1.12 Licensure, Authorization or Facility Provider Agreement Defaults.  The receipt by Tenant of written notice of any pending, threatened or contemplated, or the occurrence of any, (i) determination by applicable Governmental Authorities of Tenant’s material non-compliance with Legal Requirements applicable to any Leased Property, or (ii) revocation of any material license, permit, approval or other Authorization required for the lawful operation of a Leased Property in accordance with its Primary Intended Use, or (iii) other circumstances under which (a) a Tenant is, or may be, required by a determination of any Governmental Authority to cease operation of all or any material part of a Facility in accordance with its Primary Intended Use or (b) any material Facility Provider Agreement, or any reimbursement agreement under any other material Third Party Payor Program, is, or may be, terminated, in whole or in part, prior to the expiration of the term thereof or, without the prior written consent of Landlord in each instance (which consent may be withheld in Landlord’s sole and absolute discretion), is not (or may not be) renewed or extended, in whole or in part, upon the expiration of the stated term thereof, and, in the case of any such written notice so received by Tenant or any of the foregoing occurrences, the failure of Tenant (x) within ten (10) days after written notice from Landlord, to commence to cure the underlying circumstances that resulted in Tenant’s receipt of such written notice or such occurrence, (y) thereafter continuously to exercise due diligence to complete such cure, and (z) to complete such cure on or prior to (1) in the case of clause (iii)(b) above, thirty (30) days after the aforesaid written notice from Landlord or (2) in the case of the other clauses of this Section 17.1.12, the taking of any enforcement or other action by a Governmental Authority with respect to, or on account of, any of the foregoing occurrences that has a Material Adverse Effect on any Facility, any Tenant or any Guarantor.

17.1.13 Reduction in Number of Licensed Beds or Units.  There is (i) as to any Farm Pond Property, a reduction in the number of licensed units at any Facility to an amount equal to less than ninety-eight percent (98%) of the number of licensed units set forth on Schedule 17.1.13 attached hereto in violation of the requirements of this Lease or (ii) as to any Mentor Property, a reduction in the number of licensed beds at any Facility to an amount equal to less than ninety-eight percent (98%) of the number of licensed beds set forth on Schedule 17.1.13 attached hereto in violation of the requirements of this Lease or (iii) a change in the type of licensed or operational beds or units for any Facility in violation of the requirements of this Lease, and such condition in clause (i) or clause (ii) continues for ten (10) days after written notice thereof from Landlord to Tenant.

17.1.14 Adverse Regulatory Actions.  With respect to any Facility, any Governmental Authority (i) makes a substandard quality of care determination regarding such Facility and the underlying conditions that resulted in such determination are not corrected within ninety (90) days; (ii) makes a determination that such Facility is not in substantial compliance with any applicable regulatory requirements and the underlying conditions that resulted in such determination are not corrected within ninety (90) days; (iii) designates any portion of such Facility or the entirety of such Facility as part of a “poor performing chain” and the underlying conditions that resulted in such designation are not corrected within ninety (90) days; (iv) takes adverse regulatory action with respect to such Facility, including, without limitation, the imposing of civil money penalties, with such adverse regulatory action continuing unremedied for a period of sixty (60) days following the commencement of such adverse regulatory action; (v) commences procedures to impose a ban on new admissions generally or on the admission of patients otherwise qualifying for reimbursement under any applicable governmental reimbursement program and the underlying conditions that resulted in the commencement of such procedures are not corrected on or prior to the earlier of ninety (90) days or the imposition of such a ban; or (vi) imposes a ban of the nature described in clause (v) above.

17.1.15 Cessation of Services.  Except in connection with restoration of any Casualty or Condemnation or on account of any Alteration permitted by the terms of this Lease, any cessation of operations at all or any material part of any Facility.

17.1.16 Default Under Other Leases or Guaranties.  Any default by any tenant or guarantor that continues beyond any applicable grace or cure period shall occur under the terms of (i) any of the Other Leases or (ii) any guaranty(ies) of any of the leases referenced in subsection (i) above by any Guarantor, any of its Affiliates, or any of their respective successors and assigns.

17.1.17 Default Under Purchase Agreements.  An Event of Default occurs as provided in Section 17.10.

17.1.18 Default Under Three Year Loan.  An Event of Default occurs as provided in Section 17.11.

17.2 Remedy Election.  Upon the occurrence of any Event of Default, Landlord may, at its option and by written notice to Tenant, terminate this Lease (i) as to the Premises and/or (ii) if such Event of Default is a Facility Default, as to any one or more of the Leased Property(ies) (selected in Landlord’s sole discretion and by written notice to Tenant) to which such Facility Default relates (a termination of this Lease as to less than all of the Premises as provided in this subsection (ii) is herein referred to as a “Limited Termination Election”) (the Leased Property(ies) as to which Landlord elects to terminate this Lease as provided in subsection (i) or subsection (ii) above are herein referred to as “Terminated Lease Properties”).  Upon receipt of a termination notice as provided in this Section 17.2, Tenant shall have no right to cure the Event of Default in question, all rights of Tenant under this Lease shall cease as to the Leased Property(ies) so specified, and, if the Leased Property(ies) so specified is/are less than all of the Premises, the provisions of Section 17.9 shall apply.  Without limitation of the foregoing, if Landlord makes a Limited Termination Election, the deletion of the applicable Terminated Lease Properties from this Lease shall be absolutely without limitation of each Tenant’s continuing obligation (on a joint and several basis) for the damages and other amounts owing on account of the Event of Default giving rise to the deletion herefrom of such Terminated Lease Properties and/or the termination of this Lease as to such Terminated Lease Properties.  Notwithstanding any Limited Termination Election, Tenant shall pay, as Additional Rent, all Litigation Costs as a result of any Event of Default hereunder.

17.3 Certain Remedies.  If an Event of Default shall have occurred, Tenant shall, if and to the extent required by Landlord so to do, immediately surrender to Landlord the Leased Property(ies) specified by Landlord and as to which the Lease has been or may be terminated pursuant to Section 17.2 or otherwise, and Landlord may enter upon and repossess such Leased Property(ies) by reasonable force, summary proceedings, ejectment or otherwise, and may remove Tenant and all other Persons and all personal property from such Leased Property(ies) subject to the rights of any occupants or patients and to any requirement of law.  The provisions of this Section are subject to the terms of Section 48.2 below, if applicable.

17.4 Damages.  To the extent permitted by law, neither (i) the termination of this Lease pursuant to Section 17.2, (ii) the repossession of any or all of the Leased Properties or any portion thereof, (iii) the failure of Landlord to relet any or all of the Leased Properties or any portion thereof, (iv) the reletting of any or all of the Leased Properties or any portion thereof, (v) the failure of Landlord to collect or receive any rentals due upon any such reletting, nor (vi) the election by Landlord not to terminate the Lease but rather to seek all damages provided at law or in equity, shall relieve Tenant of any of its liabilities or obligations hereunder, all of which shall survive any such termination, repossession or reletting.  In the event of any such termination of this Lease (or any termination of this Lease as to less than all of the Leased Properties in the event of a Limited Termination Election or the election by Landlord not to terminate this Lease as to such Leased Properties, but rather to pursue its damages at law or in equity), without limitation of Section 17.5 and Section 19 below, Tenant shall forthwith pay to Landlord, at Landlord’s option, as liquidated damages with respect to Rent for the Premises (or the Terminated Lease Properties in the event of any Limited Termination Election), either:

(A)           the sum of:  (1) the unpaid Rent that had been earned at the time of termination (or the unpaid Rent as to the Terminated Lease Properties in the event of a Limited Termination Election), which Rent shall bear interest at the Overdue Rate from the date of such termination until paid; and (2) the then net present value (computed using a discount rate equal to the Prime Rate) of the amount of unpaid Rent (or the unpaid Rent as to the Terminated Lease Properties in the event of a Limited Termination Election) for the balance of the Term not previously collected pursuant to clause (B) below following the date of termination (excluding, however, any period following termination on account of which Landlord previously collected

Rent pursuant to clause (B) below) without, subject to Section 17.5 below, any obligation or deemed obligation on the part of Landlord to mitigate damages, or

(B)           each installment of Rent hereof and other sums payable hereunder (or such Rent and other sums as to the Terminated Lease Properties in the event of a Limited Termination Election) as the same become due and payable, to the extent that such Rent and other sums exceed the rent and other sums actually collected by Landlord for the corresponding period pursuant to any reletting (without subject to Section 17.5 below, any obligation or deemed obligation on the part of Landlord to mitigate damages) of the Premises (or the Terminated Lease Properties in the event of a Limited Termination Election).

Notwithstanding anything contained herein to the contrary, in the event that Landlord elects to collect damages pursuant to clause (A) or clause (B) above, Landlord may subsequently elect to collect damages pursuant to the other of clause (A) and clause (B) above, in each case so long as Landlord does not collect, and provided that Landlord may not collect, any damages pursuant to clause (A) or clause (B) above, as applicable, with respect to any period as to which Landlord has theretofore actually collected damages from Tenant pursuant to the other of clause (A) and clause (B) above, as applicable.  In case of any Event of Default, Landlord may, with or without terminating this Lease, (x) relet any or all of the Premises or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms that may, at Landlord’s option, be equal to, less than or exceed the period that would otherwise have constituted the balance of the Term and may grant concessions or free rent to the extent that Landlord considers advisable or necessary to relet the same, and (y) make such reasonable alterations, repairs and decorations in the applicable Leased Property(ies) or any portion thereof as Landlord, in its sole judgment, considers advisable or necessary for the purpose of reletting the applicable Leased Property(ies); and such reletting and the making of such alterations, repairs and decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid.  Landlord shall in no event be liable in any way whatsoever for failure to relet any Leased Property, or, in the event that any Leased Property is relet, for failure to collect the rent under such reletting.  To the fullest extent permitted by law, Tenant hereby expressly waives any and all rights of redemption granted under any present or future laws in the event of Tenant’s being evicted or dispossessed, or in the event of Landlord’s obtaining possession of any Leased Property, by reason of the violation by Tenant of any of the covenants and conditions of this Lease or any other Event of Default.  The provisions of this Section are subject to the terms of Section 48.2 below, if applicable.

17.5 Waiver; Mitigation.  If this Lease is terminated pursuant to this Section 17, whether in whole or, in the case of any Limited Termination Election, in part, Tenant waives, to the maximum extent permitted by applicable law, (i) any right of redemption, re-entry or repossession, (ii) any right to a trial by jury in the event of proceedings to enforce the remedies set forth in this Section 17, and (iii) the benefit of any moratorium laws or any laws now or hereafter in force exempting property from liability for rent or for debt.  In addition, Tenant waives, to the maximum extent permitted by applicable law, any duty on the part of Landlord to mitigate the damages recoverable from Tenant on account of any breach or Event of Default by Tenant, except that, notwithstanding the foregoing or anything to the contrary contained in this Lease, Landlord agrees to comply with any non-waivable duty to mitigate the aforesaid damages that may be imposed by applicable law.

17.6 Application of Funds.  Notwithstanding anything to the contrary contained in this Lease, any payments, Security Deposit or other deposits (including, in the case of any such deposit that is held in the form of a letter of credit, any funds resulting from any draw upon any such letter of credit), escrows, Casualty Insurance Proceeds or Awards received or held by Landlord under any of the provisions of this Lease may, during the existence of any Event of Default and at Landlord’s option, in its sole discretion, be applied to any Tenant’s obligations under this Lease and/or, in the case of the Security Deposit (including, in the case of all or any part thereof that is held by Landlord in the form of a letter of credit, any funds resulting from any draw upon such letter of credit), any Tenant’s or any Guarantor’s obligations under any of the Purchase Agreements or any of the Three Year Loan Documents, in the order that Landlord in its sole discretion may determine.

17.7 Nature of Remedies.  Landlord shall have all rights at law and in equity available to Landlord as a result of an Event of Default or Tenant’s breach of this Lease, including, without limitation, to the extent permitted by law (but subject, in the case of any Leased Property(ies) located in California, to any provisions of California law providing that this Lease will be deemed terminated as to any Leased Property(ies) as to which Tenant’s right to possession is terminated by Landlord due to an Event of Default), the right to dispossess Tenant from a Leased Property(ies) without terminating this Lease as it applies to such Leased Property(ies) and thereafter, unless and until Landlord terminates this Lease as it applies to such Leased Property(ies), collect Rent and other sums payable hereunder as to such Leased Property(ies) as the same become due and payable, to the extent such Rent and other sums exceed the rent and other sums actually collected by Landlord for the corresponding period pursuant to any reletting (without, subject to Section 17.5 above, any obligation or deemed obligation on the part of Landlord to mitigate damages) of such Leased Property(ies).  To the extent permitted by law, the rights and remedies of Landlord under this Lease, at law and in equity shall be cumulative and may be exercised concurrently or successively, on one or more occasions, as Landlord deems appropriate in its sole discretion, as often as occasion therefor arises.  To the extent permitted by law, each such right and remedy shall be in addition to all other such rights and remedies, and the exercise by Landlord of any one or more of such rights and remedies shall not preclude the simultaneous or subsequent exercise of any or all other such rights and remedies.  Without limiting the generality of the foregoing, the liquidated damages in respect of Rent provided for in clauses (A) and (B) of Section 17.4 hereof, and in Section 19 hereof, shall be payable by Tenant in addition to, and not in lieu of, any other damages suffered by Landlord in connection with any default or Event of Default by Tenant (including, without limitation, Litigation Costs and costs of reletting).

17.8 No Mediation or Arbitration.  Upon any Event of Default by Tenant, Landlord shall be entitled to proceed immediately to enforce its rights and remedies pursuant to this Section 17 and the other terms of this Lease, and neither any Event of Default, nor the rights and obligations of Tenant and Landlord under this Lease, shall be subject to mediation or arbitration of any kind.

17.9 Deletion of Properties.  In the event that this Lease is terminated as to one or more Deleted Properties (but not all of the Premises) pursuant to Section 17.2 or as to one or more Leased Properties (but not all of the Premises) in connection with a Casualty or Condemnation, the provisions of this Section 17.9 shall be applicable.  Without necessity of any further action of the parties, this Lease shall terminate as to the Deleted Property(ies), and the Deleted Property(ies) shall be separated and removed herefrom, at such time (such date, the “Property Removal Date”) as Landlord delivers written notice to Tenant exercising its termination rights pursuant to Section 15, Section 16 or Section 17.2 (any of the foregoing, a “Deletion Notice”).  In addition, without further action of the parties, (x) upon the consummation of the Option Closing pursuant to Section 44.1 hereof, the Subject Mentor Properties shall be considered Deleted Properties, and shall be separated and removed from this Lease as provided in this Section 17.9, with the applicable Property Removal Date to be the day preceding such Option Closing (if the net closing proceeds are received by Landlord on or prior to 2:00 p.m. Chicago time on the day of closing) and otherwise to be the day of such Option Closing, and (y) upon the consummation of the sale of any Subject Farm Pond Property(ies) to Tenant as provided in Section 44.3, such Farm Pond Property(ies) shall be considered Deleted Properties, and shall be separated and removed from this Lease as provided in this Section 17.9, with the applicable Property Removal Date to be the day preceding the consummation of such sale (if the net closing proceeds are received by Landlord on or prior to 2:00 p.m. Chicago time on the day of closing) and otherwise to be the day of such consummation.  As of the applicable Property Removal Date, this Lease shall be automatically and ipso facto amended to:

(i) delete and eliminate the applicable Deleted Property(ies) herefrom;

(ii) exclude the applicable Deleted Property(ies) from the definition of Premises;

(iii) reduce the Fixed Rent payable hereunder by an amount equal to the Fixed Rent applicable to the applicable Deleted Property(ies); and

(iv) amend and reduce, respectively, Exhibit C attached hereto and the Base Year Patient Revenues to delete and eliminate the applicable Deleted Property(ies) therefrom and reduce the Base Year Patient Revenues applicable to the remaining Leased Property(ies) by the amount of the Allocated Base Year Patient Revenues applicable to the applicable Deleted Property(ies) for the purposes of determining whether the Rent Escalation Condition has been satisfied and otherwise.

With respect to any Terminated Lease Property(ies), the terms of items (i) through (iv) above shall be without limitation upon the liability of Tenant (joint and several) for the rental amounts allocated to the Terminated Lease Property(ies), and (a) in case of any termination of this Lease as a result of any Event of Default, for any damages resulting from the Event of Default that resulted in the deletion of such Terminated Lease Property(ies) herefrom and (b) in case of any termination of this Lease pursuant to Section 15 or Section 16 hereof, for any obligations owed by Tenant to Landlord on account of such termination under Section 15 or Section 16 hereof.  Promptly (and in any event within ten (10) days) after receipt of Landlord’s request therefor, Tenant shall execute and deliver to Landlord such instrument(s) as Landlord may from time to time request reflecting the elimination of any Deleted Property(ies) herefrom on the terms described above.

17.10 Purchase Agreements.  Landlord and Tenant acknowledge and agree that (i) contemporaneously with the Effective Date, VR Landlord is entering into five (5) separate Agreement for Sale of Real Estate instruments (such instruments, as amended from time to time, are herein referred to as the “Purchase Agreements”) each dated as of the Effective Date and with Emeritus Corporation, a Washington corporation, as purchaser, and relating, respectively, to the properties commonly known as Summerville at Mentor, Summerville at Lake Mary, Golden Pond Assisted Living, Atherton Court Alzheimer’s Residence and Summerville at Brighton, (ii)

Tenant agrees to cause the obligations of the purchasers under the Purchase Agreements to be performed in a timely manner and without default and acknowledges and agrees that VR Landlord, as seller, would not have entered into the Purchase Agreements if this Section 17.10, and the rights and remedies provided to Landlord in this Section 17.10, had not been included in this Lease, and (iii) the occurrence of any default by a purchaser under any of the Purchase Agreements which would permit VR Landlord to terminate any such Purchase Agreement shall, immediately and without notice or opportunity to cure, constitute an Event of Default under this Lease, on account of which Landlord shall have the right to exercise any and all rights and remedies that may be available to it under this Lease, including, without limitation, the rights to dispossess Tenant from any or all of the Premises and/or terminate this Lease as it applies to any or all of the Premises, and further the right to apply and retain Four Million Three Hundred Thousand Dollars ($4,300,000.00) of the Security Deposit as liquidated damages for breach of one or more of the Purchase Agreements (AND LANDLORD AND TENANT AGREE THAT THE ACTUAL DAMAGES OF VR LANDLORD, AS SELLER, IN THE EVENT OF A PURCHASER DEFAULT UNDER ANY OF THE PURCHASE AGREEMENTS WHICH WOULD PERMIT VR LANDLORD TO TERMINATE ANY SUCH PURCHASE AGREEMENT ARE UNCERTAIN AND DIFFICULT TO ASCERTAIN, AND THAT APPLICATION AND RETENTION OF SUCH $4,300,000.00 FROM THE SECURITY DEPOSIT IS A REASONABLE ESTIMATE OF SUCH DAMAGES) (and Tenant agrees that, upon any such application and retention of the Security Deposit, Tenant shall be obligated to restore the Security Deposit to its required amount as set forth in Section 3.4.3 hereof, and such liquidated damages shall not limit or impair Landlord’s rights to collect additional damages under this Lease and/or exercise any and all other rights and remedies as aforesaid on account of such Event of Default under this Lease).

17.11 Three Year Loan.  Landlord and Tenant acknowledge and agree that (i) contemporaneously with the last closing under the Purchase Agreements, a loan in the amount of Ten Million Dollars ($10,000,000.00) is to be made by VR Landlord or one of its Affiliates pursuant to the terms of a certain Binding Term Sheet dated as of the Effective Date executed by VR Landlord, as such Binding Term Sheet may be amended after the Effective Date and prior to the closing of such loan (such loan is herein referred to as the “Three Year Loan”, the documents evidencing and securing such Three Year Loan are herein referred to as the “Three Year Loan Documents”, the makers of the promissory note evidencing the Three Year Loan are referred to herein, individually and collectively, as the “Three Year Loan Makers” and the guarantor of the Three Year Loan is referred to herein as the “Three Year Loan Guarantor”), (ii) Tenant agrees to cause the obligations of the Three Year Loan Makers and the Three Year Loan Guarantor under the Three Year Loan Documents to be performed in a timely manner and without default and acknowledges and agrees that VR Landlord would not have entered into the aforesaid Binding Term Sheet, the lender under the Three Year Loan Documents would not have made the Three Year Loan, and VR Landlord, as seller, would not have entered into the Purchase Agreements if this Section 17.11, and the rights and remedies provided to Landlord in this Section 17.11, had not been included in this Lease, and (iii) the occurrence of any default by any Three Year Loan Maker or Three Year Loan Guarantor under any of the Three Year Loan Documents shall, if not cured within any applicable notice and cure period, immediately and without notice or opportunity to cure, constitute an Event of Default under this Lease, on account of which Landlord shall have the right to exercise any and all rights and remedies that may be available to it under this Lease, including, without limitation, the rights to dispossess Tenant from any or all of the Premises and/or terminate this Lease as it applies to any or all of the

Premises, and further the right to apply the Security Deposit to any amounts owing under any of the Three Year Loan Documents (and Tenant agrees that, upon any such application, Tenant shall be obligated to restore the Security Deposit to its required amount as set forth in Section 3.4.3 hereof, and any such application shall not limit or impair Landlord’s rights to exercise any and all other rights and remedies as aforesaid on account of such Event of Default under this Lease).

18. Landlord’s Right to Cure Tenant’s Default.  If an Event of Default shall have occurred and be continuing, Landlord, without waiving or releasing any obligation of Tenant or the Event of Default, may (but shall be under no obligation to) at any time thereafter make such payments or perform such acts for the account and at the expense of Tenant, and may, to the extent permitted by law, enter upon any or each Leased Property or any portion thereof for the purpose of curing such Event of Default and take all such action thereon as, in Landlord’s opinion, may be necessary or appropriate in connection with curing such Event of Default.  No such entry shall be deemed an eviction of Tenant.  All sums so paid or advanced by Landlord and all costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) so incurred, together with interest thereon (to the maximum extent permitted by law) as Additional Rent hereunder at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Landlord, shall be paid by Tenant to Landlord on demand.  The obligations of Tenant and rights of Landlord contained in this Section 18 and in Section 17 above shall survive the expiration or earlier termination of this Lease.

19. Holding Over.  If Tenant shall, for any reason other than if required by this Lease or by Landlord, remain in possession of any Leased Property after the expiration or earlier termination of the Term as to such Leased Property, such possession shall, at the option of Landlord, in its sole discretion as to each such Leased Property, be as a month-to-month tenant during which time Tenant shall pay as rental for such Leased Property each month (which rental constitutes liquidated damages with respect to Fixed Rent for such Leased Property, and not a penalty, for the period to which it relates), one and one-half (1½) times the aggregate of the Fixed Rent payable by Tenant pursuant to the provisions of this Lease, in each case, with respect or attributable to the Leased Property(ies) in question.  During such period of month-to-month tenancy, Tenant shall be obligated to perform and observe all of the terms, covenants and conditions of this Lease with respect to the Leased Property(ies) in question (including, but not limited to, its obligation to pay Additional Rent), but shall have no rights hereunder other than the right, to the extent given by law to month-to-month tenancies, to continue its occupancy and use of the applicable Leased Property(ies).  Landlord shall have the right to terminate Tenant’s month-to-month tenancy as to any such Leased Property(ies) at any time after giving Tenant ten (10) days’ prior written notice, and at any time thereafter, Landlord may re-enter and take possession of the Leased Property(ies) in question as to which such a termination notice has been given.  Nothing contained herein shall constitute the consent, express or implied, of Landlord to the holding over of Tenant after the expiration or earlier termination of this Lease as it applies to any or all of the Leased Properties.  The terms of this Section 19 shall be without limitation upon any other right Landlord may have hereunder, at law or in equity, on account of any holdover with respect to the applicable Leased Property(ies).  The obligations of Tenant and the rights of Landlord contained in this Section 19 shall survive the expiration or earlier termination of this Lease.

20. Subordination.

20.1 Subordination.  This Lease and all rights of Tenant hereunder are subject and subordinate to all Facility Mortgages that may now or hereafter affect Landlord’s interest in any Leased Property, and to all renewals, modifications, consolidations, replacements and extensions of all Facility Mortgages, provided, however, that, in the case of any Facility Mortgage that is not in existence as of the Effective Date, Tenant’s aforesaid subordination shall be conditioned on Tenant’s receipt of a so-called “non-disturbance” agreement in favor of Tenant from the Facility Mortgagee under any such Facility Mortgage on such Facility Mortgagee’s commercially reasonable standard form.  This Section shall be self-operative and no further instrument of subordination shall be required.  In confirmation of such subordination, Tenant also agrees to execute and deliver promptly (and in any event within ten (10) Business Days) any commercially reasonable and customary agreement (in recordable form, if requested) that Landlord or any Facility Mortgagee may request to evidence such subordination.

20.2 Attornment.  If the interests of Landlord under this Lease are transferred by reason of, or assigned in lieu of, foreclosure or other proceedings for enforcement of a Facility Mortgage, then Tenant shall, at the option of such purchaser or assignee, as the case may be, (i) attorn to such party and perform for its benefit all the terms, covenants and conditions of this Lease on Tenant’s part to be performed with the same force and effect as if such party were the landlord originally named in this Lease, or (ii) enter into a New Lease with such party, as landlord, pursuant to Section 40 hereof for the remaining Term and otherwise on the same terms and conditions as this Lease, except that such successor landlord shall not be (w) liable for any previous act, omission, breach, default or negligence of Landlord under this Lease; (x) subject to any counterclaim, defense or offset that theretofore shall have accrued to Tenant against Landlord; (y) bound by any previous modification or amendment of this Lease or by any previous prepayment of more than one month’s rent, unless such modification, amendment or prepayment shall have been approved in writing by the Facility Mortgagee through or by reason of which such successor landlord shall have succeeded to the rights of Landlord under this Lease or, in case of any such prepayment, such prepayment of rent has actually been delivered to such successor landlord; or (z) liable for any security deposited pursuant to this Lease unless such security has actually been delivered to such successor landlord.  Nothing contained in this Section 20.2 shall be construed to impair any right otherwise exercisable by any such owner, holder or lessee.

20.3 Mortgagee Cure Rights.  If any act or omission by Landlord would give Tenant the right, immediately or after lapse of time, to cancel or terminate this Lease or to claim a partial or total eviction, or an abatement of Rent, setoff or counterclaim not otherwise expressly permitted by the terms of this Lease, or to declare a default hereunder, Tenant will not exercise any such right until (i) it has given written notice of such act or omission to each Facility Mortgagee whose name and address shall have previously been furnished to Tenant, (ii) Landlord shall have failed to cure the same after the delivery of such notice as may be herein required and within the time limits set forth in this Lease, and (iii) following the giving of such notice to each Facility Mortgagee, no Facility Mortgagee shall have remedied such act or omission (x) in the case of an act or omission that is capable of being remedied without possession of the applicable Leased Property, within the cure period available to Landlord under this Lease plus thirty (30) days; and (y) in the case of any act or omission that is incapable of being remedied without possession of the applicable Leased Property, within thirty (30) days following the date on which possession is obtained (either by such Facility Mortgagee or by a receiver in an action commenced by such Facility Mortgagee).

20.4 Modifications.  Tenant shall execute any modification of this Lease reasonably requested by any Facility Mortgagee or prospective Facility Mortgagee to cause the terms of this Lease to conform with customary and reasonable mortgage financing requirements, provided that such modifications (i) do not materially adversely increase the obligations of Tenant hereunder or materially diminish Tenant’s rights under this Lease, (ii) do not increase Rent payable hereunder, and (iii) are requested by any such Facility Mortgagee or prospective Facility Mortgagee only at the time of its initial loan advance or any subsequent extension of the maturity date of its loan or material modification of the terms of its loan.  Tenant will not unreasonably withhold, delay or condition its consent to such modification, provided subsections (i), (ii) and (iii) above are complied with.

21. Property and Accounts Collateral.

21.1 Landlord’s Security Interest.  The parties intend that, if an Event of Default occurs under this Lease, Landlord will control Tenant’s Personal Property so that Landlord or its designee or nominee can operate, sell or re-let each Facility for its Primary Intended Use.  Accordingly, to implement such intention, and for the purpose of securing the payment and performance obligations of Tenant hereunder, Landlord and Tenant agree as follows:

21.1.1 Property Collateral; Accounts Collateral.  Tenant, as debtor, hereby grants to Landlord, as secured party, a security interest in, and lien upon, (i) all of Tenant’s right, title and interest in and to Tenant’s Personal Property (exclusive of Tenant’s computer hardware, proprietary software, names and tradenames) and any and all products, rents, proceeds and profits thereof in which Tenant now owns or hereafter acquires an interest or right (collectively, the “Property Collateral”) and (ii) all accounts receivable with respect to each Facility that Tenant now owns or in which Tenant hereafter acquires an interest or right (collectively, the “Accounts Collateral”).  The security interests and liens granted to Landlord in this Section 21.1 with respect to the Accounts Collateral may be subordinated to any first priority security interest granted in connection with any permitted AR Financing (as defined in Section 21.2 below); provided, however, that, in connection with such AR Financing, Landlord shall furnish Tenant’s financiers, and Tenant’s financiers shall execute and return to Landlord, an intercreditor agreement in form and substance reasonably acceptable to Landlord.

21.1.1.1 Security Agreement.  This Lease constitutes a security agreement pursuant to and in accordance with the UCC covering all Property Collateral and Accounts Collateral, as well as the Authorization Collateral and any other property in or against which Landlord is granted a security interest or lien by the terms of this Lease (collectively, the “Lease Collateral”), and such security agreement, and the security interests and liens created in this Lease, shall survive the expiration or earlier termination of this Lease.  Tenant hereby authorizes Landlord to file such financing statements, continuation statements and other documents as may be necessary or desirable to perfect or continue the perfection of Landlord’s security interests and liens in the Lease Collateral pursuant to the UCC.  In addition, if required by Landlord at any time during the Term, Tenant shall execute and deliver to Landlord, in form reasonably satisfactory to Landlord, additional security agreements, financing statements, fixture filings and such other documents as Landlord may reasonably require to perfect or continue the perfection of Landlord’s security interests and liens in the Lease Collateral.  Upon the occurrence of an Event of Default or in connection with an Operational Transfer, Landlord shall be entitled to exercise any and all rights and remedies available to a secured party under the UCC, or available to a landlord under the laws of the State(s) where the applicable Leased Property(ies) is (are) located, with respect to the Lease Collateral, including the right to sell the same at public or private sale, and, in connection with any such sale, Tenant agrees that the giving of ten (10) days’ notice by Landlord, designating the time and place of any public sale of any Lease Collateral, or the time after which any private sale or other intended disposition of any Lease Collateral is to be made, shall be deemed to be reasonable notice thereof, and Tenant waives any other notice with respect thereto.

21.1.2 Certain Changes.  Tenant shall give Landlord at least thirty (30) days’ prior written notice of any change in any Tenant’s principal place of business, name, identity, jurisdiction of organization or corporate structure, and any such change shall, without limitation of Section 24 hereof, be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld.  With respect to any such change, Tenant will promptly execute and deliver such instruments, documents and notices and take such actions, as Landlord deems necessary or desirable to create, perfect and protect the security interests and liens of Landlord in the Lease Collateral.

21.2 Accounts Receivable Financing.  Tenant shall not obtain so-called “Accounts Receivable” financing with respect to any Facility (or its operations therein) or otherwise pledge any receivables as collateral (“AR Financing”) unless (i) the terms and conditions of this Section 21 have been satisfied; (ii) Tenant obtains Landlord’s consent to the terms thereof; and (iii) no Event of Default exists hereunder.  Landlord shall not unreasonably withhold or delay its consent to any AR Financing secured by a first lien upon Tenant’s Accounts Collateral and as to which Landlord has received an intercreditor agreement as required pursuant to Section 21.1.1, and, as to any other AR Financing, Landlord may withhold its consent in its sole discretion.

22. Risk of Loss.  During the Term, the risk of loss or of decrease in the enjoyment and beneficial use of each Leased Property in consequence of the damage or destruction thereof by fire, the elements, acts of terrorism, casualties, thefts, riots, wars or otherwise, or in consequence of foreclosures, attachments, levies or executions is assumed by Tenant, and Landlord shall in no event be answerable or accountable therefor nor shall any of the events mentioned in this Section entitle Tenant to any abatement of Rent.

23. Indemnification.  Notwithstanding the existence of any insurance provided for herein, and without regard to the policy limits of any such insurance, Tenant shall protect, indemnify, save harmless and defend Landlord and the Landlord Indemnified Parties from and against all Losses (including, without limitation, Litigation Costs), to the maximum extent permitted by law (and to the extent not the result of Landlord’s gross negligence or willful misconduct), imposed upon or incurred by, or asserted or alleged against, Landlord or any Landlord Indemnified Parties by reason of:  (i) any accident, injury to, or death of, persons or loss of, or damage to, property occurring on or about any Leased Property; (ii) any use, misuse, non-use, condition, maintenance or repair of any Leased Property by Tenant, any Tenant Parties or anyone claiming under Tenant or any Tenant Parties; (iii) any Impositions; (iv) any failure on the part of Tenant, any Tenant Parties or anyone claiming under Tenant or any Tenant Parties to perform or comply with any of the terms of this Lease; (v) any claims for work or labor performed or materials supplied to Tenant or any Tenant Parties; (vi) any breach by Tenant of any of its representations and warranties hereunder; (vii) any breach or default under any Authorization by any Tenant (or any Facility) or any revocation of any Authorizations (including, but not limited to, any Facility Provider Agreement); (viii) any negligence or misconduct on the part of Tenant or any Tenant Parties; (ix) the non-performance of any of the terms and provisions of any and all existing and future subleases of any Leased Property to be performed by the subtenant thereunder; and/or (x) the claims of any broker or finder made in connection with this Lease except to the extent claiming under the written agreements of Landlord.  Any amounts that become payable by Tenant under this Section 23 shall be paid within ten (10) days after demand by Landlord, and if not timely paid, shall bear interest at the Overdue Rate from the date of such demand until paid.  Tenant, at its expense, shall contest, resist and defend any such claim, action or proceeding asserted or instituted against Landlord or any Landlord Indemnified Parties with counsel acceptable to Landlord in its sole discretion and shall not, under any circumstances, compromise or otherwise dispose of any suit, action or proceeding without obtaining Landlord’s written consent.  Tenant shall have the right to control the defense or settlement of any claim provided that (A) Tenant shall first confirm in writing to Landlord that such claim is within the scope of this indemnity and that Tenant shall pay any and all amounts required to be paid in respect of such claim; and (B) any compromise or settlement shall require the prior written approval of Landlord, which approval shall not be unreasonably withheld provided Landlord (or the applicable Landlord Indemnified Parties) are irrevocably released from all liabilities in connection with such claim as part of such settlement or compromise.  Landlord, at its election and sole cost and expense, shall have the right, but not the obligation, to participate in the defense of any claim.  If Tenant does not act promptly and completely to satisfy its indemnification obligations hereunder, Landlord may resist and defend any such claims or causes of action against Landlord or any Landlord Indemnified Party at Tenant’s sole cost.  The terms of this Section 23 shall survive the expiration or sooner termination of this Lease.

24. Assignment; Sublease.

24.1 Assignment; Sublease.

24.1.1 Notwithstanding anything to the contrary contained in this Lease, Tenant shall have no right, directly or indirectly, or through one or more step transactions or tiered transactions, voluntarily or by operation of law, to assign, convey, sell or otherwise transfer this Lease in part under any circumstances.  Subject to the foregoing, except as expressly provided in Section 24.1.2 hereof or elsewhere herein, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, delayed or conditioned so long as no Event of Default has occurred and is continuing hereunder, Tenant shall not, either directly or indirectly, or through one or more step transactions or tiered transactions, voluntarily or by operation of law, (i) assign, convey, sell, pledge, mortgage, hypothecate or otherwise encumber, transfer or dispose of all or any part of this Lease or any Tenant’s leasehold estate hereunder; (ii) sublease all or any part of any Leased Property; (iii) engage the services of any Person for the management or operation of all or any part of any Leased Property; (iv) convey, sell, assign, transfer, pledge, hypothecate, encumber or otherwise dispose of any stock, partnership, membership or other interests (whether equity or otherwise) in any Tenant or any Person(s) controlling any Tenant, if such conveyance, sale, assignment, transfer, pledge, hypothecation, encumbrance or disposition results, directly or indirectly, in a change in control of such Tenant

(or of such controlling Person(s)); (v) dissolve, merge or consolidate any Tenant or any Persons controlling any Tenant with any other Person, if such dissolution, merger or consolidation, directly or indirectly, results in a change in control of such Tenant (or in such  controlling Person(s)); (vi) sell, convey, assign, or otherwise transfer all or substantially all of the assets of any Tenant or any Person(s) controlling any Tenant; (vii) sell, convey, assign, or otherwise transfer any of the assets of any Tenant or any Person(s) controlling any Tenant, if the consolidated net worth of such Tenant (or such controlling Person(s), as the case may be) immediately following such transaction is not at least equal to the consolidated net worth of such Tenant (or such controlling Person(s), as the case may be) immediately prior to such transaction or if the applicable Guarantor Financial Tests are not satisfied immediately following such transaction; or (viii) enter into or permit to be entered into any agreement or arrangement to do any of the foregoing or to grant any option or other right to any Person to do any of the foregoing.  For purposes of this Section 24.1, a change in control of any Tenant or any controlling Person, as applicable, shall include, without limitation, (a) the sale or other disposition of (x) all or any part of its interest in any Guarantor or (y) all or substantially all of the assets of any Guarantor or any Tenant, and (b) a merger or consolidation involving any Guarantor or any Tenant, which results in the equity interest owners of any Guarantor, or of any Tenant, immediately prior to such event owning less than fifty percent (50%) of the capital stock, partnership interests, limited liability company membership interests and/or other equity interests, as applicable, of the surviving entity or any parent of the surviving entity.  For purposes of this Section 24, a sublease of all or any part of any Leased Property shall be deemed to include any concessionaire agreement, license agreement or other agreement involving use or possession of all or any part of any Leased Property.

24.1.2 Subject to the provisions of Section 24.3 below and any other express conditions or limitations set forth herein, so long as no Event of Default has occurred and is continuing hereunder, Tenant may, without the consent of Landlord, (i) assign this Lease in its entirety or sublet all or any part of any Leased Property to any Affiliate of any Tenant, provided that, in the case of both this clause (i) and clause (ii) below, the assignee or subtenant in question is duly licensed and possessed of all Authorizations necessary for the conduct of its activities and the operation of such Leased Property or portion thereof in accordance with all applicable laws and shall comply with the provisions of clauses (a), (b), (c) and (d) below (except that, in the case of an assignment or sublet to an Affiliate pursuant to clause (i) above, the assignee or subtenant shall not be required to comply with clauses (b)(1), (b)(2) and (b)(3)), or (ii) sublet a minor portion of a particular Facility to a Person providing services that are ancillary to Tenant’s Primary Intended Use at such Facility (e.g., a sublease to a beauty salon operator), or (iii) enter into Approved Residency Agreements with residents of a Facility, provided that all of the requirements for constituting an Approved Residency Agreement are complied with at the time of entry into such agreement and at all times thereafter, or (iv) make a collateral assignment of any rights or obligations hereunder to any Lending Institution in order to secure indebtedness owed by any Tenant or any Guarantor to such Financial Institution, provided that the prohibitions on partial assignment of this Lease and the other provisions of this Section 24 shall be applicable in connection with any foreclosure (or assignment in lieu of foreclosure) or other enforcement action relating to such collateral assignment, or (v) make or allow any transfer or issuance of capital stock in Emeritus, or any change in control of Emeritus or any Person(s) controlling Emeritus, so long as immediately following any such transfer or issuance or change in control, as applicable:

(x) if Emeritus remains in existence, (A) Emeritus remains the sole owner of all capital stock, partnership interests, limited liability company membership interests and/or other equity interests, as applicable, in Summerville, and Summerville remains the sole owner of all capital stock, partnership interests, limited liability company membership interests and/or other equity interests, as applicable, in each Tenant, (B) Emeritus remains a Guarantor of this Lease pursuant to the Emeritus Guaranty and satisfies the Guarantor Financial Tests as they apply to Emeritus, (C) the Seniormost Parent Entity, if any, that controls Emeritus shall become a Guarantor by executing and delivering to Landlord a new Lease Guaranty in the form of the Emeritus Guaranty, (D) such Seniormost Parent Entity, if any, satisfies the Guarantor Financial Tests as they apply to it, and (E) the senior management of Emeritus is comprised of persons having a favorable business, regulatory compliance and operational reputation and character; and

(y) if Emeritus ceases to exist, (A) such cessation of existence shall be due to a merger or consolidation transaction as a result of which Emeritus is merged into another entity (a “Successor Entity”), (B) such Successor Entity shall be the sole owner of all capital stock, partnership interests, limited liability company membership interests and/or other equity interests, as applicable, in Summerville, and Summerville shall remain the sole owner of all capital stock, partnership interests, limited liability company membership interests and/or other equity interests, as applicable, in each Tenant, (C) each of such Successor Entity and the Seniormost Parent Entity, if any, that controls such Successor Entity shall become a Guarantor by executing and delivering to Landlord a new Lease Guaranty in the form of the Emeritus Guaranty, (D) each of such Successor Entity and such Seniormost Parent Entity, if any, satisfies the Guarantor Financial Tests as they apply to it, and (E) the senior management of such Successor Entity shall be comprised of persons having a favorable business, regulatory compliance and operational reputation and character.

So long as no Event of Default has occurred and is continuing hereunder, Landlord shall not unreasonably withhold, delay or condition its consent to any other subletting of the Leased Properties in whole or in part or assignment of this Lease in its entirety, provided that (a) in the case of a subletting, (1) the subtenant shall comply with the provisions of Section 24.2, and (2) if the subtenant is an Affiliate of any Tenant or any Guarantor, the subtenant shall execute and deliver to Landlord a guaranty of Tenant’s obligations under the Lease substantially in the form of the Lease Guaranty attached hereto and made a part hereof as Exhibit K, (b) the assignee or subtenant (1) shall be a creditworthy entity with sufficient financial resources and stability to satisfy its obligations under the Lease, (2) shall have not less than five (5) years experience in operating health care facilities for the purpose of the applicable Facility’s Primary Intended Use, (3) has a favorable business, regulatory compliance and operational reputation and character, (4) has all licenses, permits, approvals and other Authorizations required to operate the Leased

Property(ies) in question for the Primary Intended Use (or any other use permitted under the terms of this Lease), and (5) in the case of an assignment, shall assume in writing and agree to keep and perform all of the terms of this Lease on the part of Tenant to be kept and performed and shall be, and become, jointly and severally liable with Tenant for the performance thereof, (c) an original counterpart of each such sublease and assignment and assumption, duly executed by Tenant and such subtenant or assignee, as the case may be, in the form and substance reasonably satisfactory to Landlord, shall be delivered promptly to Landlord, and (d) in case of either an assignment or subletting, Tenant shall remain primarily liable, as principal rather than as surety, for the prompt payment of the Rent and for the performance and observance of all of the covenants and conditions to be performed by Tenant hereunder.  Landlord’s obligation to consent to a subletting or assignment is subject to any reasonable approval rights of any Facility Mortgagee.

24.1.2.1 In the case of (i) any transaction described in Section 24.1.1(i) through (viii) hereof that is consented to by Landlord in accordance with Section 24.1.1 hereof and that results in any change in control of Tenant, Emeritus or Summerville or any Person(s) controlling Tenant, Emeritus or Summerville or any change in control of Emeritus or any Person(s) controlling Emeritus that is permitted in accordance with subsection (v) of Section 24.1.2 hereof or (ii) any other transaction (other than a change in control) that is permitted in accordance with subsection (v)(y) of Section 24.1.2 hereof, Tenant shall pay to Landlord a fee in the amount of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) and shall reimburse Landlord for all legal fees and expenses incurred by Landlord in connection with Landlord’s review of the transaction(s) resulting in such change of control or other transaction (other than a change of control) and preparation and negotiation of any new guaranty(ies) or other documents executed or to be executed by Landlord, Tenant or any Guarantor in connection with such transaction(s).  Failure to pay the aforesaid fee, or to make any such reimbursement, within fifteen (15) days after Landlord’s demand therefor (accompanied by reasonable supporting documentation in the case of any such reimbursement) shall constitute an immediate Event of Default under this Lease.

24.1.3 If this Lease is assigned or if any Leased Property or any part thereof is sublet (or occupied by any entity other than Tenant and its employees), Landlord, after an Event of Default occurs and so long as it is continuing, may collect the rents from such assignee, subtenant or occupant, as the case may be, and apply the net amount collected to the Rent herein reserved, but no such collection shall be deemed a waiver of the provisions set forth in Section 24.1, the acceptance by Landlord of such assignee, subtenant or occupant, as the case may be, as a tenant or a release of Tenant from the future performance of its covenants, agreements or obligations contained in this Lease.

24.1.4 Subject to Section 24.4 below, no subletting or assignment shall in any way impair the continuing primary liability of Tenant hereunder, or the continuing liability of any Guarantor under its Lease Guaranty, and no consent to any subletting or assignment in any particular instance shall be deemed a waiver of the prohibitions and limitations set forth in this Section 24.1.  No assignment, subletting or occupancy shall affect the Primary Intended Use.

24.1.5 If Tenant shall desire to assign this Lease or sublet all (but not a portion) of any Leased Property (other than an assignment or sublease as to which Landlord’s consent is not required as provided in Sections 24.1.2(i), (ii), (iii) and (iv) above), it shall first submit in writing to Landlord a notice indicating (i) the name of the proposed assignee or subtenant, (ii) the material terms of the proposed assignment or sublease, (iii) the nature and character of the business which the proposed assignee or subtenant will conduct at the applicable Leased Property, (iv) reasonable financial data concerning the proposed assignee or subtenant, and (v) the effective date of the proposed assignment or the commencement date and expiration date of the proposed sublease.  Tenant shall additionally submit to Landlord any other information concerning the proposed assignment or sublease that Landlord may reasonably request from time to time and, prior to the effective date of any assignment permitted hereunder or the commencement date of any sublease permitted hereunder, Tenant shall deliver to Landlord evidence reasonably satisfactory to Landlord that the assignee or subtenant has all licenses, permits, approvals and other Authorizations necessary to operate each Leased Property for the Primary Intended Use (or any other use permitted under the terms of this Lease).  In addition, if Tenant shall desire to engage in any transfer, issuance or change in control transaction of the nature described in Section 24.1.2(v) above or any other transaction on account of which a fee will be owing to Landlord as provided in Section 24.1.2.1 hereof (collectively, a "Section 24.1.2(v) or 24.1.2.1 Transaction"), Tenant shall first submit in writing to Landlord (x) information concerning the parties involved in, and the material terms of, such Section 24.1.2(v) or 24.1.2.1 Transaction and (y) such other information concerning such Section 24.1.2(v) or 24.1.2.1 Transaction as Landlord may reasonably request from time to time, provided, however, that (a) subject to subsection (b) below, Tenant shall not be obligated to submit the information referenced in subsections (x) and (y) above to Landlord until a commercially reasonable time in advance of the consummation of such Section 24.1.2(v) or 24.1.2.1 Transaction (as further described in subsection (b) below) if Tenant is prohibited by law, or is prohibited by a confidentiality agreement (which confidentiality agreement, notwithstanding Tenant's reasonable efforts to revise the same to permit disclosure to Landlord, does not permit disclosure to Landlord even if Landlord agrees to be bound by a standard confidentiality agreement with Tenant), from disclosing such information to Landlord sooner and (b) Tenant shall in any event be obligated to submit to Landlord the information referenced in subsections (x) and (y) above within a commercially reasonable time in advance of consummating such Section 24.1.2(v) or 24.1.2.1 Transaction, so that Landlord may, in advance of such consummation, (1) complete its review and study of such information and the Section 24.1.2(v) or 24.1.2.1 Transaction to which it relates and (2) make its determination whether its consent to such transaction is required and, if so, whether to grant such consent.  Landlord agrees to keep all information regarding third parties submitted to it by or on behalf of Tenant in connection with a Section 24.1.2(v) or 24.1.2.1 Transaction strictly confidential, except for disclosures (a) to employees, officers, shareholders, directors, partners and managers of Landlord and Landlord's representatives, investors, lenders, counsel, consultants and agents, provided that Landlord instructs such persons to keep the information strictly confidential, (b) of information that is otherwise available to the general public or was known to Landlord prior to its receipt as aforesaid in connection with a Section 24.1.2(v) or 24.1.2.1 Transaction, (c) of information which Landlord received from an independent third party and not at the direction of Tenant, or (d) as may be required by law or by any Disclosure Law (as defined in Section 47.2 hereof) or in connection with any legal proceeding concerning the Premises, such Section 24.1.2(v) or 24.1.2.1 Transaction or this Lease.

24.1.6 Any assignment and/or sublease must provide that (i) it shall be subject and subordinate to all of the terms and conditions of this Lease, (ii) the use of the applicable Leased Property shall be restricted to the applicable Primary Intended Use and shall not conflict with any Legal Requirement, Insurance Requirement or any other provision of this Lease, (iii) no sublessee or assignee shall be permitted to sublet further all or any part of the applicable Leased Property or assign this Lease or its sublease except as expressly provided in this Lease and (iv) in the event of cancellation or termination of this Lease for any reason whatsoever or of the surrender of this Lease, whether voluntary, involuntary or by operation of law, prior to the expiration date of such sublease, including extensions and renewals granted thereunder, at Landlord’s option, the subtenant shall make full and complete attornment to Landlord for the balance of the term of the sublease, which attornment shall be evidenced by an agreement in form and substance reasonably satisfactory to Landlord and which the subtenant shall execute and deliver within five (5) days after request by Landlord, and the subtenant shall waive the provisions of any law now or hereafter in effect that may give the subtenant any right of election to terminate the sublease or to surrender possession in the event any proceeding is brought by Landlord to terminate this Lease.

24.1.7 Any assignment of this Lease or sublease of the applicable Leased Property in contravention of the express terms of this Section 24 shall be voidable at Landlord’s option and the acceptance of Rent by Landlord from any such unauthorized assignee or subtenant shall not constitute a recognition or acceptance of the tenancy of such unauthorized assignee or subtenant.

24.1.8 Upon the full execution and delivery of this Lease, the Emeritus Guaranty by the Emeritus Guarantor, and any other documents or deposits to be made on the Effective Date as required herein and upon Tenant’s payment to Landlord of a fee in the amount of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) (the “Restructuring Fee”), and reimbursement to Landlord of the legal fees and expenses incurred by Landlord in connection with Landlord’s review of the Acquisition, the preparation and negotiation of this Lease, the Emeritus Guaranty and the other documents executed or to be executed as of the Effective Date or otherwise in connection with the aforesaid documents (the “Reimbursement Amount”), as full compensation for, among other things, Landlord’s time and expense incurred as a result of its review of the Acquisition and the preparation and negotiation of this Lease, Landlord shall be deemed to have waived the Forbearance Events and consented to the Acquisition, for all purposes hereunder and under the Mentor Master Lease and Farm Pond Master Lease.  Failure to pay the Restructuring Fee and the Reimbursement Amount on or prior to the Effective Date shall constitute an immediate Event of Default under this Lease.

24.2 Attornment.  Tenant shall insert in each sublease permitted under Section 24.1 provisions to the effect that (i) such sublease is subject and subordinate to all of the terms and provisions of this Lease and to the rights of Landlord hereunder, (ii) in the event this Lease shall terminate before the expiration of such sublease, the subtenant thereunder will, at Landlord’s option, attorn to Landlord and waive any right the subtenant may have to terminate the sublease or to surrender possession thereunder, as a result of the termination of this Lease, and (iii) in the event the subtenant receives a written notice from Landlord or Landlord’s assignees, if any, stating that an Event of Default has occurred, the subtenant shall thereafter be obligated to pay all rentals accruing under said sublease directly to the party giving such notice, or as such party may direct.  All rentals received from the subtenant by Landlord or Landlord’s assignees, if any, as the case may be, shall be credited against the amounts owing by Tenant under this Lease.

24.3 Sublease Limitation.  Anything contained in this Lease to the contrary notwithstanding, Tenant shall not sublet any Leased Property on any basis such that the rental to be paid by the subtenant thereunder would be based, in whole or in part, on either (i) the income or profits derived by the business activities of the subtenant, or (ii) any other formula such that any portion of the sublease rental, if received by Landlord, would fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto.

24.4 Release.  Neither Tenant nor any Guarantor shall be released from their respective duties and obligations under, respectively, this Lease or any Lease Guaranty on account of any assignment or sublease, provided, however, that Landlord agrees that, if (i) Tenant requests Landlord’s consent to a complete assignment of this Lease, (ii) Tenant specifies in its request that Tenant desires to have itself and each Guarantor released from the aforesaid duties and obligations arising from and after the date of such assignment, and (iii) Tenant agrees and specifies in its request that, in considering whether to consent to such proposed assignment, Landlord may, notwithstanding anything to the contrary contained in this Lease, grant or withhold its consent in its sole and unfettered discretion, then, if Landlord thereafter grants its consent to such assignment, such Tenant and such Guarantor(s) shall be released from their aforesaid duties and obligations arising from and after the date of such assignment.

25. Financial Statements and Reporting.

25.1 Maintenance of Books and Records.  Tenant shall keep and maintain, or cause to be kept and maintained, proper and accurate books and records in accordance with GAAP, and a standard modern system of accounting, in all material respects reflecting the financial affairs of each Tenant and the results from operations of each Facility.  Landlord shall have the right, from time to time during normal business hours after five (5) Business Days prior oral or written notice to the applicable Tenant, itself or through any of Landlord’s Representatives, to examine such books and records at the office of such Tenant or other Person maintaining such books and records and to make such copies or extracts thereof as Landlord or Landlord’s Representatives shall request.

25.2 Annual Financial Information.  As soon as available, and in any event within one hundred eighty (180) days after the close of each Fiscal Year, Tenant shall deliver to Landlord, presented on a consolidated and consolidating, but not on a property-by-property, basis, financial statements prepared for such Fiscal Year with respect to Tenant, including a balance sheet and operating statement as of the end of such Fiscal Year and further including related statements of income and members’, partners’ or owners’ capital for such Fiscal Year, audited by a “Big Four” accounting firm or a nationally recognized, independent certified public accounting firm reasonably satisfactory to Landlord, whose opinion shall be to the effect that such financial statements have been prepared in accordance with GAAP, applied on a consistent basis, and shall not be qualified as to the scope of the audit or as to the status of any Tenant as a going concern.  Together with Tenant’s annual financial statements, Tenant shall deliver to Landlord:  (i) a statement of cash flows for each Leased Property; and (ii) such other information as Landlord shall reasonably request and that is prepared by any Tenant or any Guarantor in the ordinary course of its business.  Relative to the annual financial statements described above, Landlord agrees that, so long as the Emeritus Guarantor remains a Guarantor of Tenant’s obligations under the Lease pursuant to the Emeritus Guaranty, in lieu of the above referenced audited financial statements of Tenant, Tenant shall deliver audited financial statements of the

Emeritus Guarantor, rather than Tenant, satisfying the above referenced requirements and unaudited financial statements of Tenant satisfying the above referenced requirements.

25.3 Quarterly Financial Information.  As soon as available, and in any event within forty-five (45) days after the end of each fiscal quarter, Tenant shall deliver to Landlord, presented on a consolidated and consolidating as well as a property-by-property basis, quarterly and year-to-date unaudited financial statements prepared for such fiscal quarter with respect to Tenant, including a balance sheet and operating statement as of the end of such fiscal quarter and further including related statements of income, members’, partners’ or owners’ capital and cash flows for such fiscal quarter and for the portion of the Fiscal Year ending with such fiscal quarter.  Each such quarterly statement shall show the separate operations of each Leased Property, including, without limitation, (i) a breakdown of Patient Revenues and other revenues itemized by payor type and a reasonably detailed breakdown of operating expenses and (ii) patient census information by payor type (collectively, “Census Information”).  Each such quarterly report shall be accompanied by the following:  (x) a statement in reasonable detail showing the calculation of Net Operating Income for each Facility for the trailing four fiscal quarters, in each case, ending at the end of the fiscal quarter as to which such statement is being delivered; (y) a then current occupancy report for each Facility; and (z) such other information as Landlord shall reasonably request and that is prepared by any Tenant or any Guarantor in the ordinary course of its business.

25.4 Certifications of Compliance.  Simultaneously with the delivery of the annual and quarterly financial statements contemplated by Sections 25.2 and 25.3, Tenant shall deliver to Landlord an Officer’s Certificate in the form of Exhibit D attached hereto and dated as of the date of such delivery.

25.5 Annual Budgets.  Tenant has previously delivered to Landlord the Annual Budget for each Leased Property for the Fiscal Year ending December 31, 2007.  Not more than thirty (30) days following the commencement of each subsequent Fiscal Year during the Term, Tenant shall deliver to Landlord an Annual Budget presented on a consolidated and consolidating as well as a property-by-property basis for such Fiscal Year and, promptly after preparation thereof, any subsequent revisions to such Annual Budget.  On or prior to fifteen (15) days prior to the commencement of each such subsequent Fiscal Year, Tenant shall deliver to Landlord a preliminary draft of the aforesaid Annual Budget for such Fiscal Year.

25.6 Monthly Financial Information.  As soon as available, and in any event within thirty (30) days after the end of each calendar month, Tenant shall deliver to Landlord, presented on a consolidated and consolidating as well as a property-by-property basis, monthly and year-to-date unaudited financial statements prepared for the applicable month with respect to Tenant, including a balance sheet and operating statement as of the end of such month and further including related statements of income, members’, partners’ or owners’ capital and cash flows for such month and for the portion of the Fiscal Year ending with such month, which statements shall be accompanied by (i) an Officer’s Certificate certifying that the same are true and correct and were prepared in accordance with GAAP, applied on a consistent basis, subject to changes resulting from audit and normal year-end audit adjustments, and (ii) an Officer’s Certificate certifying as to any material variances from the approved Annual Budget on a line-item basis.  Each monthly report shall show the separate operations of each Leased Property, including, without limitation, the monthly cash flow and Census Information for such Leased Property.  Each such monthly report shall be accompanied by the following:  (1) a statement setting forth in reasonable detail the calculation of Net Operating Income for each Facility for the trailing twelve (12) months, in each case, ending at the end of the calendar month as to which such statement is being delivered; (2) a then current occupancy report for each Facility; (3) a report describing in reasonable detail the occurrence during such month of any event that is reasonably likely to result in a material adverse effect on the ability of Tenant to perform any material provision of this Lease, or the value, use or enjoyment of any of the Leased Properties or the operation thereof; (4) a monthly summary of accounts receivable with respect to each Facility and all of the Facilities in form acceptable to Landlord; and (5) such other information as Landlord shall reasonably request and that is prepared by any Tenant or any Guarantor in the ordinary course of its business.

25.7 Authorizations.  As soon as available, and in any event within ninety (90) days after the end of each calendar year, Tenant shall deliver to Landlord as to each Facility a report describing in reasonable detail the status of such Facility’s compliance with all Authorizations for such Facility.  In addition, not later than thirty (30) days after the commencement of each Fiscal Year during the Term, Tenant shall deliver to Landlord copies of any and all Authorizations (together with any renewals or extensions thereof) certified by Tenant as accurate and complete in an Officer’s Certificate.

25.8 Actuarial Reports.  Promptly (and in any event no later than ten (10) days) after Tenant’s receipt thereof, Tenant shall deliver to Landlord a complete copy of any Actuarial Report(s) received by Tenant.

25.9 Notices/Inspection Reports from Governmental Authorities.  As soon as available, and in any event within ten (10) days of Tenant’s receipt, Tenant shall deliver to Landlord (i) any and all notices (regardless of form) from any Governmental Authority (1) that any Authorization for any Facility or the certification of any Facility for reimbursement under any applicable governmental reimbursement program is the subject of any enforcement action, revocation or suspension or is subject to assessment for civil monetary penalties or is the subject of any overpayment claim or recoupment claim or (2) that action is pending or being considered to revoke or suspend any Authorization or to institute enforcement actions of any kind and (ii) any and all inspection reports (regardless of form) from any Governmental Authority relating to any of the Leased Properties.

25.10 Financial Statements of Guarantor.  Tenant shall cause each Guarantor to deliver to Landlord on a timely basis the annual financial statements, and Officer’s Certificates, that are required by the terms of each Lease Guaranty.

25.11 Estoppel Certificates.  Together with every Officer’s Certificate required to be provided hereunder, or otherwise upon request by Landlord in connection with a proposed sale or refinancing of any Leased Property(ies) by Landlord or otherwise (and, in the case of any such request, in any case within five (5) Business Days), Tenant shall deliver an “Estoppel Certificate” in form and substance satisfactory to Landlord and certifying as to the matters described in Exhibit E attached thereto.  Each such Estoppel Certificate shall be certified to Landlord and Landlord’s designees and may be relied upon by Landlord and its designees.  Any Estoppel Certificate shall, at Landlord’s request, be delivered together with complete and accurate copies (originals of which shall be made available for inspection upon request by Landlord) of all licenses, permits and other Authorizations necessary to operate the Facilities in accordance with all applicable laws.

25.12 Supplemental Information.  Tenant shall deliver to Landlord such supplements to the foregoing documents, and such other information and reports (including, without limitation, non-financial information), as Landlord or any Facility Mortgagee may reasonably request from time to time, provided such supplements, and such information and reports, are consistent with the types of supplements, reports and information generally utilized by institutions within the healthcare or financing industry.

25.13 Quarterly Meetings; Facility Level Meetings and Reviews.  On a quarterly basis, Tenant shall permit, and upon request by Landlord, shall make appropriate arrangements for, Landlord and/or Landlord’s Representatives to discuss the affairs, operations, finances and accounts of each Tenant, each Guarantor and their respective Affiliates with, and be advised as to the same by, senior officers of each Tenant (and such of each Tenant’s independent accountants and other financial advisors as would be relevant to the topic(s) of the particular meeting), all as Landlord may deem appropriate for the purpose of verifying any report(s) delivered by Tenant to Landlord under this Lease or for otherwise ascertaining compliance with this Lease by Tenant or the business, operational or financial condition of each Tenant, each Guarantor and/or their respective Affiliates and/or any of the Facilities.  Without limitation of the foregoing, from time to time promptly following receipt of written notice from Landlord to Tenant (and in any event within ten (10) Business Days of such receipt), Tenant shall permit, and shall make appropriate arrangements for, Landlord and/or Landlord’s Representatives to discuss the business, operational and financial condition of specific Facility(ies) designated by Landlord with, and be advised as to the same by, appropriate personnel of Tenant and its Affiliates having operational and accounting responsibilities for the Facility(ies) so specified by Landlord and to review, and make abstracts from and copies of, the books, accounts and records of Tenant and its Affiliates relative to any such Facility(ies).  Unless otherwise agreed in writing by Landlord and Tenant, all of the discussions, reviews, abstracting and copying referenced in this Section 25.13 shall occur during normal business hours.

25.14 Format.  Notwithstanding anything contained herein to the contrary, Tenant shall deliver to Landlord the financial information, statements, reports, operating budgets and other financial data contemplated by Section 25 in hard copy and electronic form and in a format acceptable to Landlord in the exercise of its reasonable discretion.

26. Landlord’s Right to Inspect.  Tenant shall permit Landlord, Landlord’s Representatives, any then current or prospective Facility Mortgagee or other lender to Landlord, any then current or prospective investment banker, mortgage broker or other professional engaged by Landlord, any prospective purchaser of any Leased Property or any investor in Landlord or any Affiliate of Landlord and/or any prospective lessee, and its and their respective authorized representatives, to enter upon and conduct a physical inspection of any Leased Property during normal business hours and, except in an emergency, upon not less than five (5) Business Days’ prior written notice, subject to any security, health, safety or confidentiality requirements of any Governmental Authority relating to the Premises, or imposed by law or applicable regulations or any insurance requirement, and provided that no such entry or inspection shall materially interfere with Tenant’s business operations within the affected Leased Property(ies).  Nothing contained in this Section 26 shall limit or impair Landlord’s right to immediately enter upon and inspect the Premises, or any of Landlord’s other rights or remedies, upon the occurrence of any Event of Default by Tenant.

27. No Waiver.  No failure by Landlord or Tenant to insist upon the strict performance of any term hereof or to exercise any right, power or remedy consequent upon a breach thereof, and no acceptance of full or partial payment of Rent during the continuance of any such breach, shall constitute a waiver of any such breach or of any such term.  To the extent permitted by law, no waiver of any breach shall affect or alter this Lease, which shall continue in full force and effect with respect to any other then existing or subsequent breach.

28. Single Lease.  Tenant hereby acknowledges that the agreement between Landlord and Tenant to treat this Lease as single lease in all respects was and is of primary importance to Landlord, and Landlord would not have entered into this Lease without there being such an agreement and such treatment of this Lease.  All rights and obligations under this Lease relating to the Premises shall apply to each Leased Property and any default under this Lease pertaining to a single Leased Property or to the Premises or any portion thereof shall be an Event of Default pertaining to the Premises and each Leased Property.  Without limiting the generality of the foregoing, the parties hereto acknowledge that, notwithstanding any references herein to any individual Leased Property and notwithstanding the possibility that certain individual Leased Properties may be deleted herefrom pursuant to the express provisions of this Lease under certain limited circumstances, the parties hereto expressly intend and agree that this Lease is not divisible and shall be treated as a single lease for all purposes whatsoever (including, without limitation, in the context of Tenant’s attempted rejection, assumption and/or assignment of this Lease in any bankruptcy or other insolvency proceeding affecting any Tenant, in which case the parties hereto intend for such rejection to terminate this Lease with respect to the entire Premises or such assumption to apply with respect to the entire Premises, i.e., all but not less than all of the Leased Properties).  Nothing contained in this Section 28, Schedule 3.1.2, or elsewhere in this Lease, and no allocation, attribution or application of Fixed Rent to particular Leased Properties as described in Schedule 3.1.2 or elsewhere in this Lease, shall be deemed to change the joint and several nature of each Tenant’s obligation to pay all Rent owing hereunder as provided in Section 1.3 above.  This Lease does not constitute, and may not be enforced (except at Landlord’s sole discretion in connection with a Limited Termination Election) or treated as, a separate lease for any individual Leased Property.  Notwithstanding the foregoing, the right of possession and leasehold right granted to each Tenant hereunder is limited as provided in Section 1.3 above.

29. Acceptance of Surrender.  No surrender to Landlord of this Lease or of any Leased Property or any part thereof, or of any interest herein or therein, shall be valid or effective unless agreed to and accepted in writing by Landlord, and no act by Landlord or any representative or agent of Landlord, other than such a written acceptance by Landlord, shall constitute an acceptance of any such surrender.

30. No Merger of Title.  There shall be no merger of this Lease or of the leasehold estate created hereby by reason of the fact that the same Person may acquire, own or hold, directly or indirectly, (i) this Lease or the leasehold estate created hereby or any interest in this Lease or such leasehold estate and (ii) the fee estate in any Leased Property.

31. Conveyance by Landlord.  Landlord may, without the consent or approval of Tenant, sell, transfer, assign, pledge, encumber, hypothecate, convey or otherwise dispose of all or any portion of the Premises.  If Landlord or any successor owner of any Leased Property shall sell, transfer, assign, convey or otherwise dispose of any Leased Property in accordance with the terms hereof other than as security for a debt, and the purchaser, grantee, assignee or transferee of the Leased Property(ies) shall expressly assume all obligations of Landlord hereunder with respect to the Premises, including, without limitation, the Option with respect to any Subject Mentor Properties (if the same has not theretofore lapsed or expired), arising or accruing from and after the date of such sale, conveyance, transfer, assignment or other disposition, Landlord or such successor owner, as the case may be, shall, if it is no longer the landlord under this Lease with respect to any Leased Property, thereupon be released from all future liabilities and obligations of Landlord under this Lease with respect to the Premises arising or accruing from and after the date of such sale, conveyance, transfer, assignment or other disposition as to such Leased Property(ies) and all such future liabilities and obligations with respect to the Premises, including, without limitation, the Option with respect to any Subject Mentor Properties (if the same has not theretofore lapsed or expired), shall thereupon be binding upon such purchaser, grantee, assignee or transferee.  Any such sale, transfer, assignment, conveyance or other disposition (other than as security for a debt) of less than all of the Premises shall not prevent Landlord from electing to require a New Lease(s) as to one or more of the Leased Properties pursuant to the provisions of Section 40 hereof.

32. Quiet Enjoyment.  So long as Tenant shall pay all Rent as the same becomes due and shall fully comply with all of the terms of this Lease and fully perform its obligations hereunder, Tenant shall peaceably and quietly enjoy each Leased Property for the Term hereof, free of any claim, interruption or other action by Landlord or anyone claiming through Landlord, but subject to all Permitted Encumbrances.  No failure by Landlord to comply with the foregoing covenant shall give Tenant any right to abate, reduce or make a deduction from or offset against the Rent or any other sum payable under this Lease, or to fail to perform any other obligation of Tenant hereunder.  Notwithstanding the foregoing, Tenant shall have all rights and remedies available at law or in equity, except as otherwise provided herein, by separate and independent action, to pursue any claim or claims it may have against Landlord as a result of any breach by Landlord of the covenant of quiet enjoyment contained in this Section 32.

33. Notices.  All notices, demands, requests, consents, approvals and other communications hereunder shall be in writing and delivered (i) by mail (registered or certified mail, return receipt requested), in which case such notice shall be deemed received three (3) Business Days after its deposit, (ii) by confirmed facsimile, in which case such notice shall be deemed received the next Business Day, or (iii) by reputable nationally recognized overnight courier service, in which case such notice shall be deemed received the next Business Day, addressed to the respective parties, as follows:

(a)	if to any Tenant:

c/o Emeritus Corporation
3131 Elliott Avenue, #500
Seattle, Washington  98121
Attention:  Eric Mendelsohn
Facsimile:  (206) 357-7388

with a copy to:

Pircher, Nichols & Meeks
900 North Michigan Avenue, Suite 1050
Chicago, Illinois  60611
Attention:  Real Estate Notices (JDL/MJK)
Facsimile:  (312) 915-3348

(b)	if to Landlord:

c/o Ventas, Inc.
10350 Ormsby Park Place, Suite 300
Louisville, Kentucky  40223
Attention:  General Counsel
Telephone:  (502) 357-9000
Facsimile:  (502) 357-9001

with a copy to:

c/o Ventas, Inc.
10350 Ormsby Park Place, Suite 300
Louisville, Kentucky  40223
Attention:  Lease Administrator
Telephone:  (502) 357-9000
Facsimile:  (502) 357-9001

with a copy to:

Barack Ferrazzano Kirschbaum & Nagelberg LLP
200 West Madison Street, Suite 3900
Chicago, Illinois 60606
Attention:  Douglas W. Anderson, Esq.
Facsimile:  (312) 984-3150

or to such other address as either party may hereunder designate in writing.

34. General REIT Provisions.  Tenant understands that, in order for Landlord’s Affiliate, Ventas, Inc., to qualify as a REIT, certain requirements (the “REIT Requirements”) must be satisfied, including, without limitation, the provisions of Section 856 of the Code.  Accordingly, Tenant agrees, and agrees to cause its Affiliates, permitted subtenants, if any, and any other parties subject to its control by ownership or contract, to reasonably cooperate with Landlord to ensure that the REIT Requirements are satisfied, including, but not limited to, providing Landlord or Ventas, Inc. with information about the ownership of Tenant and its Affiliates.  Tenant agrees, and agrees to cause its Affiliates, upon request by Landlord or Ventas, Inc., to take all action reasonably necessary to ensure compliance with the REIT Requirements.

35. Transfer of Tenant’s Personal Property.  Upon the expiration or earlier termination of this Lease with respect to a Leased Property (unless such termination is the result of Tenant’s purchase of such Leased Property), all Tenant’s Personal Property relating to such Leased Property (excluding the specific items of Tenant’s Personal Property described below, which property may be retained and removed by Tenant) shall become the property of Landlord, free of any lien, claim or encumbrance, and Tenant shall, at its expense, take any actions reasonably necessary to discharge any applicable lien, claim or encumbrance (and, relative to any such Tenant’s Personal Property that is leased by Tenant, Tenant agrees, at its expense, immediately to acquire title thereto, in order to be able to convey title thereto to Landlord as provided in this Section 35).  Landlord acknowledges and agrees that Tenant’s automobiles, vans, computer hardware, proprietary software, names, trademarks and accounts receivable that are included in the Tenant’s Personal Property are not to be transferred to Landlord pursuant to this Section 35 (subject, in the case of Tenant’s names, to the provisions of Section 37.4 below and subject further to Section 21 as to such Tenant’s Personal Property (exclusive of Tenant’s computer hardware, proprietary software, names and tradenames)).  Tenant shall execute and deliver such assignments, conveyance documents, bills of sale and other instruments as Landlord shall reasonably require to evidence the conveyances and transfers referenced in this Section 35 and otherwise reasonably assist Landlord with such conveyances and transfers.

36. Compliance With Environmental Laws.

36.1 Hazardous Substances.  Tenant shall not place or hold any Hazardous Substances under, on or at any of the Leased Properties, except as is necessary or reasonable in the ordinary course of its business. If Tenant’s business requires the use of any Hazardous Substances, other than such cleaning materials as are typically found in healthcare facilities, Tenant shall notify Landlord in writing and shall comply with hazard communication and notification requirements of the Occupational Safety and Health Act and any other Environmental Laws with respect to such Hazardous Substances.  Tenant shall comply with all Environmental Laws in connection with its use, operation and management of the Leased Properties.  Tenant shall not cause or allow any asbestos to be incorporated into any Leased Improvements or Alterations that it makes or causes to be made on or to any of the Leased Improvements.  Tenant shall not use any of the Leased Properties as a treatment, storage, or disposal (whether permanent or temporary) facility for Hazardous Substances as defined under RCRA.  If Tenant, in the ordinary course of its business, generates Hazardous Substances, then Tenant shall comply with all Environmental Laws relating to the appropriate use, storage, transportation and disposal of Hazardous Substances.  Tenant further agrees that it shall properly, and in compliance with all Environmental Laws, dispose of all “infectious waste” such as, without limitation, laboratory waste, pathological waste, blood specimens or products, resident or patient waste, including, without limitation, bandages and disposable gowns, sharp waste and any material generated by the production or testing of biological agents.  All of the terms, covenants, warranties and indemnifications contained in this Section 36 shall survive the expiration or sooner termination of this Lease.

36.2 Remediation; Notification.  If Tenant becomes aware of a material violation of any Environmental Laws relating to any Hazardous Substance or otherwise in, on, under or about any Leased Property or any adjacent property thereto, or if Tenant, Landlord or a Leased Property becomes subject to any order of any federal, state or local agency to repair, close, detoxify, decontaminate or otherwise remediate such Leased Property, Tenant shall promptly notify Landlord of such event and, at its sole cost and expense, cure such violation or effect such repair, closure, detoxification, decontamination or other remediation, which activities shall in all events be performed in accordance with all applicable Environmental Laws and shall be subject to Landlord’s written approval as to their scope, process, content and standard for completion prior to their commencement, such approval not to be unreasonably withheld.  If Tenant fails to implement and diligently pursue any such cure, repair, closure, detoxification, decontamination or other remediation as required under this Section 36.2, Landlord shall have the right, but not the obligation, to carry out such action and to recover from Tenant all of Landlord’s costs and expenses incurred in connection therewith.  Each of Landlord and Tenant shall promptly notify the other upon becoming aware (or being notified) of (i) any claims, suits, proceedings, investigations or demands, or any enforcement, cleanup or other regulatory or judicial action, threatened, made, or initiated against or involving it and relating to any of the Leased Properties pursuant to any Environmental Laws, including, without limitation, those relating to the presence, treatment, storage, handling, disposal, generation, spill, release or discharge of any Hazardous Substances on, at, in, under or about the Leased Properties or the migration thereof from or to any other property; and (ii) the imposition of any lien arising under Environmental Laws on any of the Leased Properties.

36.3 Indemnity.  Tenant shall indemnify, defend, protect, save, hold Landlord and all of the Landlord Indemnified Parties harmless from and against any and all Losses (including, but not limited to, losses of use or economic benefit or diminution in value) suffered or incurred by Landlord or any Landlord Indemnified Parties in connection with, arising out of, resulting from or incident to:  (i) the production, use, generation, storage, treatment, transporting, disposal, discharge, release or other handling or disposition of any Hazardous Substances from, in, on or about any of the Leased Properties, whenever caused, arising or occurring, except to the extent caused by Landlord or any of the Landlord Indemnified Parties from and after the date Landlord acquired fee simple title to such Leased Property; (ii) the presence of any Hazardous Substances in, on, under or about any Leased Properties before the applicable Commencement Date or during the applicable Term; (iii) the violation of any Environmental Laws with respect to any Leased Property during the applicable Term or prior to the applicable Commencement Date; and (iv) any breach by Tenant or any Tenant Parties of this Section 36.

36.4 Environmental Inspection.  Landlord shall have the right, upon not less than five (5) days’ written notice to Tenant, except in the case of an emergency, in which event no notice shall be required, to conduct an inspection of any Leased Property to determine the existence or presence of Hazardous Substances at, in, on, under or about any Leased Property in violation of any Environmental Laws or the existence at any Leased Property of any violation of any Environmental Laws.  Landlord shall have the right to enter and inspect any Leased Property and to conduct any testing, sampling and analyses reasonably necessary and shall further have the right to inspect materials brought into any Leased Property.  Landlord may, in its discretion, retain such experts to conduct the inspections, or perform the tests, referred to herein, and to prepare a written report in connection therewith.  Landlord shall have the right to inspect the Leased Properties with regard to the management and disposal of Hazardous Substances at all reasonable times during the Term.  All reasonable costs and expenses incurred by Landlord under this Section 36.4 shall be paid by Tenant as Consent Expenses.

36.5 Removal.  Upon the earlier of the expiration or earlier termination of this Lease as to one or more Leased Properties, Tenant shall forthwith remove all Hazardous Substances from any portion of the Leased Properties as to which such expiration or termination relates, to the extent such Hazardous Substances are present due to the acts or omissions of

Tenant or any Tenant Parties, which removal shall be performed in accordance with any Environmental Laws and to Landlord’s satisfaction.

37. Operational Transfer.

37.1 Exercise; Transfer of Authorizations.

37.1.1 Exercise.  Upon (i) the expiration of this Lease as to any Leased Property in accordance with its terms as of the Expiration Date applicable to such Leased Property, (ii) the occurrence of an Early Termination Event as to any Leased Property (including any Deleted Property) or (iii) the earlier dispossession of Tenant from any Leased Property, Landlord shall have the unequivocal, unilateral right to require an Operational Transfer with respect to such Leased Property (any Leased Property with respect to which Landlord elects to require an Operational Transfer, a “Transition Property”) by delivery of written notice to Tenant specifying such election (a “Transition Notice”).  Landlord may exercise (in its sole discretion) its right to require an Operational Transfer, with respect to any Leased Property with respect to which this Lease will terminate by its terms as of the Expiration Date applicable to such Leased Property, by delivering a Transition Notice on or prior to ten (10) days prior to such Expiration Date.  In the event of an Early Termination Event as to any Leased Property or dispossession of Tenant with respect to any Leased Property, Landlord may exercise (in its sole discretion) its right to require an Operational Transfer with respect to such Leased Property at any time by delivering a Transition Notice to Tenant.

37.1.2 Transfer of Authorizations.  If Landlord exercises its right to require an Operational Transfer with respect to a particular Leased Property(ies), Tenant shall take any and all necessary actions; file such applications, petitions, and transfer notices; make such assignments, conveyances and transfers of permits, licenses, approvals and Facility Provider Agreements issued to Tenant to and for the benefit of Landlord and/or any Landlord’s designee (any such designee, a “Successor Operator”); and cause such permits, licenses, approvals and Facility Provider Agreements to be issued to and for the benefit of Landlord and/or any Successor Operator, in any and all such cases as are necessary, desirable, or advisable, such that the day-to-day operations of the Transition Property(ies) for the Primary Intended Use(s) of the Facility(ies) located on such Transition Property(ies) are transferred and transitioned, practically and legally, to Landlord and/or any Successor Operator simultaneously with the termination or earlier expiration of this Lease as to the Transition Property(ies) without interruption of the business activities therein, regulatory or otherwise (such transfer of operations, an “Operational Transfer”).  Without limitation of the foregoing or any other rights of Landlord or any Successor Operator as set forth in this Section 37, as part of any Operational Transfer, Tenant shall, to the extent permitted by applicable law, (i) sell, transfer, convey and assign to Landlord and/or any Successor Operator, as applicable, those of the Authorizations that Landlord elects to assume and accept (or cause Successor Operator to assume and accept) (the “Assigned Authorizations”) or allow Landlord or any Successor Operator to continue to rely upon any Authorizations (including, but not limited to, any Facility Provider Agreements); (ii) use its unconditional, best efforts to enable Landlord and/or Successor Operator to apply for and obtain any and all licenses, operating permits, Provider Agreements, provider status, certificates of need, certificates of exemption, approvals, waivers, variances and other governmental, quasi-governmental and private authorizations necessary or advisable for the continuous operation of the Facility(ies) located on each Transition Property for its/their Primary Intended Use(s) (collectively, “Transfer Authorizations”); (iii) assign to Landlord or any Successor Operator, as applicable, such assignable patient, vendor, service provider and other contracts relating to the Facility(ies) located on each Transition Property as Landlord or any Successor Operator may request (the “Assigned Contracts”); (iv) if requested by Landlord, enter into an operations transfer agreement with Landlord or Successor Operator, as applicable, that is reasonably acceptable to Landlord; (v) not unreasonably withhold, condition or delay its consent to entering into any interim sublease or management agreements as may be necessary to effectuate an early transfer of the operations of the Facility(ies) located on each Transition Property for its/their Primary Intended Use(s) prior to the time that Landlord or Successor Operator, as applicable, holds all Authorizations from all applicable Governmental Authorities necessary to so operate such Facility(ies); and (vi) indemnify, defend, protect and hold harmless Landlord and any Successor Operator from and against any loss, damage, cost or expense incurred by Landlord or Successor Operator in connection with the correction of any and all deficiencies of a physical nature identified by any Governmental Authority in the course of any Operational Transfer.  The costs and expenses incident to any Operational Transfer, including, but not limited to, any costs incident to assigning the Assigned Authorizations, obtaining Transfer Authorizations and assigning the Assigned Contracts, shall be paid entirely by Tenant as Consent Expenses.  It is the express intention of the parties that, at the expiration or earlier termination of the Term as to each Transition Property, and upon any dispossession of Tenant in connection with any Event of Default as to any Facility(ies) located on a Transition Property, any and all Authorizations needed to operate each Transition Property as to which the Term is expired or terminated, or as to which Tenant has been dispossessed, for its/their Primary Intended Use(s) shall, to the maximum extent permitted by applicable law, and if Landlord so elects, remain with such Facility(ies) and shall be transferred into the name of Landlord and/or Successor Operator, as applicable, regardless of whether any such Authorization is in the name of Tenant at any time during the Term.

37.2 Reasonable Assistance.  In anticipation of the expiration of this Lease as to any Leased Property, or upon any Early Termination Event as to any Leased Property, or the earlier dispossession of Tenant with respect to any Leased Property, Tenant shall cooperate with Landlord in all respects to facilitate and effectuate an Operational Transfer if Landlord elects to require an Operational Transfer.  Such cooperation shall include, without limitation: (i) furnishing to Landlord or any prospective Successor Operator complete and accurate books, records, files, documents and information in Tenant’s possession, custody or control necessary or reasonably requested by Landlord or Successor Operator in connection with any Operational Transfer, the assessment and/or assumption of the operations of any Transition Property(ies) and/or the completion and processing of any applications for the assignment of the Assigned Authorizations or the Assigned Contracts or obtaining Transfer Authorizations; and (ii) facilitating the evaluation and employment by Landlord or any prospective Successor Operator of such employees of Tenant or its Affiliates (or any third party employment agency with whom Tenant or its Affiliates has an agreement pursuant to which such agency employs such parties) as Landlord or Successor Operator may elect to evaluate or employ, including, without limitation, to the extent permitted by law, affording Landlord or Successor Operator, as applicable, access to all relevant personnel files, records, documents and information in Tenant’s or its Affiliates’ possession, custody or control.

37.3 Facility Termination; Limited Term Contraction Right; Limited Extended Operation by Tenant.

37.3.1 Facility Termination.  Notwithstanding anything to the contrary contained in this Lease, Tenant shall not, prior to the tenth (10th) day preceding the Expiration Date applicable to each Leased Property, commence to wind up and terminate the operations of the Facility(ies) operated thereon (a “Facility Termination”).  In no event, and under no circumstances, shall any Tenant relocate the patients or occupants of any Facility to any other healthcare facility without obtaining Landlord’s prior written consent (which consent may be withheld in Landlord’s sole discretion); provided, however, that, if Landlord has not delivered a Transition Notice to Tenant prior to the tenth (10th) day preceding the Expiration Date applicable under this Lease to a particular Leased Property, then Tenant may commence the Facility Termination (including the relocation of patients) as to the Facility(ies) located on such Leased Property and, upon the expiration of this Lease as to such Leased Property and Facility(ies), Tenant shall vacate such Leased Property and surrender possession thereof to Landlord in accordance with all of the applicable requirements of this Lease.  If, prior to the tenth (10th) day preceding the Expiration Date applicable under this Lease to a particular Leased Property, Landlord elects to require an Operational Transfer by delivering a Transition Notice to Tenant, Tenant shall not commence or otherwise engage in a Facility Termination with respect to the Facility(ies) located on such Leased Property.  In the event of an Early Termination Event or early dispossession of Tenant with respect to any Leased Property, Tenant shall in no event commence a Facility Termination in connection with the applicable Leased Property unless and until Landlord affirmatively elects, in writing and in its sole discretion, not to deliver a Transition Notice with respect to such Leased Property.

37.3.2 Limited Term Contraction Right.  Landlord shall have the right, as to each Leased Property, to elect to contract the Term, and accelerate the applicable Expiration Date, of this Lease as it applies to such Leased Property.  To exercise such election and right as to a particular Leased Property, Landlord shall give a written notice (a “Contraction Notice”) to Tenant specifying the revised, earlier Expiration Date that will, for all purposes of this Lease, thereafter be applicable to such Leased Property, which revised, earlier Expiration Date so specified by Landlord shall be (i) not more than one hundred twenty (120) days prior to the Expiration Date that was applicable to such Leased Property immediately prior to Landlord’s Contraction Notice with respect thereto, (ii) no sooner than sixty (60) days after the date of Landlord’s aforesaid Contraction Notice, and (iii) binding upon Landlord and Tenant upon Landlord’s issuance of such Contraction Notice.  Landlord may issue one, but not more than one, Contraction Notice as to each Leased Property.

37.3.3 Limited Extended Operation by Tenant.  In the event Landlord delivers a Transition Notice as to a particular Transition Property, Tenant shall thereafter operate the Facility(ies) located on such Transition Property in accordance with all of the requirements of this Lease until the earliest to occur of (i) the date (on or after the expiration of this Lease as to such Transition Property and Facility(ies)) on which Landlord or Successor Operator, as applicable, will assume the operation of such Facility(ies), as specified in a written notice from Landlord to Tenant given not less than fifteen (15) days prior to the date of such assumption; (ii) the date that is one hundred twenty (120) days after the Expiration Date applicable to such Transition Property and Facility(ies) (except that in connection with any Early Termination Event or any early dispossession of Tenant with respect to any Leased Property, such one hundred twenty (120) day period shall not commence until Landlord delivers a Transition Notice as to the applicable Leased Property); and (iii) the date (on or after the Expiration Date applicable to any Transition Property and Facility(ies)) that is ninety (90) days after Tenant receives written notice from Landlord that, notwithstanding the foregoing, Tenant may commence the Facility Termination, on which earliest date, Tenant shall vacate the Leased Property in question and surrender possession thereof to Landlord in accordance with all of the applicable requirements of this Lease.  In the event Landlord sends Tenant a Transition Notice with respect to a Leased Property as to which this Lease has terminated as of the Expiration Date applicable to such Leased Property (e.g., not in the case of an Early Termination Event or early dispossession of Tenant), and, as a result thereof, Tenant operates a Facility(ies) beyond the aforesaid Expiration Date applicable to such Leased Property, then, from and after the expiration of this Lease as to such Leased Property and until the earliest to occur of the dates described in clauses (i), (ii) and (iii) above relative to such Leased Property (the “Reimbursement Period”), (x) Landlord shall provide Tenant with an operating budget, (y) Landlord shall include in the aforesaid operating budget, and Tenant shall continue to pay during the Reimbursement Period, all Rent that would have been owing under this Lease as to such Leased Property if this Lease had not expired as to such Leased Property, and (z) Landlord shall reimburse Tenant for any operating deficits with respect to such Leased Property that Tenant may be required to fund out-of-pocket on account of operating losses and expenses of such Leased Property incurred by Tenant by reason of, or arising out of compliance with, such budget with respect to the Reimbursement Period applicable to such Leased Property.  Any such reimbursement shall be due from Landlord to Tenant within thirty (30) days after written request by Tenant, provided that Tenant shall furnish such documentation of any operating deficits, losses and expenses as Landlord may reasonably request.  The terms of this Section 37 shall survive the expiration or sooner termination of this Lease.

37.4 Use of Tenant’s Names.  Without limitation of the other provisions of this Section 37 and notwithstanding anything to the contrary contained in this Lease, Tenant agrees to allow Landlord or any Successor Operator, at its option and at no cost to Landlord or any such Successor Operator, to continue to use, in its signage, marketing and advertising materials, operations and otherwise, any or all name(s) (including, without limitation, tradenames) associated with the operation of a particular Leased Property and related Facility(ies) as a going concern (e.g. Summerville at South Windsor) for up to one hundred twenty (120) days following (i) the expiration or termination of this Lease as it applies to such Leased Property and Facility(ies) and (ii) the vacation from, and surrender of, such Leased Property and Facility(ies) by Tenant in accordance with this Section 37 and the other requirements of this Lease.  At the end of such one hundred twenty day (120) period, or upon sooner written notice from Landlord to Tenant, Tenant shall, promptly and at its expense, remove its aforesaid name(s) from all signs and other Leased Improvements at such Leased Property and Facility(ies) and repair any damage to such signs or other Leased Improvements caused by such removal.  Landlord acknowledges and agrees that Tenant, not Landlord, owns the aforesaid names and that neither Landlord nor any Successor Operator may use the same except as described in this Section 37.4 or as otherwise agreed in writing by Tenant.

38. Non-Recourse.  Each Tenant specifically agrees to look solely to each Landlord’s and any successor owner’s interest in the applicable Leased Property owned by such Landlord and leased to such Tenant, as set forth in Schedule 1, for recovery of any judgment from Landlord, it being specifically agreed that neither Landlord, any such successor owner, nor any officer, director, employee, lender, agent or Affiliate of Landlord or any such successor owner shall ever be personally liable for any such judgment or for the payment of any monetary obligation to Tenant.  Tenant shall have no recourse against any other property or assets of Landlord or any successor owner, or against any property or assets of any officer, director, employee, lender, agent or Affiliate of Landlord or any successor owner.  Furthermore, in no event shall Landlord (original or successor) ever be liable to Tenant for any special, indirect or consequential damages suffered by Tenant from whatever cause.  Notwithstanding anything to the contrary herein, nothing in this Section 38 shall limit any Guarantor’s obligations under its Lease Guaranty.

39. Combination of Leases. If Landlord is the landlord under both this Lease and any Other Lease, Landlord shall have the right, at any time during the Term, by written notice to Tenant, to require that this Lease and such Other Lease (the “Combination Lease”) be combined into a single lease and to require Tenant to execute an amendment to this Lease whereby (i) if this Lease is the Section 39 Lease, the Leased Properties covered by the Combination Lease (“Additional Properties”) are added as Leased Properties under this Lease and otherwise merged into this Lease or (ii) if the Combination Lease is the Section 39 Lease, the Leased Properties covered by this Lease are added as Leased Properties under the Combination Lease and otherwise merged into the Combination Lease, in each case subject to the following terms and conditions:

39.1 Section 39 Lease.  References in this Lease to the “Section 39 Lease” shall mean and refer to whichever of this Lease or the Combination Lease is chosen by Landlord to be the Section 39 Lease.

39.2 Additional Properties.  If this Lease is the Section 39 Lease, effective as of the date specified in Section 39.4 below (the “Section 39 Date”), this Lease shall be deemed to be amended as follows:

39.2.1 The Additional Properties shall be included as Leased Properties under this Lease and the appropriate schedules and exhibits to this Lease shall be amended to add the addresses and legal descriptions of such Additional Properties and such other pertinent information with respect to such Additional Properties (e.g. the respective amounts of Fixed Rent that are allocable, and the respective Commencement Dates, Expiration Dates, Rent Escalation Dates and Minimum Rent Escalation Amounts that are applicable, to such Additional Properties) as is provided therein.

39.2.2 Fixed Rent under this Lease shall be the combination of the respective amounts of the Fixed Rent under this Lease and the Combination Lease.

39.2.3 Any rental escalations that are to be made with respect to the Leased Properties under this Lease shall also be made with respect to the Additional Properties as if such Additional Properties had been Leased Properties under this Lease since the beginning of the Term.

39.2.4 The Security Deposit under this Lease shall increase to equal the required amount as determined pursuant to the terms of this Lease, following such combination and the addition of the Additional Properties and the Fixed Rent relating thereto, and shall thereafter be adjusted pursuant to the terms hereof.

39.2.5 Tenant under this Lease shall be responsible for the payment, performance and satisfaction of all duties, obligations and liabilities arising under the Combination Lease, insofar as they relate to the Additional Properties, that were not paid, performed and satisfied in full prior to the Section 39 Date, and, without limitation of the foregoing, (i) any Event of Default that had occurred, arisen or accrued under the Combination Lease prior to the Section 39 Date shall be, and shall be deemed to be, an Event of Default under this Lease, as to which the rights and remedies and other provisions of this Lease shall be applicable, (ii) any breach or default that had occurred, arisen or accrued under the Combination Lease prior to the Section 39 Date but had not yet become an Event of Default under the Combination Lease as of the Section 39 Date shall be, and be deemed to be, a breach or default under this Lease, as to which the cure periods, rights and remedies and other provisions of this Lease shall be applicable, and (iii) with respect to any breach or default described in subsection (ii) above, although the cure periods, rights and remedies and other provisions of this Lease shall be applicable, the portion of any cure period under the Combination Lease that had elapsed as of the Section 39 Date shall be counted in determining whether and when the applicable cure period under this Lease has expired.

39.2.6 The Additional Properties shall otherwise be incorporated into this Lease as Leased Properties included under this Lease the same as if this Lease, from the inception of the Lease, had included such Leased Properties as Leased Properties hereunder on the rent, lease terms and other economic terms described in the Combination Lease (and, in such regard, any provisions of the Combination Lease that apply particularly, or in a particular manner, to any or all of the Additional Properties shall continue to apply thereto under this Lease (e.g. if an Additional Property is located in a particular jurisdiction and, under Section 48 of the Combination Lease, particular provisions apply thereto on account thereof, such provisions shall continue to apply to such Additional Property under this Lease, as the Section 39 Lease)).

39.2.7 Exhibit C attached hereto and the Base Year Patient Revenues shall thereafter be amended and increased, respectively, to include the Additional Properties and increase the Base Year Patient Revenues by the amount of the Allocated Base Year Patient Revenues applicable to the Additional Properties.

39.2.8 In the case of the Brighton Lease and the Whitehall Lease, if either or both of such leases is combined with this Lease and this Lease is the Section 39 Lease, the Leased Property under the Brighton Lease and/or the Whitehall Lease shall, if it is so combined with this Lease, be considered a “Farm Pond Property” for all purposes hereunder, including, without limitation, the applicability of Section 44.3 hereunder.  In the case of the Fairwood Lease, if any such lease is combined with this Lease and this Lease is the Section 39 Lease, the Leased Property under the Fairwood Lease shall, if it is so combined with this Lease, be considered a “Mentor Property” for all purposes hereunder, including, without limitation, the applicability of Section 44.1 hereunder.  In addition, notwithstanding anything to the contrary contained in Section 39.2.6 or Section 39.3 hereof, if the Brighton Lease, the Whitehall Lease and/or the Fairwood Lease is combined with this Lease and this Lease is the Section 39 Lease, (i) the portfolio coverage ratio and security deposit provisions of this Lease, rather than the coverage ratio, portfolio coverage ratio and security deposit provisions of the Brighton Lease, the Whitehall Lease and/or the Fairwood Lease (as applicable), shall apply (e.g. if the Fairwood Lease is combined with this Lease and this Lease is the Section 39 Lease, (a) the definition of “Portfolio Coverage Ratio” in Exhibit B hereof shall be revised in connection with such combination so that the reference to the Facility under the Fairwood Lease is removed from each of the parenthetical clauses of such definition that currently reference the Fairwood Lease (i.e. after such combination, each such parenthetical clause would read “(other than the Facilities under the Brighton Lease and the Whitehall Lease)”), (b) the definitions of Coverage Ratio and Portfolio Coverage Ratio in Exhibit B to the Fairwood Lease shall be inapplicable, (c) the provisions of Sections 8.2.5.1 and 8.2.5.2 of this Lease relative, in general terms, to maintenance of certain portfolio coverage ratios, and relative to “Test Periods” and “Coverage Based Security Deposits”, shall apply, and (d) the provisions of Section 3.4.3 hereof relative, in general terms and without limitation of Section 3.4.4 hereof or the provisions of this Lease relative to Coverage Based Security Deposits, to maintenance of a Security Deposit equal to a Required Number of Months of annual Fixed Rent (i.e. four (4) months per Exhibit B hereof), and adjustment of the Security Deposit whenever Fixed Rent changes, shall apply, in lieu of the provisions of Section 3.4.3 of the Fairwood Lease requiring, in general terms, maintenance of a Security Deposit equal to two (2) months’ annual Fixed Rent and adjustment of the Security Deposit every five (5) Lease Years), and (ii) without limitation of subsection (i) above, in the event of material or non-material differences between the form of the Brighton Lease, the Whitehall Lease and/or the Fairwood Lease (as applicable) and the form of this Lease, as the Section 39 Lease, the form of this Lease shall govern (for example, (a) in Section 1.3 of the Fairwood Lease, no reference is made to the joint and several liability of Landlord and, in Section 1.3 of this Lease, provisions regarding the joint and several liability of Landlord are included, (b) in Section 8.1.11.5 of the Fairwood Lease, no reference is made to not jeopardizing any resident’s or patient’s entitlement to certain reimbursements from Medicaid and, in Section 8.1.11.5 of this Lease, provisions regarding such topic are included, and (c) in Section 44.1 and Exhibit H of the Fairwood Lease, reference is made to an Option during Lease Years 7 through 12 and an Option Exercise Notice no earlier than six (6) months prior to the commencement of Lease Year 7 and not later than six (6) months prior the expiration of Lease Year 12 and an Option Closing date that is the later of the first (1st) day of Lease Year 7 or six (6) months after Option exercise, and, in Section 44.1 and Exhibit H of this Lease, actual dates are substituted for the aforesaid provisions based upon Lease Years; in such examples above, following the combination of the Fairwood Lease into this Lease, Section 1.3 of this Lease would continue to include the aforesaid joint and several liability provisions, Section 8.1.11.5 of this Lease would continue to include the aforesaid provisions regarding Medicaid reimbursements and the actual dates set forth in Section 44.1 and Exhibit H of this Lease would continue to be the applicable dates).

39.3 Combination Lease.  If this Lease is not the Section 39 Lease, effective as of the Section 39 Date, this Lease shall be amended as necessary (i) to incorporate into the Combination Lease as Leased Properties thereunder the Leased Properties covered by this Lease the same as if the Leased Properties covered by this Lease had, from the inception of this Lease, been included in the Combination Lease as Leased Properties thereunder on the rent, lease terms and other economic terms described in this Lease and (ii) otherwise to comply with the requirements of Section 39 of the Combination Lease, as the Section 39 Lease thereunder.  Tenant acknowledges and agrees that, without limitation of Section 39.2.5 above, the amendment referenced in this Section 39.3 shall not result in Tenant being released from any duties, liabilities or obligations that had accrued under this Lease through the Section 39 Date.

39.4 Section 39 Date.  In the case of any combination of leases pursuant to this Section 39, such combination shall be effective on the date that is the earlier of (i) the date the required amendments to the Lease and the Combination Lease are fully executed and delivered by the parties thereto and (ii) the date specified in the written notice from Landlord to Tenant requiring a combination of this Lease and the Combination Lease as described above, which date shall be no sooner than ten (10) days, nor later than sixty (60) days, after the date such notice is issued.

39.5 Additional Actions.  Landlord and each Tenant shall take such actions and execute and deliver such documents, including, without limitation, required amendments to this Lease and the Combination Lease, as are reasonably necessary and appropriate to effectuate fully the provisions and intent of this Section 39 and, in the event any ambiguity, or actual or apparent conflict in the terms or provisions of this Lease and the Combination Lease, arises on account of any combination of leases pursuant to this Section 39, such ambiguity or conflict shall be resolved by Landlord, in its reasonable discretion.

40. New Lease.  Landlord shall have the right, at any time and from time to time during the Term, by written notice to Tenant, to require Tenant to execute an amendment to this Lease whereby one or more Leased Properties (individually, a “Transferred Premises” or collectively, “Transferred Premises”) are separated and removed from this Lease, and simultaneously to execute a substitute lease with respect to such Transferred Premises, in which case:

40.1 New Lease Terms.  Landlord and Tenant shall execute a new lease (the “New Lease”) for such Transferred Premises, effective as of the date specified in Section 40.3 below (the “Property Transfer Date”), in the same form and substance as this Lease, but with the following changes thereto:

40.1.1 Fixed Rent.  The initial Fixed Rent for such Transferred Premises shall be an amount equal to the Fixed Rent applicable to the Transferred Premises.  Any rental escalations required under this Lease shall be made under the New Lease on the same date and in the same manner as is required under this Lease, in the full amount required as if such Transferred Premises had been under the New Lease for a full year, notwithstanding that the period from the Property Transfer Date to the rent escalation date may be less than one full year.  The Base Year Patient Revenues applicable to the Transferred Premises for purposes of determining whether the Rent Escalation Condition under such New Lease has been satisfied shall be equal to the aggregate of the Allocated Base Year Patient Revenues for all of the Transferred Premises.

40.1.2 Intentionally Omitted.

40.1.3 Liabilities and Obligations.  The New Lease shall provide that each Tenant thereunder shall be responsible for the payment, performance and satisfaction of all duties, obligations and liabilities arising under this Lease, insofar as they relate to the Transferred Premises subject to the New Lease, that were not paid, performed and satisfied in full prior to the commencement date of the New Lease (and Tenant under this Lease shall also be responsible for the payment, performance and satisfaction of the aforesaid duties, obligations and liabilities not paid, performed and satisfied in full prior to the commencement date of such New Lease), and shall further provide that the Tenant thereunder shall not be responsible for the payment, performance or satisfaction of any duties, obligations and liabilities of Tenant under this Lease arising after the Property Transfer Date.

40.1.4 Single Leased Property.  If the New Lease relates to a single Leased Property, the New Lease shall provide that (i) because, for example, such New Lease may thereafter be amended by agreement of Landlord and Tenant to include one or more other leased properties or such New Lease may thereafter be combined with a Combination Lease pursuant to Section 39 of such New Lease, with such New Lease as the Section 39 Lease, Landlord and Tenant under such New Lease have, in creating such New Lease, nevertheless retained in such New Lease references to multiple Leased Properties and provisions and terms that apply to multiple Leased Properties and (ii) without limitation of and subject to Section 39 of such New Lease, for so long as such New Lease relates to a single Leased Property, the aforesaid references to multiple Leased Properties, and the aforesaid provisions and terms applicable to multiple Leased Properties, shall, if the context so requires in light of such New Lease relating to only a single Leased Property, be treated as references to a single Leased Property or as provisions and terms applicable to a single Leased Property.

40.1.5 Deletion of Provisions.  At the election of Landlord, any one or more of the provisions of the New Lease pertaining to the REIT status of Ventas, Inc. shall be deleted.  In addition, Landlord may delete and eliminate from such New Lease such provisions herein as it elects, provided such deletion and elimination do not materially and adversely affect the Tenant under such New Lease.

40.1.6 Security Deposit; Escrow Deposits; Capital Expenditures Deposits.  Such New Lease shall contemplate both a security deposit and escrow and capital expenditures deposits in the same manner or fashion as contemplated by this Lease.  Such amounts under the New Lease shall initially be funded by Landlord from the Security Deposit held by Landlord and the escrow and capital expenditures deposits held in the Escrow Account and Capital Expenditures Account, with the Security Deposit under the New Lease to include (i) such portion, if any, of any Coverage Based Security Deposit that is held by Landlord under this Lease immediately prior to the Property Transfer Date as Landlord, at its election and in its discretion, deems appropriate, and (ii) an amount equal to the product of (x) a fraction, the numerator of which is the Fixed Rent applicable to the Transferred Premises, and the denominator of which is the Fixed Rent for the Premises immediately prior to the Property Transfer Date, and (y) the aggregate Security Deposit (exclusive of any portion thereof constituting a Coverage Based Security Deposit) held by Landlord under this Lease immediately prior to the Property Transfer Date and with the initial amounts to be held in the escrow and capital expenditures accounts under the New Lease to be determined as provided in Section 11.3.4 hereof.

40.2 Amendments to this Lease.  Upon execution of such New Lease, and effective as of the Property Transfer Date, this Lease shall be deemed to be amended as follows:  (i) the Transferred Premises shall be excluded from the Premises hereunder; (ii) Fixed Rent hereunder shall be reduced by the amount of the Fixed Rent applicable to the Transferred Premises; and (iii) Exhibit C attached hereto and the Base Year Patient Revenues shall be amended and reduced, respectively, to delete and eliminate the Transferred Premises therefrom and reduce the Base Year Patient Revenues by the amount of the Allocated Base Year Patient Revenues applicable to the Transferred Premises for purposes of determining whether the Rent Escalation Condition has been satisfied or otherwise under this Lease.  Such amendments shall occur automatically and without the necessity of any further action by Landlord or Tenant, but, at Landlord’s election, the same shall be reflected in a formal amendment to this Lease, which amendment shall be promptly executed by Tenant.

40.3 Effective Date.  Any New Lease shall be effective on the date which is the earlier of: (i) the date the New Lease is fully executed and delivered by the parties thereto and (ii) the date specified in the written notice from Landlord to Tenant requiring a New Lease as described above, which date shall be no sooner than ten (10) days, nor later than sixty (60) days, after the date such notice is issued.

40.4 Other Undertakings.  Tenant shall take such actions and execute and deliver such documents, including without limitation the New Lease and new or amended Memorandum(s) of Lease and, if requested by Landlord, an amendment to this Lease, as are reasonably necessary and appropriate to effectuate fully the provisions and intent of this Section 40, and Landlord shall execute and deliver such new or amended Memorandum(s) of Lease as are reasonably necessary and appropriate to effectuate fully the provisions and intent of this Section 40 and an amendment of this Lease in accordance with Section 40.2 above, as applicable.

41. Intentionally Omitted.

42. Miscellaneous.

42.1 Survival.  Anything contained in this Lease to the contrary notwithstanding, all claims against, and liabilities of, Tenant or Landlord arising prior to any date of expiration or termination of this Lease shall survive such expiration or termination, and, without limitation of the foregoing, Tenant’s obligation to pay any Rent owing hereunder with respect to any period on or prior to the expiration or termination of this Lease, as this Lease applies to any or all of the Premises, shall survive any such expiration or termination.

42.2 Non-Business Day Payments.  Notwithstanding anything herein to the contrary, if any payment required to be made hereunder falls on a date that is not a Business Day, then such required payment shall be made on the Business Day immediately preceding the date on which such payment would otherwise be due.

42.3 Brokers.  Tenant warrants that, except for Apollo Real Estate Investment Fund III, L.P. (“Apollo”), it has not had any contact or dealings with any Person that would give rise to the payment of any fee or brokerage commission in connection with this Lease, and Tenant shall indemnify, protect, hold harmless and defend Landlord from and against any liability with respect to any fee or brokerage commission arising out of any act or omission of Tenant (but, except as provided in the hereinafter described Indemnity Agreement, not including any liability for any amounts, if any, that become due from Landlord to Apollo under the Agreement for Finder’s Fee referenced below).  Landlord warrants that, except for Apollo, it has not had any contact or dealings with any Person that would give rise to the payment of any fee or brokerage commission in connection with this Lease, and Landlord shall indemnify, protect, hold harmless and defend Tenant from and against any liability with respect to any fee or brokerage commission arising out of any act or omission of Landlord.  Subject to the hereinafter described Indemnity Agreement, all amounts, if any, that become due from Landlord to Apollo under the terms of that certain Agreement for Finder’s Fee dated July 29, 2004 between Landlord and Apollo shall be paid by Landlord to Apollo.  Notwithstanding the foregoing or anything to the contrary contained in this Lease, nothing in this Section 42.3 shall affect or impair the obligations of the “Indemnitor” as defined in and under that certain Indemnity Agreement dated as of the Effective Date by and among Tenant, Emeritus and Landlord, and, in the event of any conflict between the terms of this Lease and the terms of such Indemnity Agreement, the terms of such Indemnity Agreement shall govern and control.

42.4 Headings.  The headings in this Lease are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

42.5 Counterparts.  This Lease may be executed in any number of counterparts, each of which shall be a valid and binding original, but all of which together shall constitute one and the same instrument.

42.6 Integration; Modification; Interpretation.  This Lease (including, without limitation, the preamble, recitals, schedules and exhibits hereto, each of which is fully incorporated into and made a part of this Lease) contains the entire agreement between Landlord and Tenant with respect to the subject matter hereof.  Landlord and Tenant hereby agree that all prior or contemporaneous oral understandings, agreements or negotiations relative to the leasing of the Premises are merged into and revoked by this Lease.  No representations, warranties or agreements have been made by Landlord except as set forth in this Lease.  This Lease may be only be modified by a writing signed by both Landlord and Tenant.  Both Landlord and Tenant have been represented by counsel, and this Lease and every provision hereof has been freely and fairly negotiated.  Consequently, all provisions of this Lease shall be interpreted according to their fair meaning and shall not be strictly construed against any party.  Landlord and Tenant agree that nothing contained in any previous purchase and sale agreement between Landlord and Tenant, or their respective Affiliates, or in the Purchase Agreements, shall abrogate or impair any of the rights, duties and obligations of Landlord and Tenant under this Lease and that, in the event of any conflict between the terms and provisions of this Lease and the terms and provisions of any such purchase and sale agreement or Purchase Agreements, the terms and provisions of this Lease shall govern.

42.7 Time of Essence.  Time is of the essence of this Lease and each provision hereof in which time of performance is established.

42.8 Force Majeure.  In the event that either Landlord or Tenant is delayed in performing its respective obligations pursuant to this Lease by any cause beyond the reasonable control of the party required to perform such obligation, the time period for performing such obligation shall be extended by a period of time equal to the period of the delay.  For purposes of this Lease: (i) a cause shall be beyond the reasonable control of a party to this Lease when such cause would affect any Person similarly situated (such as a power outage, labor strike, Act of God or trucker’s strike) but shall not be beyond the reasonable control of such party when peculiar to such party (such as financial inability or failure to order long lead time material sufficiently in advance); (ii) this Section shall not apply to any obligation to pay money or otherwise perform any financial obligation hereunder; and (iii) in the event of any occurrence that a party believes constitutes a cause beyond the reasonable control of such party and that will delay any performance by such party, such party shall promptly in writing notify the other party of the occurrence and nature of such cause, the anticipated period of delay and the steps being taken by such party to mitigate the effects of such delay.

42.9 Severability; Maximum Rate.  If any term or provision of this Lease is held or deemed to be invalid or unenforceable, such term or provision shall be modified as slightly as possible so as to render it valid and enforceable; if such term or provision, as modified, shall be held or deemed invalid or unenforceable, such holding shall not affect the remainder of this Lease and same shall remain in full force and effect.  If any late charges or interest computations provided for in any provision of this Lease are based upon a rate in excess of the maximum rate permitted by applicable law, the parties agree that such charges or interest computations shall be fixed at the maximum permissible rate.

42.10 Governing Law; Venue.  This Lease was negotiated in the State of Illinois, which State the parties agree has a substantial relationship to the parties and to the underlying transaction embodied hereby.  In all respects, the internal laws of the State of Illinois (without regard to principles of conflicts of laws) and any applicable laws of the United States of America shall govern the validity, enforceability and construction of the obligations of the parties set forth herein, but all provisions hereof relating to the creation of the leasehold estate and remedies set forth in Section 17 shall be governed by the laws of the State in which each applicable Leased Property that is the subject of dispute is located.  The parties hereto will submit to jurisdiction and the laying of venue for any suit on this Lease in the Commonwealth of Kentucky.

42.11 Waiver of Trial by Jury.  EACH OF LANDLORD AND TENANT ACKNOWLEDGES THAT IT HAS HAD THE ADVICE OF COUNSEL OF ITS CHOICE WITH RESPECT TO ITS RIGHTS TO TRIAL BY JURY.  EACH OF LANDLORD AND TENANT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS LEASE OR (ii) IN ANY MANNER CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF LANDLORD AND TENANT WITH RESPECT TO THIS LEASE OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREINAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE.  EACH OF LANDLORD AND TENANT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY, AND THAT EITHER PARTY MAY FILE A COPY OF THIS SECTION WITH ANY COURT AS CONCLUSIVE EVIDENCE OF THE CONSENT OF SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

42.12 Waivers; Forbearance.  All waivers, consents and releases provided for in this Lease are effective only to the extent permitted by applicable law.  No waiver of any condition or covenant herein contained, or of any breach of any such condition or covenant, shall be held or taken to be a waiver of any subsequent breach of such covenant or condition, or to permit or excuse its continuance or any future breach thereof, or of Landlord’s right to terminate this Lease or exercise any other remedy granted herein on account of such existing breach.  No delay or omission by either party hereto to exercise any right or power accruing upon any noncompliance or breach by the other party with respect to any of the terms hereof shall impair any such right or power or be construed to be a waiver thereof.

42.13 Binding Character.  This Lease shall be binding upon and shall inure to the benefit of the heirs, successors, personal representatives, and permitted assigns of Landlord and Tenant.

43. Renewal Options.

43.1 Exercise of Renewal Options.  Tenant is hereby granted the right to renew this Lease, with respect to all, but not less than all, of the Mentor Properties under this Lease and/or with respect to all, but not less than all, of the Farm Pond Properties under this Lease, for two (2), 5-year option renewal terms (collectively, the “Extended Terms” and each an “Extended Term”) upon giving written notice (a “Renewal Notice”) to Landlord of each such renewal, and of Tenant’s election to renew all such Mentor Properties or Farm Pond Properties, as applicable, at least nine (9) months but not more than eighteen (18) months prior to the expiration of the then current Term applicable to all such Mentor Properties or Farm Pond Properties, as applicable, provided and on the conditions that, at the time Tenant gives a Renewal Notice as set forth above and at the time of the commencement of the applicable Extended Term, an Event of Default shall not have occurred and be continuing under this Lease.  Tenant may not exercise its option for more than one Extended Term at a time.

43.2 Renewal Terms.  During each Extended Term, all of the terms and conditions of this Lease shall continue in full force and effect, subject, however, to the following provisions.  If the Fixed Rent applicable to any Leased Property(ies) for the first Lease Year of any Extended Term is based upon Fair Market Rental as determined pursuant to this Section 43.2 and Section 43.3 hereof, the Fixed Rent applicable to such Leased Property(ies) in the remaining Lease Years of such Extended Term shall be escalated in accordance with the escalation provisions set forth in Section 3.1.2 of this Lease.

43.3 Fair Market Rental Determination.  At any time within thirty (30) days after receipt from Tenant of a Renewal Notice under Section 43.1 hereof relating to either the first or second Extended Term of this Lease as it applies to any Mentor Property or relating to the second Extended Term of this Lease as it applies to any Farm Pond Property, Landlord may, by written notice to Tenant, request that the Fair Market Rental of the Mentor Properties or Farm Pond Properties, as applicable, to which such Renewal Notice relates, and the Fair Market Rental of each such Leased Property, be determined by appraisal under the procedures of Exhibit G attached hereto and in such event such Fair Market Rentals shall be so determined in accordance with the procedures of such Exhibit G.  Landlord’s failure to deliver such notice to Tenant within thirty (30) days after receiving Tenant’s Renewal Notice shall preclude Landlord from any claim that the Fixed Rent applicable to the aforesaid Leased Properties for the first Lease Year of the Extended Term to which such Renewal Notice relates should be based upon the Fair Market Rental of such Leased Properties, and the Fixed Rent applicable to the aforesaid Leased Properties for such Extended Term (but only for that particular Extended Term) shall be determined as set forth in Section 3.1.2 of this Lease, without any application of the Fair Market Rental provisions of Section 43.2.

43.4 Intentionally Omitted.

43.5 Other Leases.  Notwithstanding anything to the contrary contained in this Section 43 or elsewhere in this Lease, Tenant acknowledges and agrees that (i) any purported Renewal Notice sent by it under this Lease shall be void and of no force or effect unless, simultaneously with the issuance of any such Renewal Notice, the tenant under each of the Other Leases that remains in effect also issues a Renewal Notice with respect to all, but not less than all, of the Mentor Properties (if the Renewal Notice under this Lease relates to Mentor Properties) or Farm Pond Properties (if the Renewal Notice under this Lease relates to Farm Pond Properties) to which each such Other Lease applies and (ii) an Event of Default by any such other tenant of its obligations under its Other Lease shall constitute an immediate Event of Default hereunder and preclude Tenant’s exercise of renewal rights hereunder.

44. Option to Purchase and Right of First Offer.

44.1 Option Terms.  Provided no Event of Default exists and is continuing hereunder at the time Tenant exercises the Option (as hereinafter defined) or at the closing of the sale of the Subject Mentor Properties to Tenant, Tenant shall have the option (the “Option”) to purchase all (but not less than all) of the Subject Mentor Properties during the period beginning on October 1, 2011 and ending on September 30, 2016, at the greater of (i) the Minimum Option Purchase Price or (ii) the Fair Market Value of the Subject Mentor Properties (the “Option Purchase Price”).  Tenant may exercise such Option by giving written notice to Landlord of its exercise of the Option (an “Option Exercise Notice”) no earlier than April 1, 2011 and not later than March 30, 2016 and depositing with Landlord one and one half percent (1.5%) of the Minimum Option Purchase Price (the “Purchase Option Earnest Money”) simultaneously with the delivery of the Option Exercise Notice.  Any exercise by Tenant of the Option shall void any right of Tenant to extend the Term as to the Subject Mentor Properties for any Extended Term.  Landlord and Tenant shall proceed to the closing (the “Option Closing”) on the date that is the later of October 1, 2011 or six (6) months after the exercise of the Option (or on the next Business Day thereafter, if the aforesaid later date is not a Business Day).  If Tenant fails to proceed to the Option Closing for any reason other than a default by Landlord with respect to its obligations pursuant to the terms of Exhibit H attached hereto relative to the Option and the Option Closing, Landlord shall have the unconditional right to:  (x) retain the Purchase Option Earnest Money, as fixed and liquidated damages (and not as a penalty); and (y) declare an immediate Event of Default hereunder.  The Option shall be exercised subject to, and in accordance with, the terms and conditions applicable to the exercise of the Option set forth in Exhibit H attached hereto.  Upon the consummation of the Option Closing, the Subject Mentor Properties shall be deleted from this Lease pursuant to Section 17.9.

44.2 Other Leases with Option Provision.  Notwithstanding anything to the contrary contained in this Section 44 or elsewhere in this Lease, Tenant acknowledges and agrees that (a) any purported Option Exercise Notice sent by it under this Lease shall be void and of no force or effect unless, simultaneously with the issuance of any such Option Exercise Notice, the tenant under each of the Other Leases that remains in effect (and which provides for an Option (e.g. neither the Brighton Lease nor the Whitehall Lease includes any Option in favor of Tenant)) also issues an Option Exercise Notice with respect to all, but not less than all, of the Mentor Properties to which each such Other Lease applies and makes the corresponding required earnest money deposit, (b) an Event of Default by any such other tenant of its obligations under its Other Lease shall constitute an immediate Event of Default hereunder and preclude Tenant’s exercise of its Option hereunder, and (c) Landlord shall not be obligated to proceed to the Option Closing unless, simultaneously therewith, the option closings occur under the aforesaid Other Leases.

44.3 Right of First Offer.  If Landlord elects to sell any one or more entire Subject Farm Pond Property(ies) during the Term, then, provided no Event of Default exists, Landlord shall give Tenant an opportunity to purchase such Subject Farm Pond Property(ies) (the “Right of First Offer”) by giving Tenant notice of its intent to sell (the “Right of First Offer Notice”), which Right of First Offer Notice shall include the sale price (the “Offer Price”) and terms Landlord is willing to offer to third parties for such Subject Farm Pond Property(ies) (“Offer”).  Tenant will then have two (2) Business Days either to accept or reject such Offer.  Should Tenant fail to accept such Offer on the terms and conditions set forth therein in writing within two (2) Business Days after receipt of such Right of First Offer Notice from Landlord, Landlord may sell or otherwise transfer such Subject Farm Pond Property(ies) to any other party at any time on terms and conditions acceptable to Landlord provided the purchase price paid by such other party is at least 85% of the Offer Price and the closing of such sale or transfer occurs no later than the date two years after the date Landlord delivers the Right of First Offer Notice.  Prior to (x) selling such Subject Farm Pond Property(ies) during such two-year period for a purchase price of less than 85% of the Offer Price, or (y) selling such Subject Farm Pond Property(ies) after the end of such two-year period, Landlord must reoffer such Subject Farm Pond Property(ies) to Tenant pursuant to this Section 44.3.  At the end of the Term of this Lease as it applies to each Subject Farm Pond Property, Tenant’s rights under this Section 44.3 with respect to such Subject Farm Pond Property shall be deemed forever extinguished.  Should Tenant elect to accept such Offer on the terms and conditions set forth therein, promptly but in any event no more than five (5) Business Days after Tenant’s acceptance, Tenant must deposit with Landlord in cash a nonrefundable (except upon Landlord’s material default of any obligation it may have under the terms of the accepted Offer or as otherwise provided in this Section 44.3) earnest money deposit equal to five percent (5%) of the purchase price stated in the accepted Offer, and within five (5) Business Days of Tenant’s acceptance of such Offer, Landlord and Tenant must enter into a binding agreement (the “Offer Purchase Agreement”) to purchase such Subject Farm Pond Property(ies), which Offer Purchase Agreement (i) must  be on the terms and conditions of the accepted Offer, (ii) must provide that the purchase price will be paid in cash at closing, (iii) must provide that the closing of Tenant’s purchase of such Subject Farm Pond Property(ies) must take place no later than thirty (30) days from the date Tenant accepts Landlord’s Offer, (iv) will not provide Tenant with any right or entitlement to any due diligence or investigation period of or about such Subject Farm Pond Property(ies) pursuant to which Tenant would have any unilateral right not to proceed to closing and (v) must otherwise be reasonably acceptable to Landlord.  If Tenant fails to enter into the Offer Purchase Agreement Tenant shall not be in default under the Lease, but rather Tenant shall be deemed to have rejected the Offer. Without limitation of the foregoing, Tenant’s obligation to close shall be absolute and there shall be no conditions precedent or contingencies to Tenant’s obligation to consummate its acquisition of any Subject Farm Pond Property(ies) (e.g. financing contingency) pursuant to the Right of First Offer.  The sale of any Subject Farm Pond Property(ies) pursuant to the Right of First Offer and the Offer Purchase Agreement shall (A) include a quitclaim bill of sale with respect to any personal property that both (1) is leased to Tenant pursuant to the Lease and (2) relates exclusively to the Subject Farm Pond Property(ies) to which the Right of First Offer and Offer Purchase Agreement relates, (B) include a special warranty deed(s) from Landlord with respect to such Subject Farm Pond Property(ies), subject only to (1) Impositions not yet due and payable; (2) those matters and exceptions shown in Landlord’s existing owner’s policy of title insurance obtained in connection with Landlord’s purchase of the Subject Farm Pond Property(ies) and (3) any Permitted Encumbrances; provided, however, that Landlord shall be obligated to remove any third party monetary liens affecting the Subject Farm Pond Property(ies)

that arose, or were assumed in writing by Landlord, after Landlord’s acquisition of the Subject Farm Pond Property(ies), are due solely to Landlord’s actions and for the payment of which Tenant is not responsible by the terms of this Lease (e.g. if, after the aforesaid acquisition, Landlord employs a contractor to perform work at the Subject Farm Pond Property(ies), which work results in a mechanic’s lien upon the Subject Farm Pond Property(ies), Landlord shall be obligated to remove the same, unless, by the terms of this Lease, Tenant is obligated to reimburse Landlord, or otherwise pay, for the aforesaid work), and (C) be made on a strictly “AS IS,” “WHERE-IS” basis as of the date of sale, without any representations, warranties or covenants, of any nature whatsoever (other than the warranties contained in the special warranty deed(s) conveying same), from Landlord, except that (a) if Landlord would covenant to a third party purchaser to have removed or bonded over any third party monetary liens of the nature described above and that are of a definite and ascertainable amount prior to the closing, then the Offer Purchase Agreement shall contain a similar covenant, provided that Tenant’s sole remedy for Landlord’s breach of such covenant shall be to terminate the Offer Purchase Agreement and receive a refund of its earnest money deposit, and (b) Landlord shall covenant not to intentionally place any material encumbrances on such Subject Farm Pond Property(ies) between the time of the Offer and the closing under the Offer Purchase Agreement.  Within thirty (30) days after Tenant’s acceptance of Landlord’s Offer, Tenant must purchase the Subject Farm Pond Property(ies) that were the subject of the accepted Offer for cash at the agreed upon purchase price (minus the earnest money down payment previously paid to Landlord).  Should (I) Landlord sell any Subject Farm Pond Property(ies) to a third party after complying with its obligations under this Section 44.3, (II) Tenant fail to make the nonrefundable earnest money deposit within the five (5) Business Days period described above, (III) Landlord and Tenant fail to enter into a binding agreement to purchase the Subject Farm Pond Property(ies) to which Tenant’s accepted Offer relates within the five (5) Business Days period described above, or (IV) Tenant fail to purchase said Subject Farm Pond Property(ies) after entering into such binding agreement for any reason (other than a material default of Landlord) within the thirty (30) day period described above, then Tenant’s rights under this Section  44.3 with respect to such Subject Farm Pond Property(ies) shall be deemed forever extinguished, Tenant shall have no further rights under this Section 44.3 with respect to such Subject Farm Pond Property(ies) and Landlord may sell or otherwise transfer such Subject Farm Pond Property(ies) to any other party at any time on terms and conditions acceptable to Landlord; provided however, with respect to clause (III), Landlord shall return the earnest money deposit to Tenant and with respect to clause (IV), Tenant shall forfeit and Landlord shall be entitled to keep the nonrefundable earnest money deposit.  The Right of First Offer shall be personal to Tenant and may only be exercised by Tenant, Emeritus or any Affiliate of Emeritus, as a permitted assignee of the Tenant’s interest in this Lease, or any other permitted assignee of such interest pursuant to a transaction on account of which a fee and reimbursements as referenced in Section 24.1.2.1 hereof are paid to Landlord, and not any other assignee, or other transferee, of the Tenant’s interest in this Lease, and, further, notwithstanding the foregoing, shall in all events terminate and be of no further force or effect in the event, and from and after the date of, any assignment or other transfer of the Tenant’s interest in this Lease to a Person other than (X) Emeritus or any Affiliate of Emeritus or (Y) any other permitted assignee of such interest pursuant to a transaction on account of which the aforesaid fee and reimbursements are paid to Landlord. Upon the consummation of the sale of any Subject Farm Pond Property(ies) to Tenant as provided in this Section 44.3, such Subject Farm Pond Property(ies) shall be deleted from this Lease pursuant to Section 17.9.

45. Special Purpose Entity Obligations.  Tenant agrees to comply with the representations, warranties and covenants set forth in Exhibit I attached hereto.

46. Memorandums of Lease.  Landlord and Tenant shall, promptly upon the request of either, enter into short form memorandums of this Lease, in form suitable for recording under the laws of the State in which each Leased Property is located, in which reference to this Lease, and all renewal options and options to purchase contained herein, shall be made.  Tenant shall pay all costs and expenses of recording any such Memorandums of Lease or amendments thereto and for releasing any such Memorandums of Lease that relate to a particular Leased Property(ies) upon any expiration or termination of this Lease as it relates to any such Leased Property(ies).

47. Confidentiality.

47.1 Confidentiality.  Each of Landlord and Tenant agrees that, except as otherwise provided in this Section 47, all Information (as defined below) provided by Landlord to Tenant or by Tenant to Landlord (the party providing Information being referred to as “Disclosing Party” and the party receiving Information being referred to as “Recipient”) will be kept confidential and will not, without Disclosing Party’s prior written consent, be disclosed by Recipient, in whole or in part, to any Person.

47.2 Permitted Disclosures.  Recipient may disclose Information:

(i) to those of Recipient’s officers, directors and employees who are informed by Recipient of the confidential nature of the Information and who agree, for Disclosing Party’s benefit, to act in accordance with the terms and conditions of this Section 47; Recipient will be responsible for any breach of this Section 47 by such persons; or

(ii) in the case where Landlord is the Recipient:

(a)           to the extent the Information is both (x) of a financial, operating, regulatory, business or similar nature, and (y) has been aggregated to relate to this Lease, a jurisdiction or jurisdictions (such as a state or region) or any other category; or

(b)           to the extent the Information either:

(w)           is provided to Facility Mortgagees, prospective Facility Mortgagees, purchasers, prospective purchasers, tenants or prospective tenants of a Leased Property(ies); provided that any such party listed in this clause (w) who receives such Information is informed by Landlord of the confidential nature of the Information and agrees with Landlord to keep such Information confidential pursuant to a standard confidentiality agreement; and provided further that such Information may be disclosed to tenants or prospective tenants only if either (i) Tenant has not, at least nine (9) months prior to the expiration of the then current Term, given to Landlord written notice of Tenant’s intention to renew this Lease, or (ii) an Event of Default has occurred; or

(x)           is disclosed in connection with or following a sale, closure, material casualty, default or prospective default with respect to a Leased Property(ies); or

(y)           relates to the location or size of, or the number of licensed beds or units at, a Leased Property(ies); or

(z)           is of the type customarily disclosed by a public healthcare real estate investment trust; or

(iii) to the extent Recipient reasonably determines that disclosure of the Information is required by any Legal Requirement applicable to Recipient or any applicable rule, regulation, or requirement of any securities exchange on which the Recipient’s securities are listed or admitted for trading (a “Disclosure Law”) pursuant to the procedures set forth in Section 47.7 below; or

(iv) in connection with any proceeding in which Recipient is attempting to protect or enforce any rights and/or remedies in connection with this Lease or any of the Other Leases, but only to the extent necessary to protect or enforce such rights and/or remedies; or

(v) to any person in a confidential relationship with Recipient, including Recipient’s auditors, advisors, consultants, lawyers, and others who agree with Recipient to be bound by a standard confidentiality agreement, such as lenders, prospective lenders, purchasers, potential purchasers, tenants and prospective tenants; provided, however, that Recipient shall not be liable to Disclosing Party for any breach by such persons of such confidential relationship or confidentiality arrangements; provided further, however, that Recipient shall assign to Disclosing Party the Recipient’s rights under such confidentiality agreement or obligations; or

(vi) to the extent legally compelled to disclose any of the Information pursuant to a subpoena or other legal process having the force of law.  Recipient will provide Disclosing Party with prompt notice so that Disclosing Party or any of its representatives may seek a protective order or other appropriate remedy.  In the event that such protective order or other remedy is not obtained, Recipient will furnish only that portion of the Information which Recipient has been advised is legally required and Recipient will exercise its reasonable efforts to attempt to obtain reliable assurance that confidential treatment will be accorded the Information so to be furnished.  In any event, Recipient will cooperate with (and not oppose) any reasonable action by Disclosing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such Information.

47.3 Information.  Information means (i) all and any data, reports, forecasts, records, agreements and other information furnished after the Effective Date by Disclosing Party or by any of its representatives or advisors to Recipient that is both (x) material and proprietary, and (y) in the case where Tenant is the Disclosing Party, that is required to be furnished pursuant to Section 11.4 or Section 25.5 of this Lease and (ii) the economic terms and provisions of this Lease.

47.4 Excluded Information.  The obligations under Section 47.1 will not apply to any Information that (i) was known to Recipient prior to Disclosing Party’s disclosure of such Information to Recipient (unless Recipient’s knowledge was obtained confidentially or from a source that to Recipient’s knowledge was not permitted to disclose such Information to Recipient) or (ii) becomes available to Recipient on a nonconfidential basis from a source (other than Disclosing Party or any of its employees, agents, representatives or advisors) who to the knowledge of Recipient is not prohibited from disclosing such Information to Recipient by any legal, contractual or fiduciary obligation.

47.5 Injunctive Relief.  Recipient acknowledges that remedies at law may be inadequate to protect against breach of the provisions of this Section 47, and Recipient hereby in advance agrees that Disclosing Party shall not be obligated to establish actual damages or the inadequacy of monetary damages in seeking an injunction.  Such injunctive relief will not be deemed to be the exclusive remedy for a breach by Recipient of the provisions of this Section, but will be in addition to all other remedies available at law or equity to Disclosing Party.

47.6 Suspension Period.  Landlord shall have the right to temporarily suspend Tenant’s obligation to provide it with Information pursuant to the terms of this Lease or otherwise for a specified period of time or for a period of time terminating upon the occurrence of a specified event, including notice from Landlord (the “Suspension Period”).  During the Suspension Period, Tenant shall, if requested by Landlord, deliver such Information to a third party in a confidential relationship with Landlord.  Upon expiration or termination of the Suspension Period, Tenant will deliver to Landlord within three (3) Business Days all Information that Tenant otherwise would have been required to deliver during the Suspension Period and shall immediately, once again, be subject to all of the information delivery requirements set forth in this Lease.

47.7 Disclosure Notice.  In connection with any proposed disclosure pursuant to Section 47.2(iii), Recipient shall provide Disclosing Party with advance written notice of the proposed disclosure and shall set forth the Information to be disclosed, the proposed date of disclosure (the “Disclosure Date”), the basis for such disclosure as well as the manner of such disclosure (the “Disclosure Notice”).  The Disclosure Notice shall be delivered to Disclosing Party no later than the Disclosure Notification Date (as defined below).  Recipient and Disclosing Party shall cooperate with one another and negotiate in good faith to seek a mutually satisfactory resolution with respect to such proposed disclosure.  In the event Disclosing Party has not, prior to the Disclosure Date, either (i) consented to the proposed disclosure (or such modified disclosure as Recipient and Disclosing Party may mutually agree) or (ii) itself made disclosure of the Information contained in such Disclosure Notice (or such modified disclosure as Recipient and Disclosing Party may mutually agree), Recipient may disclose such Information to the extent and in the manner set forth in such Disclosure Notice.  “Disclosure Notification Date” shall mean the latest of the following dates:  (a) five (5) Business Days prior to the Disclosure Date; and (b) in the case of Section 47.2(iii), such shorter period of time prior to the Disclosure Date which is reasonable (in light of the nature of the Information to be disclosed and the Disclosure Law applicable thereto).

48. State Specific Provisions.  The following provisions shall apply to those Leased Properties that are located within the following states:

48.1 Connecticut.

48.1.1 Waiver of Notice to Quit.  Tenant hereby waives the right to a formal demand to leave any Leased Property located in Connecticut upon expiration of this Lease, as it applies to any such Leased Property,  by lapse of time, known as a “Notice to Quit” under §47a-25 of the Connecticut General Statutes, should Landlord use summary process to evict Tenant or regain possession of any such Leased Property.

48.1.2 Prejudgment Remedy Waiver.  TENANT HEREBY REPRESENTS, COVENANTS AND AGREES THAT THE TRANSACTION OF WHICH THIS LEASE IS A PART IS A “COMMERCIAL TRANSACTION” AS DEFINED BY THE STATUTES OF THE STATE OF CONNECTICUT.  TENANT HEREBY WAIVES ALL RIGHTS TO NOTICE AND PRIOR COURT HEARING OR COURT ORDER UNDER CONNECTICUT GENERAL STATUTES, SECTIONS 52-278a et seq., AS AMENDED, OR UNDER ANY OTHER STATE OR FEDERAL LAW WITH RESPECT TO ANY AND ALL PREJUDGMENT REMEDIES LANDLORD MAY EMPLOY TO ENFORCE ITS RIGHTS AND REMEDIES HEREUNDER.  MORE SPECIFICALLY, TENANT ACKNOWLEDGES THAT LANDLORD’S ATTORNEY MAY, PURSUANT TO CONNECTICUT GENERAL STATUTES SECTION 52-278f, ISSUE A WRIT FOR A PREJUDGMENT REMEDY WITHOUT SECURING A COURT ORDER.  TENANT ACKNOWLEDGES AND RESERVES ITS RIGHT TO NOTICE AND A HEARING SUBSEQUENT TO THE ISSUANCE OF A WRIT FOR PREJUDGMENT REMEDY BY LANDLORD’S ATTORNEY, AND LANDLORD ACKNOWLEDGES TENANT’S RIGHT TO SAID HEARING SUBSEQUENT TO THE ISSUANCE OF SAID WRIT.  TENANT FURTHER HEREBY WAIVES ANY REQUIREMENT OR OBLIGATION OF LANDLORD TO POST A BOND OR OTHER SECURITY IN CONNECTION WITH ANY PREJUDGMENT REMEDY OBTAINED BY LANDLORD AND WAIVES ANY OBJECTIONS TO ANY PREJUDGMENT REMEDY OBTAINED BY LANDLORD BASED ON ANY OFFSETS, CLAIMS, DEFENSES OR COUNTERCLAIMS OF TENANT OR ANY OTHER PARTY PRIMARILY OR SECONDARILY LIABLE UNDER THE LEASE TO ANY ACTION BROUGHT BY LANDLORD.  TENANT ACKNOWLEDGES AND AGREES THAT ALL OF THE WAIVERS CONTAINED IN THIS SECTION HAVE BEEN MADE KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND INTELLIGENTLY, AND WITH THE ADVISE OF ITS COUNSEL.

48.2 California.

48.2.1 Relative to Sections 3.4.1 and 8.2.5 of this Lease and any other provisions of this Lease relating to the Security Deposit, Tenant waives the provisions of any applicable law or statute affording tenants rights with respect to security deposits (including, without limitation, Section 1950.7 of the California Civil Code) and agrees that the provisions of Sections 3.4.1 and 8.2.5 of this Lease and any other provisions of this Lease relating to the Security Deposit shall govern the treatment of the Security Deposit in all respects.

48.2.2 Relative to Section 9.1.1 of this Lease, Tenant agrees that the waiver contained in the last sentence thereof shall include, without limitation, to the extent permitted by law, a waiver of any rights Tenant may have under the provisions of California Civil Code Sections 1941 and 1942 and any successor statutes or laws of a similar nature.

48.2.3 Relative to Section 15.10 of this Lease, Tenant waives any statutory rights of termination that may arise by reason of any Casualty (including, without limitation, the provisions of California Civil Code Section 1932, Subsection 2, and Section 1933, Subsection 4 and any successor statutes or laws of a similar nature) or Condemnation (including, without limitation, the provisions of California Code of Civil Procedure Sections 1265.110 through 1265.160 and any successor statutes or laws of a similar nature).

48.2.4 Relative to Section 17.1.1 of this Lease and the other subsections of Section 17.1, Tenant agrees that the provision of any notice of default as set forth in such subsections shall be in lieu of, and not in addition to, any notice required under applicable law (including, without limitation, California Code of Civil Procedure Section 1161 regarding unlawful detainer actions and any successor statute or similar law).

48.2.5 Relative to Sections 17.3 and 17.4 of this Lease, Landlord and Tenant agree that, if an Event of Default occurs and, on account thereof, this Lease is terminated as to all of the Leased Properties or Landlord makes a Limited Termination Election (other than a Limited Termination Election involving only a Leased Property(ies) located outside of California), the provisions of Section 17.3 and 17.4 of this Lease shall be revised in their entirety to apply to any such complete termination or Limited Termination Election, as applicable, as follows:

“17.3                      Certain Remedies.  If an Event of Default giving rise to termination under Section 17.2 shall have occurred, Tenant shall, if and to the extent required by Landlord so to do, immediately surrender to Landlord the Leased Property(ies) specified by Landlord and as to which the Lease has been or may be terminated pursuant to Section 17.2 or otherwise, and Landlord may enter upon and repossess such Leased Property(ies) by summary proceedings, ejectment or otherwise, and may remove Tenant and all other Persons and all personal property from such Leased Property(ies) subject to the rights of any occupants or patients and to any requirement of law.  Landlord also has the remedy described in California Civil Code Section 1951.4, providing that Landlord may continue this Lease in effect after Tenant's breach and abandonment and recover Rent as to the Leased Properties (or as to the Terminated Lease Properties, in the event of a Limited Termination Election) as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations (and, in such regard, Tenant agrees that the limitations on subletting and assignment that are set forth in Section 24 hereof are reasonable).

17.4.                      Damages.  To the extent permitted by law, neither (i) the termination of this Lease pursuant to Section 17.2, (ii) the repossession of any or all of the Leased Properties or any portion thereof, (iii) the failure of Landlord to relet any or all of the Leased Properties or any portion thereof, (iv) the reletting of any or all of the Leased Properties or any portion thereof, (v) the failure of Landlord to collect or receive any rentals due upon any such reletting, nor (vi) the election by Landlord not to terminate the Lease but rather to seek all damages provided at law or in equity, shall relieve Tenant of any of its liabilities or obligations hereunder, all of which shall survive any such termination, repossession or reletting.  In the event of any such termination of this Lease (or any termination of this Lease as to less than all of the Leased Properties in the event of a Limited Termination Election or the election by Landlord not to terminate this Lease as to such Leased Properties, but rather to pursue its damages at law or in equity), without limitation of Section 17.5 and Section 19 below, Landlord shall be entitled to collect from Tenant:

(a)           The worth at the time of award of any unpaid Rent (or any unpaid Rent as to the Terminated Lease Properties, in the event of a Limited Termination Election) which had been earned at the time of such termination; plus

(b)           The worth at the time of award of the amount by which the unpaid Rent for the Leased Properties (or for the Terminated Lease Properties, in the event of a Limited Termination Election) which would have been earned after termination until the time of award exceeds the amount of such Rent loss relative to the Leased Properties (or relative to the Terminated Lease Properties, in the event of a Limited Termination Election) that Tenant proves could have been reasonably avoided; plus

(c)           The worth at the time of award of the amount by which the unpaid Rent for the Leased Properties (or for the Terminated Lease Properties, in the event of a Limited Termination Election) for the balance of the Term after the time of award exceeds the amount of such Rent loss relative to the Leased Properties (or relative to the Terminated Lease Properties, in the event of a Limited Termination Election) that Tenant proves could be reasonably avoided; plus

(d)           Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which, in the ordinary course of things, results therefrom.

As used in Sections 17.4(a) and (b) above, the “worth at the time of award” is computed by allowing interest at the Overdue Rate.  As used in Section 17.4(c) above, the “worth at the time of award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%) per annum.

In case of any Event of Default, Landlord may, with or without terminating this Lease (but subject, in the case of any Leased Property(ies) located in California, to any provisions of California law providing that this Lease will be deemed terminated as to any Leased Property(ies) as to which Tenant’s right to possession is terminated by Landlord due to an Event of Default), (x) relet any or all of the Premises or any part or parts thereof, for a term or terms that may, at Landlord’s option, be equal to, less than or exceed the period that would otherwise have constituted the balance of the Term and may grant concessions or free rent to the extent that Landlord considers advisable or necessary to relet the same, and (y) make such reasonable alterations, repairs and decorations in the applicable Leased Property(ies) or any portion thereof as Landlord, in its sole judgment, considers advisable or necessary for the purpose of reletting the applicable Leased Property(ies); and such reletting and the making of such alterations, repairs and decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid.  Landlord shall in no event be liable in any way whatsoever for failure to relet any Leased Property, or, in the event that any Leased Property is relet, for failure to collect the rent under such reletting.  To the fullest extent permitted by law, Tenant hereby expressly waives the service of any notice of intention to re-enter provided for in any statute, and also waives any and all rights of redemption or re-entry or re-possession in case Tenant shall be dispossessed by a judgment or by warrant of any court or judge or in case of re-entry or re-possession by Landlord or in case of any expiration or termination of this Lease.  The terms “enter”, “re-enter”, “entry”, or “re-entry” as used in this Lease are not restricted to their technical legal meanings.”

48.2.6 Relative to Section 17.5 of this Lease, Tenant agrees that, in addition to the waivers referenced therein, Tenant waives, to the maximum extent permitted by applicable law, any right it may have under California Code of Civil Procedure Section 1179 to apply to a court to relieve Tenant from forfeiture of this Lease following a judgment for possession of the applicable Leased Property(ies).”

49. Intentionally Omitted.

50. Restrictive Covenants.  Tenant, each Guarantor and their respective Affiliates shall be subject to the restrictive covenants and conditions governing the ownership, leasing, management or operation of additional healthcare facilities contained in Exhibit J attached hereto.

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IN WITNESS WHEREOF, the parties have caused this Lease to be executed and their respective corporate seals to be hereunto affixed and attested by their respective officers hereunto duly authorized.

Witness: /s/ Trish Kelley Name: Trish Kelley /s/ Nicole Tudela Name: Nicole Tudela
LANDLORD:
VENTAS REALTY, LIMITED PARTNERSHIP, a Delaware limited partnership
By:Ventas, Inc., a Delaware corporation, as its general partner

By: /s/ T. Richard Riney
Name:                      T. Richard Riney
Title:             Executive Vice President

Witness: /s/ Trish Kelley Name: Trish Kelley s/ Nicole Tudela Name: Nicole Tudela	VENTAS FRAMINGHAM, LLC, a Delaware limited liability company By: /s/ T. Richard Riney Name: T. Richard Riney Title: Executive Vice President
Witness: /s/ Marrji Padden Name: Marrji Padden /s/ Melanie Pennington Name: Melanie Pennington

TENANT:

SW ASSISTED LIVING, LLC
SUMMERVILLE AT MENTOR, LLC
SUMMERVILLE AT HERITAGE PLACE, LLC
SUMMERVILLE AT ATHERTON COURT LLC
SUMMERVILLE AT BARRINGTON COURT LLC
SUMMERVILLE AT ROSEVILLE GARDENS LLC
SUMMERVILLE AT GOLDEN POND LLC
SUMMERVILLE 3, LLC
SUMMERVILLE 5 LLC
SUMMERVILLE 14 LLC
SUMMERVILLE 15 LLC
SUMMERVILLE 16 LLC
SUMMERVILLE 17 LLC

Each of which entities is a Delaware limited liability company

By: /s/ Eric Mendelsohn
Name: Eric Mendelsohn
Title: SVP Corporate Development

State of  IL

County of  Cook

Before me a notary public in and for said county, personally appeared T. Richard Riney, known to me to be the person who, as Executive Vice President of Ventas Framingham, LLC, a Delaware limited liability company, executed the foregoing instrument, signed the same, and acknowledged to me that (s)he did so sign said instrument in the name and upon behalf of said company as such officer; that the same is his/her free act and deed as such officer, and the free act and deed of said company.

In testimony whereof, I have hereunto subscribed my name and affixed my official seal (if official has one) at Chicago, IL this 25th day of July, 2008.

(Seal)
/s/ Cielo Aquino-Remmington
(signature of person taking acknowledgment)
(Title or rank)Notary Public
(Serial number, if any)

State of  IL

County of  Cook

Before me a notary public in and for said county, personally appeared T. Richard Riney, known to me to be the person who, as Executive Vice President of Ventas, Inc., a Delaware corporation, in its capacity as the general partner of Ventas Realty, Limited Partnership, a Delaware limited partnership, executed the foregoing instrument, signed the same, and acknowledged to me that (s)he did so sign said instrument in the name and upon behalf of said corporation as such officer; that the same is his/her free act and deed as such officer, and the free and corporate act and deed of said corporation, in its capacity as the general partner, and on behalf, of such limited partnership.

In testimony whereof, I have hereunto subscribed my name and affixed my official seal (if official has one) at Chicago, IL  this 25thday of July, 2008.

(Seal)
/s/ Cielo Aquino-Remmington
(signature of person taking acknowledgment)
(Title or rank) Notary Public
(Serial number, if any)

State of Washington

County of King

Before me a notary public in and for said county, personally appeared Eric Mendelsohn, known to me to be the person who, as SVP Corporate Development of SW Assisted Living, LLC, Summerville at Mentor, LLC, Summerville at Heritage Place, LLC, Summerville at Atherton Court LLC, Summerville at Barrington Court LLC, Summerville at Roseville Gardens LLC, Summerville at Golden Pond LLC, Summerville 3, LLC, Summerville 5 LLC, Summerville 14 LLC, Summerville 15 LLC, Summerville 16 LLC and Summerville 17 LLC, each of which entities is a Delaware limited liability company, signed the foregoing instrument, and acknowledged to me that (s)he did so sign said instrument in the name and upon behalf of each of said companies as such SVP Corporate Development; that the same is his/her free act and deed as such SVP Corporate Development, and the free act and deed of each of said companies.

In testimony whereof, I have hereunto subscribed my name and affixed my official seal (if official has one) at Seattle, WA  this 25th day of July, 2008.

(Seal)

/s/ Marrji Padden
(signature of person taking acknowledgment)
(Title or rank)Notary Public
My Commission expires 12/19/08
(Serial number, if any)